UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

VERTRUE INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Vertrue Incorporated (the “Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
9,724,569 shares of the Common Stock; options to purchase 2,620,384 shares of the Common Stock; and restricted stock of 7,802 shares of the Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The transaction value was determined based upon the sum of (a) $48.50 per share of 9,724,569 shares of the Common Stock, (b) $48.50 minus the weighted average exercise price of $25.76 per share of outstanding options to purchase 2,620,384 shares of the Common Stock, and (c) $48.50 per share of restricted stock of 7,802 shares of the Common Stock.

(4)	Proposed maximum aggregate value of transaction: $531,607,525.66

(5)	Total fee paid: $16,320.60

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy. The information in this proxy statement is not complete and may be changed.
Subject to completion. Material dated May 30, 2007.

Vertrue Incorporated
20 Glover Avenue
Norwalk, Connecticut 06850

, 2007

Dear Fellow Stockholder:

On March 22, 2007, Vertrue Incorporated, a Delaware corporation (“Vertrue”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Velo Holdings Inc., a Delaware corporation (“Parent”), and Velo Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent is owned and/or backed by the equity commitment of an investor group consisting of One Equity Partners, Oak Investment Partners and Rho Ventures. Under the terms of the Merger Agreement, Merger Sub will be merged with and into Vertrue, with Vertrue continuing as the surviving corporation (the “Merger”). If the Merger is completed, you will be entitled to receive $48.50 in cash (less any applicable withholding taxes), without interest, for each share of Vertrue common stock, par value $0.01 per share, (the “Common Stock”) that you own (the “Merger Consideration”).

A special meeting of our stockholders (the “Special Meeting”) will be held on          , 2007, at          , local time, to vote on a proposal to adopt the Merger Agreement so that the Merger can occur. The Special Meeting will be held at          . Notice of the Special Meeting and the related proxy statement are enclosed.

The accompanying proxy statement gives you detailed information about the Special Meeting and the Merger and includes the Merger Agreement as Annex A. The receipt of cash in exchange for shares of the Common Stock in the Merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. We encourage you to read the entire proxy statement and the Merger Agreement carefully.

Our board of directors (the “Board of Directors”), after careful consideration and following receipt of the unanimous recommendation of the Special Committee of the Board of Directors (the “Special Committee”) consisting of five independent and disinterested directors, has unanimously determined that the Merger is advisable and that the terms of the Merger are fair to and in the best interests of Vertrue and its stockholders (other than the Chief Executive Officer of Vertrue, Gary A. Johnson and any other members of senior management of Vertrue who elect to invest in equity securities of Parent in connection with the Merger), and approved the Merger Agreement and the transactions contemplated thereby, including the Merger. FTN Midwest Securities Corp., financial advisor to the Special Committee, has delivered a fairness opinion to the effect that, as of March 21, 2007, and based upon and subject to the factors, qualifications, limitations and assumptions set forth therein, the Merger Consideration to be received by the holders of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Jefferies Broadview, a division of Jefferies & Company, Inc., financial advisor to Vertrue, has also delivered a fairness opinion to the effect that, as of March 20, 2007, and based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the Merger Consideration to be received by holders of shares of the Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

Your vote is very important. We cannot complete the Merger unless holders of a majority of all outstanding shares of the Common Stock entitled to vote on the matter vote to adopt the Merger Agreement. Our Board of

Directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.  The failure of any stockholder to vote on the proposal to adopt the Merger Agreement will have the same effect as a vote against the adoption of the Merger Agreement.

Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet as directed on the proxy card. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of Vertrue at 20 Glover Avenue, Norwalk, Connecticut 06850 or by voting in person at the Special Meeting.

Our Board of Directors and management appreciate your continuing support of Vertrue, and we urge you to support the Merger.

Sincerely,

Robert Kamerschen	Gary A. Johnson
Chairman of the Special Committee	President, Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement and the form of proxy are dated          , 2007, and are first being mailed to stockholders on or about          , 2007.

Vertrue Incorporated
20 Glover Avenue
Norwalk, Connecticut 06850

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2007

Dear Stockholder:

PLEASE TAKE NOTICE that a special meeting of stockholders (the “Special Meeting”) of Vertrue Incorporated, a Delaware corporation (“Vertrue”), will be held on          , 2007, at           local time, at          , for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 22, 2007 (the “Merger Agreement”), by and among Vertrue, Velo Holdings Inc., a Delaware corporation (“Parent”), and Velo Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), as the Merger Agreement may be amended from time to time. Under the terms of the Merger Agreement, Merger Sub will be merged with and into Vertrue, with Vertrue continuing as the surviving corporation (the “Merger”).

2. To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

3. To act upon other business as may properly come before the Special Meeting and any and all adjourned or postponed sessions thereof.

The record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting is          , 2007. Accordingly, only stockholders of record as of that date will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. A list of our stockholders will be available at our principal executive offices at 20 Glover Avenue, Norwalk, Connecticut 06850 during ordinary business hours for a period of at least ten business days prior to the Special Meeting. The list will also be available during the whole time of the Special Meeting, and may be inspected by any stockholder who is present.

We urge you to read the accompanying proxy statement entirely and carefully, as it sets forth details of the proposed Merger and other important information related to the Merger.

Your vote is important, regardless of the number of shares of Vertrue’s common stock (the “Common Stock”) you own. The adoption of the Merger Agreement requires the affirmative approval of the holders of a majority of the outstanding shares of the Common Stock entitled to vote thereon. Gary A. Johnson, Vertrue’s Chief Executive Officer, has agreed to vote “FOR” the adoption of the Merger Agreement. The adjournment proposal requires the affirmative vote of a majority of the shares of the Common Stock present at the Special Meeting and entitled to vote thereon. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or the Internet as directed on the proxy card prior to the Special Meeting and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet as directed on the proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the adoption of the Merger Agreement but will not affect the outcome of any vote regarding the adjournment proposal.

Please note that space limitations make it necessary to limit attendance at the Special Meeting to stockholders. Registration will begin at           local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

Stockholders of Vertrue who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of the Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES BY MARKING YOUR VOTE ON THE ENCLOSED PROXY CARD, SIGNING AND DATING IT, AND MAILING IT IN THE ENCLOSED ENVELOPE OR BY SUBMITTING YOUR PROXY BY TELEPHONE OR THE INTERNET AS DIRECTED ON THE PROXY CARD. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. ANY PROXY MAY BE REVOKED BY A STOCKHOLDER AT ANY TIME BEFORE ITS EXERCISE BY DELIVERY OF A WRITTEN REVOCATION OR A SUBSEQUENTLY DATED PROXY TO THE SECRETARY OF VERTRUE OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

By Order of the Board of Directors,

James B. Duffy
Secretary

Norwalk, Connecticut
          , 2007

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We are providing these proxy materials in connection with the solicitation of proxies by the board of directors of Vertrue Incorporated (“Board of Directors”) for use at a special meeting of our stockholders (the “Special Meeting”). Throughout this proxy statement, we refer to Vertrue Incorporated and its subsidiaries as “Vertrue,” the “Company,” “we,” “our” or “us,” unless otherwise indicated by context.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and the Merger,” summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the Special Meeting. In addition, this proxy statement incorporates by reference important business and financial information about Vertrue. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 89.

The Merger and the Merger Agreement

•	The Parties Involved in the Merger (see page 14).

•	Vertrue Incorporated, a Delaware corporation, is a premier Internet direct marketing services company and operates a diverse group of marketing businesses with a unified mission: to provide every consumer with access to savings and services that improve their daily lives.

•	Velo Holdings Inc., a Delaware corporation (“Parent”), was formed solely for the purpose of effecting the Merger (as defined below) and the transactions related to the Merger. Parent has not engaged in any business except in furtherance of this purpose. Parent is owned and/or backed by the equity commitments of an investor group consisting of One Equity Partners II, L.P. (“OEP”), Oak Investment Partners XII, L.P. (“Oak Investment Partners”), Rho Ventures V, L.P. (“Rho Ventures”), and Rho Ventures V, Affiliates, L.L.C. (“Rho Ventures V Affiliates”, and collectively with OEP, Oak Investment Partners and Rho Ventures are referred to in this proxy statement as the “Sponsors”). For more information on the Sponsors, see Annex E.

•	Velo Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), was formed solely for the purpose of effecting the Merger. Merger Sub has not engaged in any business except in furtherance of this purpose.

•	Rollover and Voting Agreement of Gary A. Johnson, Chief Executive Officer of Vertrue (see page 76). In connection with the Merger, Vertrue Chief Executive Officer (“CEO”), Gary A. Johnson, has entered into an agreement with Parent pursuant to which he agreed to:

•	contribute up to $20,000,000 of his shares of Vertrue’s common stock, par value $0.01 per share (the “Common Stock”) to Parent in connection with the Merger, valued at $48.50 per share, in exchange for equity interests in Parent; and

•	vote “FOR” the adoption of the Merger Agreement.

Gary A. Johnson, 52, a co-founder of Vertrue, has served as President, CEO and director of Vertrue since its inception in 1989. The business address for Gary A. Johnson is 20 Glover Avenue, Norwalk, Connecticut 06850, and his business telephone number is (203) 324-7635. Gary A. Johnson is a citizen of the United States.

•	Other Management Investors (see page 56). Prior to completion of the Merger, each other current member of our senior management is expected to be provided an opportunity to invest in Parent by contributing a portion of his or her shares of the Common Stock to Parent in exchange for equity of Parent or otherwise purchasing equity securities of Parent in connection with the consummation of the Merger. As of the date of this proxy statement, no decision has been made regarding which additional members of our senior management will become management investors. In addition, no member of senior management, other than Gary A. Johnson, engaged in any discussions with the Parent/Sponsors regarding the possibility of investing in the Parent prior to the signing of the Merger Agreement. Subsequent to the signing of the Merger Agreement, Gary A. Johnson has initiated preliminary discussions regarding the opportunity to invest in

Parent with two other members of senior management, Jay T. Sung and Gerald A. Powell, but the terms and conditions of any such investment have not yet been determined. Further, it is anticipated that prior to the consummation of the Merger, discussions will be held with all other members of senior management regarding the opportunity to invest in Parent. As of the date of this Proxy Statement, senior management of Vertrue (including Gary A. Johnson’s 11.1% interest) owns approximately 17.9% of the outstanding Common Stock. The equity investment by the management investors, excluding Gary A. Johnson, is currently expected to represent, in the aggregate, an immaterial amount of the voting stock of Parent, both in relation to the aggregate equity investment of, and voting control acquired by, the Sponsors; and the equity investment of Gary A. Johnson in Parent is expected to represent 10.3% of the outstanding voting stock of Parent as of the closing of the Merger.

•	The Merger. You are being asked to vote to adopt an Agreement and Plan of Merger (the “Merger Agreement”), providing for the acquisition of Vertrue by Parent. Pursuant to the Merger Agreement, Merger Sub will merge with and into Vertrue (the “Merger”). Vertrue will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue to do business as “Vertrue” following the Merger. As a result of the Merger, Vertrue will cease to be an independent, publicly traded company. See “The Merger Agreement” beginning on page 63.

•	Merger Consideration. If the Merger is completed, you will be entitled to receive $48.50 in cash, without interest, less any applicable withholding taxes, for each share of the Common Stock that you own (the “Merger Consideration”). See “The Merger Agreement — Merger Consideration and Effect of Merger” beginning on page 63.

•	Treatment of Outstanding Options and Restricted Stock. Upon consummation of the Merger, each outstanding option to purchase the Common Stock, vested or unvested, will be cancelled and will only entitle the holder of such option to receive a cash payment equal to the total number of shares of the Common Stock subject to such option multiplied by the amount (if any) by which $48.50 exceeds the option exercise price, without interest and less any applicable withholding taxes. Additionally, each outstanding share of restricted stock of Vertrue will be cancelled and will only entitle the holder of such restricted stock to receive a cash payment of $48.50, without interest and less any applicable withholding taxes. See “The Merger Agreement — Merger Consideration and Effect of Merger” beginning on page 63.

•	Conditions to the Merger (see page 71. The consummation of the Merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock;

•	no injunction, judgment, order or law which restrains, enjoins or otherwise prohibits the consummation of the Merger shall be in effect;

•	the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), must have expired or been terminated (we received a grant of early termination of the waiting period under the HSR Act, effective April 11, 2007); clearance under the Competition Act (Canada) has been granted (we received an advance ruling certificate on April 18, 2007, granting clearance); and approval of the Minister of Finance (Canada) to the extent required under the Bank Act of Canada;

•	Parent’s delivery to us of a solvency certificate substantially similar in form and substance to the solvency certificate that Parent delivers to the lenders as required by the debt financing commitment for the Merger or any agreement entered into in connection with the debt financing for the Merger;

•	Vertrue’s, Parent’s and Merger Sub’s respective representations and warranties in the Merger Agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 71; and

•	Vertrue, Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform under the Merger Agreement.

•	Restrictions on Solicitation of Other Offers.

•	The Merger Agreement provides that until 12:01 a.m., (EDT) on April 16, 2007 (the “go-shop period”), we were permitted to initiate, solicit and encourage competing acquisition proposals from potential “strategic” (as opposed to “financial”) buyers, enter into, continue or participate in any discussions or negotiations concerning acquisition proposals for Vertrue and otherwise cooperate with or assist in, or facilitate, any effort or attempt by strategic buyers to make any competing acquisition proposals. Prior to terminating the Merger Agreement or entering into an acquisition agreement with respect to any such proposal, we were required to comply with certain terms of the Merger Agreement described under “The Merger Agreement — Acquisition Proposals” beginning on page 68, including negotiating with Parent in good faith to make adjustments to the Merger Agreement and paying a termination fee. We did not receive any acquisition proposals during the go-shop period.

•	The Merger Agreement provides that, other than the permitted activities with respect to competing acquisition proposals during the “go-shop period” summarized above, we are generally not permitted to:

•	initiate, solicit or knowingly encourage any inquiries or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal for Vertrue (including by way of providing non-public information), engage or participate in any discussion or negotiations with respect thereto, or knowingly facilitate any effort or attempt to make any acquisition proposal for Vertrue, except in each case other than a strategic buyer who submitted a proposal prior to the expiration of the go-shop period under certain circumstances;

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, our Board of Directors’ recommendation in favor of the adoption of the Merger Agreement unless failure to do so would be inconsistent with the fiduciary duty of our Board of Directors; or

•	approve or recommend, or publicly propose to approve or recommend, an acquisition proposal or cause or permit us to enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an acquisition proposal or enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or resolve, propose or agree to do any of the foregoing.

Notwithstanding the above restrictions, under certain circumstances, our Board of Directors (acting through the Special Committee of our Board of Directors consisting of five independent and disinterested directors (the “Special Committee”) if such committee still exists) may respond to a bona fide unsolicited written proposal for an alternative acquisition or terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the Merger Agreement described under “The Merger Agreement — Acquisition Proposals” beginning on page 68.

•	Termination of the Merger Agreement (see page 72. The Merger Agreement may be terminated:

•	By mutual written consent of Vertrue and Parent by action of their respective boards of directors.

•	By either Vertrue or Parent, if:

•	there shall be any final and non-appealable law that permanently restrains, enjoins or prohibits consummation of the Merger;

•	the Merger is not completed on or before November 22, 2007, so long as the failure to complete the Merger by such date is not the result of, or caused by, the failure of the terminating party to fulfill its obligations under the Merger Agreement; or

•	our stockholders do not adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof.

Notwithstanding the above rights of either Vertrue or Parent to terminate the Merger Agreement, such termination rights will not be available to any party that has materially breached the Merger Agreement in any manner that proximately contributed to occurrence of the failure of a condition to the consummation of the Merger.

•	By Parent, if:

•	our Board of Directors: (i) withholds, withdraws, qualifies or modifies, or publicly proposes to withhold, withdraw, qualify or modify, in a manner adverse to Parent, its recommendation in favor of the adoption of the Merger Agreement, (ii) recommends to our stockholders an acquisition proposal other than the Merger, or (iii) fails to include its recommendation in favor of the adoption of the Merger Agreement in this proxy statement; or

•	we have materially breached or failed to perform any of our representations, warranties, covenants or agreements under the Merger Agreement, or any such representation and warranty has become untrue after the date of the Merger Agreement, which would give rise to the failure of certain conditions to closing to be satisfied and such breach or failure to be true is not curable or cured by certain dates.

•	By Vertrue, if:

•	at any time prior to obtaining the requisite stockholder approval at the Special Meeting, we receive a superior proposal and enter into a definitive agreement with respect to such superior proposal, provided that we have complied with our obligations under the Merger Agreement described under “The Merger Agreement — Acquisition Proposals” and “The Merger Agreement — Termination” beginning on pages 68 and 72, respectively, and provided that we have paid the termination fee owed to Parent as described under “The Merger Agreement — Termination Fees” beginning on page 73;

•	Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements under the Merger Agreement, or any such representation and warranty has become untrue after the date of the Merger Agreement, which would give rise to the failure of certain conditions to closing to be satisfied and such breach or failure to be true is not curable or cured by certain dates; or

•	Parent or Merger Sub fails to consummate the Merger on the second business day following the day on which the last of conditions to effect the Merger (other than those that, by their nature, are to be satisfied on the closing date) are satisfied or waived.

•	Termination Fees and Expenses (see pages 73 and 74).

•	We have agreed to pay Parent a termination fee under certain circumstances . If we are required under the Merger Agreement to pay Parent a termination fee, the amount of such fee would be $17.5 million during the “go-shop period” and $22.5 million in all other circumstances.

•	Parent has agreed to pay us a termination fee under certain circumstances. If Parent is required under the Merger Agreement to pay us a termination fee, the amount of such fee would be $17.5 million.

•	In addition, we have agreed to reimburse Parent for documented reasonable and actual out-of-pocket transaction expenses incurred by it, up to $4.0 million, if Parent or Vertrue terminates the Merger Agreement because we failed to obtain our stockholders’ adoption of the Merger Agreement. Any such amount paid would be deducted from any termination fee otherwise payable by us to Parent. See “The Merger Agreement — Expenses” beginning on page 74.

The Special Meeting

See “Questions and Answers About the Special Meeting and the Merger” beginning on page 9 and “The Special Meeting” beginning on page 15.

Other Important Considerations

•	The Special Committee and its Recommendation. The Special Committee is a committee of our Board of Directors that was formed on December 15, 2006 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of Vertrue. The Special Committee is comprised of five independent and disinterested directors. The members of the Special Committee are Messrs. Joseph E. Heid, Robert Kamerschen (Chairman), Michael T. McClorey, Edward M. Stern and Marc

S. Tesler. The Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of our stockholders (other than Parent, Merger Sub, their respective affiliates, our CEO Gary A. Johnson and any other members of our senior management who invest in Parent in connection with the Merger) (such stockholders being referred to in this proxy statement collectively as the “unaffiliated stockholders”) and recommended to our Board of Directors that the Merger Agreement and the transactions contemplated thereby, including the Merger, be approved and declared advisable by our Board of Directors, and that our Board of Directors recommend adoption by our stockholders of the Merger Agreement.

•	Our Board of Directors’ Recommendation. Our Board of Directors, following receipt of the unanimous recommendation of the Special Committee, unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement.

For a discussion of the material factors considered by our Board of Directors and the Special Committee in reaching their conclusions and the reasons why our Board of Directors and the Special Committee determined that the Merger is fair, see “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 24.

•	Share Ownership of Directors and Executive Officers. As of , 2007, the record date, our directors and executive officers (other than our CEO, Gary A. Johnson) held and are entitled to vote, in the aggregate, shares of the Common Stock representing approximately % of the outstanding shares of the Common Stock entitled to vote. Our directors and executive officers are expected to vote all of their shares of the Common Stock “FOR” the adoption of the Merger Agreement and “FOR” the adjournment proposal, if necessary. In addition, our CEO Gary A. Johnson, holding approximately % of the outstanding shares of the Common Stock, has entered into an agreement with Parent to vote his shares “FOR” the adoption of the Merger Agreement. See “The Special Meeting — Voting Rights; Quorum; Vote Required for Approval” beginning on page 15.

•	Interests of Our Directors and Executive Officers in the Merger (see page 55). Certain of Vertrue’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of Vertrue’s stockholders generally. These interests are summarized below:

•	Vertrue’s executive officers and directors will be entitled to receive the excess, if any, of $48.50 over the applicable per share exercise price for each stock option held by them, whether or not vested or exercisable, less any applicable withholding tax.

•	Vertrue’s executive officers and directors will be entitled to receive $48.50 per share in cash for each share of restricted stock held by them.

•	Each of Vertrue’s executive officers and directors who is a participant in Vertrue’s Management Incentive Plan and Long Term Incentive Plan will be entitled to receive a pro-rata incentive award.

•	Our CEO, Gary A. Johnson, has agreed to contribute up to $20 million of his shares of the Common Stock (valued at $48.50 per share) to Parent in exchange for equity securities of Parent.

•	Each other current member of Vertrue senior management is expected to be provided an opportunity to invest in Parent by contributing a portion of his or her shares of the Common Stock to Parent in exchange for equity of Parent or otherwise purchasing equity securities of Parent in connection with the consummation of the Merger.

•	It is anticipated that the current executive officers of Vertrue will hold substantially similar positions with the Surviving Corporation after completion of the Merger, and that after completion of the Merger, Gary A. Johnson will be appointed to the board of directors of Parent and the Surviving Corporation.

•	Gary A. Johnson will enter into a new employment agreement with the Surviving Corporation effective as of the consummation of the Merger, the principal terms of which have been agreed to and are described beginning on page 57.

•	It is anticipated that Parent will enter into employment agreements with two other individuals, Jay T. Sung and Gerald A. Powell, but the terms and conditions of those agreements have not yet been determined.

•	Following consummation of the Merger, Parent is expected to adopt a new equity incentive plan pursuant to which senior managers of Vertrue, including executive officers, will be given the opportunity to buy up to, in the aggregate, 15% of Parent’s junior common equity. It is expected that the substantial majority of that equity will be purchased at the closing of the Merger. It is currently anticipated that at least one-third of that pool will be allocated to Gary A. Johnson and all or substantially all of the remainder will be allocated to other employees of the Surviving Corporation, including the other executive officers, though neither the extent of those allocations, nor the individual allocations have been determined.

•	Members of the Special Committee received customary fees for their services that were not contingent on the Special Committee’s recommendation of a transaction or consummation of a transaction.

•	Vertrue’s executive officers and directors will be indemnified in respect of their past service, and Parent will maintain Vertrue’s current directors’ and officers’ liability insurance, subject to certain conditions.

•	Opinions of FTN Midwest Securities and Jefferies Broadview.

•	Opinion of FTN Midwest Securities (see page 29). FTN Midwest Securities Corp. (“FTN”), has delivered its opinion to the Special Committee that, as of March 21, 2007 and based upon and subject to the factors, qualifications, limitations and assumptions set forth therein, the Merger Consideration to be received by the holders of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of FTN, dated March 21, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with FTN’s opinion, is attached as Annex B and incorporated by reference into this proxy statement. FTN provided its opinion for the information and assistance of the Special Committee, in connection with its consideration of the Merger. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at the opinion. The opinion of FTN is not a recommendation as to how any holder of the Common Stock should vote or act with respect to the Merger. FTN received a fee for rendering the opinion.

•	Opinion of Jefferies Broadview (see page 39). Jefferies Broadview, a division of Jefferies & Company, Inc. (“Jefferies Broadview”), has delivered its opinion to the Special Committee that, as of March 20, 2007, based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the Merger Consideration to be received by the holders of shares of the Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates). The full text of the written opinion of Jefferies Broadview, dated March 20, 2007, is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at the opinion. The opinion of Jefferies Broadview is not a recommendation as to how any holder of shares of the Common Stock should vote or act with respect to the Merger. Jefferies Broadview received a fee for rendering the opinion.

•	Sources of Financing (see page 52). The Merger Agreement does not contain any condition relating to the receipt of financing by Parent or Merger Sub. Vertrue and Parent estimate that the total amount of funds required to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is approximately $830 million. This amount is expected to be funded through a combination of equity and debt financing.

•	Equity Financing. Parent has received equity commitments with respect to an aggregate of up to $175 million, consisting of up to $140 million from OEP, up to $25 million from Oak Investment Partners, up to approximately $9.2 million from Rho Ventures and up to approximately $0.8 million from Rho Ventures V Affiliates.

•	Debt Financing. Parent has received a debt commitment letter, dated as of March 22, 2007, from Lehman Brothers Commercial Bank or an affiliate thereof (“LBCB”), Lehman Commercial Paper Inc. (“LCPI”), Lehman Brothers Inc. (“LBI”), JPMorgan Chase Bank, N.A. and/or its affiliates (collectively, “JPMCB”) and J.P. Morgan Securities Inc. (“JPMSI,” and together with LBCB, LCPI, LBI and JPMCB, the “Debt Financing Sources”) to provide (i) $430.0 million of a senior secured first lien term loan facility, (ii) $200.0 million of a senior secured second lien term loan facility, and (iii) $30.0 million of a senior secured first lien revolving credit facility.

•	Regulatory Approvals (see page 51).

•	Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with FTC and the Antitrust Division of the Department of Justice (“DOJ”) by Vertrue and Parent, and the applicable waiting period has expired or been earlier terminated. Vertrue and Parent filed notification and report forms under the HSR Act with FTC and the Antitrust Division of DOJ on March 30, 2007. The waiting period under the HSR Act was terminated on April 11, 2007. Nevertheless, at any time before or after the completion of the Merger, FTC or the Antitrust Division of the DOJ or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, to rescind the Merger or to seek divestiture of particular assets. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

•	The transaction is subject to mandatory pre-merger notification under the Canadian Competition Act. A request for an Advance Ruling Certificate was filed with the Canadian Competition Authorities on April 5, 2007, and was granted on April 18, 2007. In addition, pursuant to the Investment Canada Act, Parent must also notify the Investment Review Division of Industry Canada of the proposed Merger at any time prior to but not later than 30 days following the consummation of the Merger. Also, under the Bank Act (Canada), Parent is required to obtain the approval of the Minister of Finance (Canada) in order for it to acquire indirect control of the Canadian affiliates of Vertrue. An application requesting such approval was filed on April 2, 2007 and was granted on May 18, 2007. See “Special Factors — Regulatory Approvals” beginning on page 51.

•	Applicability of Rules Related to “Going Private” Transactions; Position of Gary A. Johnson as to Fairness and His Purposes and Reasons for the Merger (see page 46). The requirements of Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), apply to the Merger because our CEO, Gary A. Johnson, could be deemed to be engaged in a “going private” transaction under the applicable rules. To comply with the requirements of Rule 13e-3, our Board of Directors and Gary A. Johnson make certain disclosure herein as to, among other matters, their purposes and reasons for the Merger and their belief as to the fairness of the Merger to our unaffiliated stockholders.

•	Position of Parent, Merger Sub, and the Sponsors as to Fairness and their Purposes and Reasons for the Merger (see pages 47 and 46). Under a possible interpretation of the SEC rules governing “Going Private” transactions, one or more of Parent, Merger Sub or the Sponsors may be deemed to be affiliates of Vertrue. Based on such interpretation, Parent, Merger Sub and the Sponsors make certain disclosure herein as to, among other matters, their purposes and reasons for the Merger and their belief as to the fairness of the Merger to our unaffiliated stockholders.

•	Special Committee and Board Recommendation (see pages 24 and 28). Each of the Special Committee and our Board of Directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of our unaffiliated stockholders. In evaluating the Merger, the Special Committee retained and consulted with its independent legal and financial advisors, reviewed a significant amount of information and considered a number of factors and procedural safeguards set forth below in “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 24. Based upon the foregoing, and consistent with its general recommendation to stockholders, the Special Committee and our Board of Directors believe that the Merger Agreement and the Merger are substantively and procedurally fair to our unaffiliated stockholders.

•	U.S. Federal Income Tax Consequences. If you are a U.S. holder, the Merger will be a taxable transaction for U.S. federal income tax purposes. Your receipt of cash in exchange for your shares of the Common Stock in the Merger generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of the Common Stock. If you are a non-U.S. holder, the Merger generally will not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. Under U.S. federal income tax law, all holders will be subject to information reporting on cash received in the Merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive in the Merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state and local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of the Common Stock and your shares of restricted stock, including the transactions described in this proxy statement relating to our other equity compensation and employee benefit plans. See “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 59.

•	Appraisal Rights. Under Delaware law, holders of shares of the Common Stock who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. Any holder of shares of the Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “The Special Meeting — Rights of Stockholders Who Seek Appraisal” and “Rights of Appraisal” beginning on pages 16 and 77, respectively, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

•	Market Price of the Common Stock (see page 82). The closing sale price of the Common Stock on the NASDAQ Global Market (the “NASDAQ”) on January 23, 2007, the last trading day prior to press reports of rumors regarding a potential acquisition of Vertrue, was $40.12 per share. The $48.50 per share to be paid for each share of the Common Stock in the Merger represents a premium of approximately 21% to the closing price on January 23, 2007.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers do not address all questions that may be important to you as our stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q.	When and where is the Special Meeting?

A.	The Special Meeting of our stockholders will be held on , 2007, at local time, at .

Q.	What matters will be considered and voted on at the Special Meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement;

•	to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement; and

•	to act upon other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Q.	How does Vertrue’s Board of Directors recommend that I vote on the proposals?

A.	Our Board of Directors unanimously recommends that you vote:

•	“FOR” the proposal to adopt the Merger Agreement; and

•	“FOR” the adjournment proposal.

Q.	Who is entitled to vote at the Special Meeting?

A.	Only record holders of shares of the Common Stock as of the close of business on , 2007, the record date for the Special Meeting, are entitled to vote at the Special Meeting. As of the record date, there were approximately shares of the Common Stock outstanding. Approximately holders of record held such shares. Every record holder of shares of the Common Stock is entitled to one vote for each such share such record holder held as of the record date.

Q.	How many shares must be present to hold the Special Meeting?

A:	The holders of shares of a majority of all outstanding shares of the Common Stock entitled to vote at the Special Meeting must be present, in person or represented by proxy, at the Special Meeting in order to hold the Special Meeting and conduct business. This is called a quorum. If you submit a properly executed proxy card, then your shares will be counted as part of the quorum. All shares of the Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.

Q.	What vote is required for Vertrue’s stockholders to adopt the Merger Agreement? How do Vertrue’s directors and officers intend to vote?

A.	An affirmative vote of the holders of a majority of all outstanding shares of the Common Stock entitled to vote on the matter is required to adopt the Merger Agreement. Our directors and executive officers are expected to vote all of their shares of the Common Stock for the adoption of the Merger Agreement. In addition, our CEO, Gary A. Johnson (holding approximately % of the shares of the Common Stock), has entered into an agreement with Parent pursuant to which he has agreed to vote his shares “FOR” the adoption of the Merger Agreement.

Q.	What vote is required for Vertrue’s stockholders to approve the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies?

A.	In the event a quorum is not present, the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of the Common Stock present or represented by proxy at the Special Meeting and entitled to vote on the matter.

In the event a quorum is present, the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of shares of the Common Stock representing a majority of the votes cast on the matter. Abstentions will have the same effect as a vote against the proposal to adjourn the Special Meeting in the event a quorum is present.

Q. Who is soliciting my vote?

A.	This proxy solicitation is being made and paid for by Vertrue. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $15,000 plus out-of-pocket expenses for its assistance. Our directors, officers and regular employees, without additional remuneration, may also solicit proxies by telephone, telegraph, personal interviews, mail, e-mail, facsimile or other means of communication. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q. What do I need to do now?

A.	Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please vote your shares by:

•	if you hold your shares in your own name as the stockholder of record: (1) completing, signing, dating and returning the enclosed proxy card; (2) using the telephone number printed on your proxy card; or (3) using the Internet voting instructions printed on your proxy card. You can also attend the Special Meeting and vote, in person; and

•	if you hold your shares in “street name” through a broker, bank or other nominee, following the voting instructions you received from your broker, bank or other nominee with this proxy statement.

DO NOT ENCLOSE OR RETURN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY.

Q:	How do I vote?

A.	You may vote as described above. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal.

Q: May I revoke my vote after I have mailed my signed proxy or otherwise submitted my vote?

A. Yes. You have the right to revoke your vote at any time before the vote is taken at the Special Meeting as follows:

•	if you hold your shares in your name as a stockholder of record;

•	by sending written notice to Loren Ambrose at 20 Glover Avenue, Norwalk, Connecticut 06850;

•	by attending the Special Meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the Special Meeting); or

•	by submitting a later-dated proxy card, proxy by telephone or proxy over the Internet; and

•	if your shares are held in “street name,” you must contact your broker, bank or other nominee and follow the instructions provided to you in order to revoke your vote.

Q:	Can I vote by telephone or electronically?

A.	If you hold your shares in your name as a holder of record, you may submit your proxy by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the Merger Agreement and will not have an effect on the proposal to adjourn the Special Meeting.

Q. What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name,” directly as a record holder or otherwise through Vertrue’s stock purchase plans, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q. How are votes counted?

A.	For the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the Merger Agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares on the proposal to adopt the Merger Agreement in the absence of specific instructions. These non-voted shares will not be counted for purposes of determining a quorum and will have the same effect as a vote against the adoption of the Merger Agreement.

For the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will count for the purpose of determining whether a quorum is present, but abstentions will not count as shares present and entitled to vote on the proposal to adjourn the Special Meeting. As a result, abstentions will have no effect on the vote to adjourn the Special Meeting, which requires the vote of the holders of a majority of the shares of the Common Stock present or represented by proxy at the Special Meeting and entitled to vote on the matter. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote on the proposal to adjourn the special meeting in the absence of specific instructions. These non-voted shares will not be counted for purposes of determining a quorum and will have no effect on the proposal to adjourn the meeting.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies, and in accordance with the recommendation of our Board of Directors on any other matters properly brought before the Special Meeting for a vote.

Q: Who will count the votes?

A.	A representative of Broadridge Financial Solutions, Inc. will count the votes and act as an inspector of election. Questions concerning stock certificate or other matters pertaining to your shares may be directed to American Stock Transfer & Trust Company, Shareholder Relations Group at (800) 937-5449.

Q. When is the Merger expected to be completed?

A.	The Merger will be completed after all of the conditions to completion of the Merger are satisfied or waived, including adoption of the Merger Agreement by our stockholders. See “The Merger Agreement — Conditions to the Merger” beginning on page 71. We are working toward completing the Merger as quickly as possible, and we currently anticipate that it will be completed in the third quarter of 2007, although we cannot assure completion by any particular date, if at all. We will issue a press release and send you a letter of transmittal for your stock certificates once the Merger has been completed.

Q. Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A.	Yes. As a holder of shares of the Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. See “Rights of Appraisal” beginning on page 77.

Q. Should I send in my stock certificates now?

A.	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your stock certificates for the Merger Consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares in exchange for the Merger Consideration. Please do not send your certificates in now.

Q. How can I obtain additional information about Vertrue?

A.	We will provide a copy of our Annual Report to Stockholders and/or our Annual Report on Form 10-K for our fiscal year ended June 30, 2006, excluding certain of its exhibits, and other filings, including our reports on Form 10-Q, with the Securities and Exchange Commission (“SEC”) without charge to any stockholder who makes a written or oral request to the IR Contact, Vertrue Incorporated, 20 Glover Avenue, Norwalk, Connecticut 06850; (203) 324-7635. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the world wide web at www.sec.gov or on the Investor Relations page of Vertrue’s website at www.vertrue.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information” beginning on page 89.

Q. Who can help answer my questions?

A.	If you have additional questions about the Merger after reading this proxy statement, please contact us by telephone at (203) 324-7635 or our proxy solicitor, Georgeson Inc., by telephone at (212) 440-9800 (for banks and brokers) and (866) 577-4994 (for all others).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Vertrue, the expected completion, timing and effects of the Merger and other information relating to the Merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Special Factors,” “Important Information About Vertrue” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “seeks” or other similar expressions. You should be aware that forward-looking statements are based on our current estimates and assumptions and involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Vertrue or on the Merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the payment of a termination fee by us;

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the Merger;

•	the inability to complete the Merger due to the failure to obtain stockholder or regulatory approval or the failure to satisfy other conditions to consummate the Merger;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received by Parent in connection with the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed Merger disrupts our current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the Merger;

•	the risk of unforeseen material adverse changes to our business or operations;

and other risks detailed in our filings with the SEC, including our most recent filings of Quarterly Report on Form 10-Q and Annual Report on Form 10-K. See “Where You Can Find More Information” beginning on page 89. Many of the factors that will determine our future results or whether or when the Merger will be consummated are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect our management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

The safe harbor from liability for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, do not apply to forward-looking statements made in connection with a going private transaction, including statements made in a proxy statement or documents incorporated by reference therein.

THE PARTIES INVOLVED IN THE MERGER

Vertrue

Vertrue is a premier Internet direct marketing services company. Vertrue operates a diverse group of marketing businesses that share a unified mission: to provide every consumer with access to savings and services that improve their daily lives. Vertrue’s members and customers have access to direct-to-consumer savings across its five vertical markets of healthcare, personal property, security/insurance, discounts and personals, which are all offered online through a set of diverse Internet marketing channels. We market our services through Internet marketing, inbound call marketing, television and newspaper advertising, direct mail and outbound telemarketing. In addition to marketing online, we have significantly increased the use of the Internet to deliver our programs and provide service to consumers online. Our principal executive offices are located at 20 Glover Avenue, Norwalk, Connecticut 06850, and our telephone number is (203) 324-7635. For more information about us, please visit our website at www.Vertrue.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Vertrue is publicly traded on the NASDAQ under the symbol “VTRU.”

Parent

Velo Holdings Inc., which we refer to as Parent in this proxy statement, is a Delaware corporation that was formed solely for the purpose of acquiring Vertrue. Parent is owned and/or backed by the equity commitment of an investor group consisting of OEP, Oak Investment Partners and Rho Ventures and Rho Ventures V Affiliates, which we refer to in this proxy statement as the Sponsors. For more detailed information on the Sponsors see “Special Factors — Financing of the Merger — Equity Financing” beginning on page 52. Parent has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is c/o One Equity Partners II, L.P., 320 Park Avenue, 18th Floor, New York, NY; and the telephone number at such address is (212) 277-1500.

Merger Sub

Velo Acquisition Inc., which we refer to as Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed solely for the purpose of completing the proposed Merger. Upon the consummation of the proposed Merger, Merger Sub will cease to exist and Vertrue will continue as the Surviving Corporation. Merger Sub has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub is c/o One Equity Partners II, L.P., 320 Park Avenue, 18th Floor, New York, NY; and the telephone number at such address is (212) 277-1500.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors in connection with the Special Meeting of our stockholders relating to the Merger.

Date, Time and Place of the Special Meeting

The Special Meeting is scheduled to be held as follows:

Date:           , 2007

Time:

Place:

Proposals to be Considered at the Special Meeting

At the Special Meeting, you will be asked to vote on a proposal to adopt the Merger Agreement, and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Record Date

We have fixed the close of business on          , 2007 as the record date for the Special Meeting, and only record holders of shares of the Common Stock on the record date are entitled to vote at the Special Meeting. On the record date, there were           shares of the Common Stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each share of the Common Stock entitles its holder to one vote on all matters properly coming before the Special Meeting. The presence in person or representation by proxy of the holders of a majority of all issued and outstanding shares of the Common Stock entitled to vote constitutes a quorum for the purpose of considering the proposals at the Special Meeting. Shares of the Common Stock represented in person or by proxy at the Special Meeting (including shares that abstain or do not vote with respect to one or more of the matters represented for stockholder approval) will be counted for purposes of determining whether a quorum is present. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed to solicit additional proxies.

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote on the matter. For the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the Merger Agreement. In addition, if your shares are held in “street name,” your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares will not be counted for purposes of determining a quorum and will have the same effect as a vote against the adoption of the Merger Agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

In the event that a quorum is not present, the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present or represented by proxy at the Special Meeting and entitled to vote on the matter. In the event a quorum is present, the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of shares of the Common Stock representing a majority of the votes cast on the matter. For the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will count for the purpose of determining whether a quorum is present, but in the event a quorum is not present abstentions will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, in the event a quorum is not present, abstentions will have no effect on the vote to adjourn the Special Meeting, which requires the vote of the holders of a majority of the shares of the Common Stock present or represented by proxy at the meeting and entitled to vote on the matter. In the event a quorum is present, abstentions will have the same effect as a vote against the proposal to adjourn the Special Meeting. In addition, if your shares are held in “street name,” your broker, bank or other nominee will not be entitled to vote on the proposal to adjourn the Special Meeting in the absence of specific instructions. These non-voted shares will not be counted for purposes of determining a quorum and will have no effect on the proposal to adjourn the meeting.

As of          , 2007, the record date, our directors and executive officers (other than our CEO, Gary A. Johnson) held and are entitled to vote, in the aggregate,           shares of the Common Stock, representing approximately     % of the outstanding shares of the Common Stock. Our directors and executive officers are expected to vote all of their shares of the Common Stock “FOR” the adoption of the Merger Agreement and “FOR” the adjournment proposal. In addition, our CEO, Gary A. Johnson, (holding approximately     % of the outstanding shares of the Common Stock) has entered into an agreement with Parent pursuant to which he has agreed to vote his shares “FOR” the adoption of the Merger Agreement. If our directors and executive officers (including Gary A. Johnson) vote their shares in favor of adopting the Merger Agreement,     % of the outstanding shares of the Common Stock will have voted for the proposal to adopt the Merger Agreement. This means that additional holders of more than approximately     % of all shares entitled to vote at the Special Meeting would need to vote for the proposal to adopt the Merger Agreement in order for it to be adopted.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should complete, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the Special Meeting, and not revoked or superseded before being voted, will be voted at the Special Meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our Board of Directors on any other matters properly brought before the Special Meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the Special Meeting as follows:

•	if you hold your shares in your name as a stockholder of record;

•	by sending written notice to Loren Ambrose at 20 Glover Avenue, Norwalk, Connecticut 06850;

•	by attending the Special Meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	by submitting a later-dated proxy, proxy by telephone or proxy over the Internet; and

•	if your shares are held in “street name,” you must contact your broker, bank or other nominee and follow the instructions provided to you in order to revoke your vote.

Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration.

Rights of Stockholders Who Seek Appraisal

Our stockholders are entitled to appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Rights of Appraisal” beginning on page 77 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Vertrue. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $15,000 plus out-of-pocket expenses for its assistance. Our directors, officers, and regular employees, without additional remuneration, may also solicit proxies by telephone, telegraph, personal interviews, mail, e-mail, facsimile or other means of communication. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Other Business

We are not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the Special Meeting is limited to the purposes stated in the notice of the Special Meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the Special Meeting, or at any adjournment or postponement of the Special Meeting, we intend that shares of the Common Stock represented by properly submitted proxies will be voted in accordance with the recommendations of our Board of Directors.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact us in writing at our principal executive offices at 20 Glover Avenue, Norwalk, Connecticut 06850, Attention: General Counsel, or by telephone at (203) 324-7635, or our proxy solicitor, Georgeson Inc. in writing at Georgeson Inc., 17 State Street, 10th Floor, New York, NY 10004, or by telephone at (212) 440-9800 (for banks and brokers) and (866) 577-4994 (for all others).

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 by Vertrue concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of Vertrue during its regular business hours by any interested holder of shares of the Common Stock.

SPECIAL FACTORS

This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

Vertrue regularly reviews and evaluates its business strategy and strategic alternatives with the goal of enhancing stockholder value. As part of these reviews and evaluations, Vertrue’s Board of Directors and management on various occasions received advice from Jefferies Broadview, one of its financial advisors.

During the last quarter of calendar year 2005, Vertrue’s management received an unsolicited inbound inquiry from a private equity investor regarding a potential going-private transaction involving Vertrue. After deliberate consideration, Vertrue’s management (including Gary A. Johnson) met with representatives of this private equity investor to determine whether or not such inquiry was bona fide such that it merited the attention of the Board of Directors. At a meeting of Vertrue’s Board of Directors on May 11, 2006, Vertrue’s management informed the full board of this unsolicited inbound inquiry, and the Board of Directors engaged in extensive discussions regarding this inquiry and authorized management to continue discussions with this private equity investor. This investor did not formally propose a transaction.

Subsequently, several directors along with certain members of Vertrue’s management (including Gary A. Johnson) discussed with Jefferies Broadview the potential benefits of a managed sale process involving a group of potential bidders to elicit the best offer for a transaction involving Vertrue. Soon after such discussion, the Board of Directors instructed Vertrue’s management, with the assistance of Jefferies Broadview, to conduct a focused market check to assess broader interest in Vertrue.

From September 8 through the first two weeks of October 2006, Vertrue’s management, with the assistance of Jefferies Broadview, prepared due diligence materials to be made available to potential bidders in the focused market check. Jefferies Broadview also identified potential bidders and discussed their relative merits with Vertrue’s management.

On October 13, 2006, at a meeting of the Board of Directors, after discussing with representatives of Jefferies Broadview its assessment of the potential bidders for Vertrue, the Board of Directors authorized Jefferies Broadview to approach a mutually agreed upon group of financial buyers and to confirm and qualify any inbound indications of interest received by Vertrue. The initial focus of this effort was limited to financial buyers due to concerns about the detrimental effects on Vertrue of a sale process (especially an unsuccessful one) that involved strategic buyers. For example, Vertrue was concerned that the information provided to bidders would include confidential, proprietary strategies, the disclosure of which to strategic buyers could have a negative impact on Vertrue’s competitive position vis-à-vis such strategic buyer, as well as the increased likelihood of information leakage about Vertrue and the sale process if strategic buyers were included in the sale process at this stage and the negative effect that such leakage could potentially have on its business and its relationships with business partners, customers and employees.

From October 16 through November 17, 2006, Jefferies Broadview approached, on behalf of the Board of Directors, 12 financial buyers with respect to a transaction involving Vertrue. During such time, Vertrue also received four additional unsolicited indications of interest from financial buyers. Fifteen out of such 16 parties executed confidentiality agreements with Vertrue during this period in order to conduct initial due diligence, and initial management meetings were held with eight of such potential bidders.

At a November 17, 2006 board meeting, the Board of Directors received an update from Jefferies Broadview on the soliciting process. After extensive discussions, the Board of Directors concluded that there was sufficient interest from financial buyers to support the continuation of a sale process and, for the reasons noted above, to continue at this stage limiting the solicitation to financial, as opposed to strategic, buyers. For a variety of reasons, including the potential conflicts of interest that could result from the fact that (i) the initial sale effort was focused on financial buyers, many of which would be interested in having Vertrue’s management invest in the transaction and remain after a sale of Vertrue, and (ii) one of the members of the Board of Directors, Alec L. Ellison, was the

President of Jefferies Broadview, which would benefit from a sale of Vertrue, the Board of Directors, in order to facilitate the process, determined to establish a Special Committee consisting of all five of the independent, disinterested directors to assume control over, and conduct, the sale process going forward.

Shortly after that meeting, the five independent, disinterested directors met with representatives of FTN and Sullivan & Cromwell LLP (“S&C”) to discuss the role of the independent directors in the sale process and FTN’s and S&C’s potential engagements as independent advisors to the Special Committee. After further discussion, the independent directors determined to engage FTN as its independent financial advisor and S&C as its independent legal advisor on the basis of, among other things, (i) their internationally recognized reputation and experience in merger and acquisition transactions and (ii) the independent directors’ belief, based on the lack of prior dealings between Vertrue and such advisors, that FTN and S&C were each independent of Vertrue.

At a meeting held on December 15, 2006, the Board of Directors formally appointed the Special Committee consisting of all five independent, disinterested directors: Joseph E. Heid, Robert Kamerschen (as Chairman), Michael T. McClorey, Edward M. Stern and Marc S. Tesler (who, as noted previously, had already met separately with respect to the retention of independent advisors). The Board of Directors delegated to the Special Committee the full power and authority to, among other things, (i) review, evaluate and, if appropriate, negotiate a possible sale of Vertrue and any other strategic alternatives, as appropriate, (ii) reject or recommend to the Board of Directors a proposed transaction to sell Vertrue or any other strategic alternatives and (iii) retain, at Vertrue’s expense, its own independent legal, financial or other advisors.

Promptly after the full board meeting on the same date, the Special Committee held a meeting, during which the Special Committee members reviewed their mandate and ratified the engagements of FTN as the Special Committee’s independent financial advisor and S&C as its independent legal advisor. Representatives of S&C reviewed with the Special Committee its fiduciary duties generally and specifically in the context of a going-private transaction. Also at the meeting, the Special Committee reviewed with representatives of FTN the performance of the Common Stock and the merits of various strategic alternatives available to Vertrue (including a sale of certain of Vertrue’s assets and/or businesses, a leveraged stock repurchase and a sale of Vertrue) relative to stand-alone alternatives. Based on its financial analyses, representatives of FTN noted that, as a general matter, the Common Stock had historically been traded at a lower price/earnings multiple relative to its peer groups of online and offline marketing companies, as well as membership-based companies. Representatives of FTN attributed these findings to a number of factors, including the fact that Vertrue was essentially a collection of somewhat disparate assets that was not easily understood by the market, Vertrue’s historical earnings growth rate was not as high as those of its peers and the relatively low liquidity of the Common Stock due in part to the fact that a majority of shares of the Common Stock was concentrated in the hands of a few institutional investors and Vertrue’s management. This complexity of business lines, together with Vertrue’s relative small size and float, were likely reasons that the Common Stock was not followed closely by the research community. All of these factors limited the potential upside of the trading price of the Common Stock. The Special Committee considered and agreed with FTN’s analyses that the Common Stock was not fully valued by the market.

The Special Committee examined financial analyses relating to, and conducted extensive discussions with representatives of FTN regarding, potential strategic alternatives, including (i) a leveraged share repurchase, pursuant to which Vertrue would borrow money to repurchase the Common Stock; (ii) a leveraged dividend payment pursuant to which Vertrue would borrow money to pay a special one-time dividend to all stockholders; (iii) a strategic acquisition; and (iv) the sale of certain businesses or assets of Vertrue. After discussions with representatives of FTN regarding these potential strategic alternatives, the Special Committee determined, taking into account FTN’s financial analyses, that Vertrue should continue its efforts to pursue a potential sale transaction, as this remained Vertrue’s most attractive strategic alternative to maximize stockholder value for Vertrue’s unaffiliated stockholders.

The Special Committee determined not to proceed with a leveraged repurchase or dividend, as such alternatives would increase significantly the amount of Vertrue’s indebtedness, which FTN advised the Special Committee may reduce Vertrue’s price to earnings multiple. In addition, the Special Committee noted the inherent risks and uncertainties in achieving management’s forecasts and the increased significance of not achieving forecasts in the context of a highly leveraged company. In the case of the leveraged repurchase alternative, the

Special Committee also considered FTN’s view that a large share repurchase may result in additional low liquidity challenges for Vertrue and may result in even less analyst coverage and institutional investor interest.

The Special Committee also determined that a potential sale of certain businesses or assets of Vertrue would not be in the best interests of Vertrue’s unaffiliated stockholders. The Special Committee considered the challenges associated with operating as a smaller business with a potential resultant lower level of institutional investor interest. The Special Committee also expressed concerns as to whether any such sale proceeds could be effectively deployed as well as the difficulty of finding a buyer for the businesses and, accordingly, concluded that selling such businesses at this time was not in the best interests of the unaffiliated stockholders.

The Special Committee also determined not to proceed with a strategic acquisition as an alternative due to the risks associated with finding the right acquisition target and the uncertainty of a successful integration. In addition, Vertrue’s track-record with past acquisitions did not lead the Special Committee to believe that a strategic acquisition was likely to produce superior results for Vertrue or its unaffiliated stockholders than the Merger.

Further, the Special Committee determined not to approach strategic buyers at this early stage of the sale process due to various considerations, including (i) the concern that the information provided to bidders would include confidential, proprietary strategies, the disclosure of which to strategic buyers could have a negative impact on Vertrue’s competitive position vis-à-vis such strategic buyers, (ii) the increased likelihood of information leakage about Vertrue and the sale process if strategic buyers were included in the sale process at this stage and the effect that such leakage could potentially have on its business as well as its relationships with business partners, customers and employees, and (iii) the Special Committee’s belief, after its discussion with representatives of FTN, that there would not be much serious interest from strategic buyers in pursuing a transaction with Vertrue. However, the Special Committee determined to re-evaluate this question in January 2007, in light of then current developments in the sale process. In addition, the Special Committee determined that Jefferies Broadview should continue to play a role in the sale process because of the value of the relationships that it had developed with various financial buyers so long as the Special Committee and its advisors remained in control of, and directed, the sale process.

From October 15 through December 31, 2006, representatives of Jefferies Broadview, on the instructions of the Board of Directors (before the Special Committee was established) and on the instructions of the Special Committee (after the Special Committee was established), had discussions relating to a potential going-private transaction with 36 financial buyers (including the 12 financial buyers noted above that were approached between October 16 and November 17, 2006). Thirty-two out of the 36 financial buyers entered into confidentiality agreements with Vertrue to facilitate diligence and an assessment of a possible transaction. From November 1 through December 31, 2006, representatives of Jefferies Broadview, at the instruction of the Board of Directors (before the Special Committee was established) and at the instruction of the Special Committee (after the Special Committee was established) on the basis of discussions with FTN and Jefferies Broadview with respect to the relative merits of such potential buyers and their relative interest, held introductory meetings and/or participated in discussions with 20 of the 32 financial buyers who had entered into confidentiality agreements, of which seven (including OEP) expressed initial indications of interest at a value greater than $47.50 per share. Over the course of the following weeks, representatives of Jefferies Broadview held several follow-up meetings with these seven bidders, which were also granted access to an electronic data room containing additional business, financial and legal information. During this time period, two of such seven bidders informed Jefferies Broadview that they had determined not to continue in the sale process.

On January 5, 2007, the Special Committee met with its advisors as well as with Jefferies Broadview to review recent developments in the sale process. After such review, representatives of Jefferies Broadview were excused from the meeting. The Special Committee then reviewed again with its advisors other strategic alternatives, including a potential acquisition of another company by Vertrue and various other scenarios that contemplated a potential distribution of cash dividends by Vertrue to its stockholders. After further discussion and taking into account FTN’s financial analyses, the Special Committee determined that an acquisition by Vertrue of another company would not likely have a material positive impact on Vertrue’s growth, but the Special Committee requested that FTN update its dividend distribution analyses based on the questions asked by certain members of the Special Committee in order that the Special Committee might further consider such alternative. After further discussions, the Special Committee concluded that it would continue the sale process, since, at this stage, it remained Vertrue’s best strategic alternative to enhance stockholder value. In that respect, the Special Committee discussed with its advisors the establishment of a bidding process that would elicit the highest reasonably attainable value for its stockholders.

On January 8, 2007, OEP submitted an initial indication of interest at $50.00 per share to acquire Vertrue.

On January 9, 2007, FTN and Jefferies Broadview, at the instruction of the Special Committee, distributed a letter prepared by S&C that outlined the bidding process to the five bidders (including OEP) that remained interested after conducting preliminary due diligence. The letter set February 2, 2007 as the deadline by which such bidders would be required to submit a firm bid for Vertrue.

On January 19, 2007, the Special Committee met with its legal and financial advisors as well as with representatives of Jefferies Broadview to review the status of the bidding process. After such review, representatives of Jefferies Broadview were excused, and representatives of S&C reviewed with the Special Committee its fiduciary duties and the material terms of the proposed draft merger agreement to be provided to the bidders. The Special Committee and its advisors then discussed whether strategic buyers should be contacted at this stage of the process. After extensive discussions, the Special Committee again determined not to pursue strategic buyers at this point in the process, taking into account the same considerations noted previously, as well as (i) input from representatives of FTN and Jefferies Broadview, indicating that they believed there would not likely be serious interest from third-party strategic buyers and (ii) the Special Committee’s determination, after discussions with the representatives of S&C, that the draft merger agreement would include a “go-shop” provision to permit the Special Committee to actively solicit interest from strategic buyers after an agreement with a financial buyer was in place. A few days later, at the instruction of the Special Committee, S&C distributed a draft merger agreement and related limited guaranty to the five remaining interested bidders, to which the bidding process letter was sent.

Throughout January 2007, the Special Committee’s advisors and Jefferies Broadview managed and facilitated the five bidders’ due diligence review of Vertrue, which included discussions and meetings with Vertrue’s management. On January 24, 2007, The New York Post published an article speculating that Vertrue was for sale. Also on January 24, 2007, Vertrue announced its earnings for the second quarter of fiscal year 2007. The results for the second quarter ended December 31, 2006 announced on January 24, 2007 met or exceeded the guidance provided by Vertrue’s management in the October 31, 2006 press release for most of the financial metrics with the exception of free cash flow which was below the low end of Vertrue’s guidance. The trading price of the Common Stock increased from $40.12 per share to $46.79 per share in the five days following January 24, 2007.

Shortly after publication of The New York Post article speculating that Vertrue was for sale, Jefferies Broadview was contacted by two strategic buyers, each of which inquired whether Vertrue was for sale. Jefferies Broadview informed each of these two parties that Vertrue would review any offers that it would receive, but neither of these two parties made any further inquiries or submitted an offer.

By the end of February 2, 2007, the bidding deadline, the Special Committee received only one bid, which was a $48.00 per share bid from OEP conditioned upon, among other things, Vertrue entering into an exclusivity agreement with OEP. Two bidders informed Jefferies Broadview that they had determined not to continue in the sale process. On February 2, 2007, representatives of Jefferies Broadview, at the instruction of the Special Committee, contacted the other two bidders that remained in the sale process to inquire as to the status of their potential bids. These two bidders indicated that they were still considering whether or not to submit a bid and would make a final determination during the week of February 5, 2007.

On February 7, 2007, the Special Committee met with its advisors and Jefferies Broadview to discuss the terms of the OEP offer, including why OEP’s offer price of $48.00 per share was lower than its preliminary indication of $50.00 per share. Jefferies Broadview informed the Special Committee that it had spoken to OEP and the price difference was due to concerns OEP uncovered during due diligence, including higher-than-expected earn-out payments related to Vertrue’s prior acquisitions, including My Choice Medical (a subsidiary of Vertrue). The Special Committee also discussed with its advisors and Jefferies Broadview OEP’s request for a period of exclusivity. Given that the other two bidders had informed Jefferies Broadview that they might submit a bid during the week of February 5, 2007, the Special Committee determined that it would be preferable to wait to review the contents of any such bids before making a determination regarding the requested period of exclusivity. Accordingly, the Special Committee determined to hold another meeting during the week of February 12, 2007 to review any such further bids that might have been received by that time and to further discuss the exclusivity issue. The Special Committee also instructed its advisors to, in the meantime, negotiate with OEP to obtain a price increase in exchange for a short-term exclusivity agreement. At or around midnight of February 8, 2007, OEP delivered its mark-up of the draft merger agreement, which deleted the “go-shop” provision and proposed other changes.

On February 9, 2007, after extensive discussions and negotiations between representatives of OEP and the Special Committee’s advisors, OEP increased its offer from $48.00 to $48.50 per share. During the week of February 5, 2007, the Special Committee received only one additional bid from one of the two bidders that Jefferies Broadview contacted on February 2, 2007, which bid did not include committed financing and was at a price significantly below OEP’s offer price.

On February 12, 2007, the Special Committee met with its advisors to review OEP’s increased offer in light of its mark-up of the draft merger agreement and to reconsider strategic alternatives in light of updated financial analyses prepared by FTN, which included the effect of the earn-out payments with regard to Vertrue’s acquisition of My Choice Medical and updated dividend distribution analyses. After an extensive discussion with representatives of FTN about its revised financial analyses, the Special Committee confirmed its prior determination that neither sales of certain businesses of Vertrue, distributions of dividends to stockholders nor an acquisition of another company would likely have any material positive impact on Vertrue’s growth and that a leveraged repurchase of the Common Stock would be too risky because of the assumption of a significant amount of debt and further reduction of the Common Stock’s liquidity. The Special Committee once again determined that the best way to maximize stockholder value would be to continue to pursue a sale of Vertrue. The Special Committee then discussed with representatives of S&C OEP’s proposed material changes to the draft merger agreement, including the proposed deletion of the “go-shop” provision, and with representatives of FTN its financial analyses of OEP’s offer price. After further discussion, the Special Committee concluded, taking into account FTN’s financial analyses, that OEP’s offer price of $48.50 per share was within an acceptable price range and therefore, if OEP were to agree to a “go-shop” provision in the merger agreement, then it would be in the best interest of Vertrue and its stockholders to execute a limited exclusivity agreement. Accordingly, the Special Committee authorized its advisors to initiate negotiations with OEP on the terms of a “go-shop” provision and an exclusivity agreement. During the course of February 12 and February 13, 2007, the Special Committee’s advisors and OEP’s advisors negotiated the “go-shop” provision.

On February 13, 2007, the Special Committee met with its advisors to discuss OEP’s “go-shop” proposal that would permit the Special Committee to actively solicit up to eight strategic buyers for a period of 25 days after the signing of a merger agreement, noting that this had been negotiated upward from an initial OEP proposed limit of five strategic buyers over a period of 15 days. In light of the fact that OEP’s offer was the highest offer that the Special Committee had received, and the fact that OEP had agreed to a limited “go-shop” provision, the Special Committee determined to execute an exclusivity agreement with OEP, which could be terminated at the Special Committee’s option at any time after February 28, 2007, and permit OEP and its advisors to conduct additional due diligence on Vertrue. On February 16, 2007, Vertrue and OEP entered into the exclusivity agreement.

From February 13, 2007 until the signing of the Merger Agreement on March 22, 2007, OEP and its advisors conducted further due diligence on Vertrue. Also during this time, OEP and Dechert LLP, OEP’s legal advisor, negotiated the terms of the draft merger agreement, limited guaranty and other related documents with the Special Committee and S&C.

On February 23, 2007, the Special Committee reviewed with its advisors recent developments in the sale process and OEP’s request to extend the term of the exclusivity agreement due to the longer-than-expected due diligence process. After further discussion, the Special Committee determined that it was appropriate to extend the term of the exclusivity agreement from February 28 to March 7, 2007 for various reasons, including that significant progress had been made on negotiating the terms of the draft merger agreement, and that the Special Committee had not received any other offers.

On March 4, 2007, the Special Committee discussed with its advisors the status of negotiations with OEP. After reviewing the status of the draft merger agreement and the significant progress that had been made, the Special Committee authorized Gary A. Johnson to negotiate with OEP the proposed terms of his equity rollover and post-transaction employment (which the Special Committee had previously prohibited him from discussing with OEP).

In addition, no member of senior management, other than Gary A. Johnson, engaged in any discussions with the Parent/Sponsors regarding the possibility of investing in the Parent prior to the signing of the Merger Agreement. (Subsequent to the signing of the Merger Agreement, Gary A. Johnson has initiated preliminary discussions regarding the opportunity to invest in Parent with two other members of senior management, Jay T. Sung and Gerald A. Powell, but the terms and conditions of any such investment have not yet been determined. Further, it is anticipated that prior to the consummation of the Merger, discussions will be held with all other members of senior management regarding the opportunity to invest in Parent.) Thereafter and through March 21, 2007, OEP and their legal counsel, and Gary A. Johnson and his legal counsel, Morgan, Lewis & Bockius LLP, negotiated the terms of Gary A. Johnson’s equity rollover, voting commitment, employment terms, equity incentive, severance and continuing representation on the board of directors of the Surviving Corporation.

At a Special Committee meeting on March 5, 2007, the Special Committee discussed with its advisors preliminary steps of soliciting strategic buyers during the “go-shop” period. The Special Committee also discussed negotiation strategies after representatives of S&C reviewed the material terms of the draft merger agreement and other outstanding issues, including in particular the details of the “go-shop” provision. In addition, noting the importance of the “go-shop” to ensure effective solicitation of strategic buyers, the Special Committee determined to amend the FTN engagement letter to provide FTN with a financial incentive to solicit higher bids during the “go-shop” period after the merger agreement was executed.

During the week of March 12, 2007, OEP informed the Special Committee’s advisors that it was in the process of forming a consortium for purposes of effecting the proposed acquisition of Vertrue. The consortium consists of OEP, Oak Investment Partners and Rho Ventures (which we refer to collectively as the “Sponsors”).

From February 22 through March 20, 2007, the Special Committee also negotiated with OEP (and then the Sponsors after the consortium was formed) limited guaranties to be entered into by the Sponsors in connection with the merger agreement. Under such limited guaranties, the Sponsors would guarantee the payment of the termination fee payable by Parent and Merger Sub under the merger agreement in certain circumstances.

On March 20, 2007, at a meeting of the Special Committee, the Special Committee reviewed with its advisors the Sponsors’ final financing package and the outstanding issues of the draft merger agreement, including (i) the Sponsors’ request that its transaction expenses be paid by Vertrue in the event that Vertrue’s stockholders fail to adopt the merger agreement and (ii) certain matters relating to the “go-shop” provision. At the meeting, representatives of S&C also reviewed with the Special Committee its fiduciary duties and recent Delaware law developments in going-private transactions. Following further discussion on these matters, the Special Committee provided guidance to its Chairman, Robert Kamerschen, FTN and S&C on how to respond to these issues, and, in particular, instructed them to seek a reduction of the termination fee payable during the “go-shop” period in order to further facilitate the Special Committee’s efforts to solicit acquisition proposals from strategic buyers during the “go-shop” period.

During the course of March 20, 2007, the parties and their respective advisors negotiated the remaining outstanding terms of the draft merger agreement. The Sponsors agreed to reduce the termination fee payable during the “go-shop” period from $22.5 million to $17.5 million and remove any limitation on the number of strategic buyers that the Special Committee could actively solicit during the “go-shop” period, and in return the Special Committee agreed to cause Vertrue to pay the expenses of the Sponsors, subject to a $4 million cap, following a termination of the merger agreement if Vertrue’s stockholders fail to adopt the merger agreement.

A joint meeting of the Special Committee and the full Board of Directors was held on March 21, 2007. At the meeting, a representative of Jefferies Broadview stated that it had delivered its written opinion on March 20, 2007 and confirmed at the meeting that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the Merger Consideration was fair, from a financial point of view, to the stockholders of Vertrue (other than Parent, Merger Sub and their respective affiliates). Representatives of Jefferies Broadview were then excused. The representatives of FTN then rendered to the Special Committee its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the Merger Consideration was fair, from a financial point of view, to the holders of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares). Representatives of S&C reviewed with the

Special Committee and the full Board of Directors their fiduciary duties and the material changes to the draft merger agreement and the limited guaranties since the last time they reviewed the drafts of such documents. In addition, Gary A. Johnson summarized the material terms of his arrangements with the Sponsors, including that he would agree to vote his shares of the Common Stock for the adoption of the merger agreement pursuant to an agreement that he would enter into with the Sponsors. After considering the proposed terms of the merger agreement and other transaction documents and the various presentations of its legal and financial advisors, the Special Committee unanimously resolved to recommend that the Board of Directors approve and declare advisable the merger agreement and the Merger and that the Board of Directors resolve to recommend that Vertrue’s stockholders adopt the merger agreement. Following further discussions among members of the full Board of Directors, the Board of Directors unanimously approved and declared advisable the merger agreement and the Merger and resolved to recommend that Vertrue’s stockholders adopt the merger agreement.

In the morning of March 22, 2007, the Special Committee was informed by its advisors that all documents were prepared to be executed, in accordance with the terms discussed and summarized previously, including the material terms of Gary A. Johnson’s agreement with the Sponsors. The Special Committee confirmed its previous recommendation.

On March 22, 2007, Vertrue, Parent and Merger Sub executed the Merger Agreement and issued a press release announcing the Merger and describing the “go-shop” period process prior to the opening of trading on the NASDAQ.

From March 22, 2007 through April 15, 2007 (the end of the “go-shop” period), under the supervision of the Special Committee, representatives of FTN contacted 20 potential strategic buyers, including marketing companies (online and offline), Internet companies, advertising agencies and publishing and media companies that they believed, and the Special Committee agreed, based on size and business interests, would be capable of, and might be interested in, making an acquisition proposal for Vertrue. Such 20 potential strategic buyers included the two strategic buyers that contacted Jefferies Broadview shortly after publication of The New York Post article as noted above. During the “go-shop” process, Vertrue did not receive any proposal that could reasonably be expected to result in a proposal superior to the Merger Agreement, enter into any confidentiality agreement or receive any indication of interest.

On May 9, 2007, a putative stockholder class action lawsuit related to the Merger Agreement was filed by two purported stockholders of Vertrue in the Court of Chancery in and for New Castle County in the State of Delaware against Vertrue, its directors, and the Sponsors. The lawsuit, captioned Berg v. Ellison, et al. (Case No. 2949), alleges, among other things, that the price agreed to in the Merger Agreement was inadequate and unfair to the Vertrue stockholders and that the defendants breached their duties to the stockholders and/or aided breaches of duty by other defendants in negotiating and approving the Merger Agreement. The complaint alleges claims for breach of fiduciary duty and seeks injunctive, declaratory and other equitable relief. Vertrue believes that this complaint is without merit.

Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee

The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the Merger proposal, including the terms and conditions of the Merger Agreement, with Parent and Merger Sub. The Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Vertrue and our unaffiliated stockholders and recommended to our Board of Directors that (i) the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) the Board of Directors recommend the adoption by our stockholders of the Merger Agreement.

In the course of reaching its determination, the Special Committee considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee believed supported its decision but which are not listed in any relative order of importance:

•	its belief that the Merger was more favorable to the unaffiliated stockholders than the alternative of remaining a stand-alone, independent company, because of the uncertain returns to such stockholders if Vertrue remained independent in light of Vertrue’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those returns, the nature of the industry in which Vertrue competes, and general industry, economic, market and regulatory conditions, both on a historical and on a prospective basis. Among the critical risks that have historically contributed to the uncertainty of Vertrue’s returns and which the Special Committee believes may prospectively create volatility in Vertrue’s returns to its stockholders are increasing litigation against Vertrue and its competitors, increasing regulation of the direct marketing response industry and certain of Vertrue’s other businesses, changing technology and consumer preferences and increasing competition and price pressures in the industries in which Vertrue operates;

•	its belief that the Merger was more favorable to unaffiliated stockholders than the potential value that might result from other alternatives available to Vertrue, including the alternatives of pursuing other strategic initiatives such as additional stock repurchases, spin-offs or divestitures of selected assets, potential acquisitions or distributions of dividends, given the potential rewards, risks and uncertainties associated with those alternatives, as reviewed with the Special Committee’s financial advisors on February 12, 2007 (see “Special Factors — Background of the Merger” beginning on page 18);

•	the current and historical market prices of the Common Stock, including the market price of the Common Stock relative to those of other industry participants and general market indices, including the fact that the cash Merger Consideration of $48.50 per share represents a premium of approximately 21% of the closing price of the Common Stock on the NASDAQ on January 23, 2007, the last trading day prior to press reports of rumors regarding a potential acquisition of Vertrue;

•	the information contained in the financial presentations of FTN and Jefferies Broadview, including the separate opinions of FTN and Jefferies Broadview as to the fairness, as of the date of such opinions, and based upon and subject to the various factors, assumptions, qualifications and limitations set out therein, from a financial point of view, to the unaffiliated stockholders, of the Merger Consideration to be received by such stockholders in the Merger (see “Special Factors — Opinions of Financial Advisors” beginning on page 29);

•	the Special Committee’s belief that the terms of the Merger Agreement are favorable to the unaffiliated stockholders, noting in particular:

•	the fact that the Merger is not subject to a financing condition;

•	the fact that the Merger Consideration is all cash, so that the transaction allows the unaffiliated stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares of the Common Stock;

•	the fact that the terms of the Merger Agreement provides Vertrue a 25-day post-signing go-shop period with respect to strategic buyers during which Vertrue is permitted to solicit additional interest of strategic buyers in transactions involving Vertrue and, after such 25-day period, permit Vertrue to respond to unsolicited proposals under certain circumstances as well as continue negotiation of certain proposals submitted during such 25-day period (for additional information regarding the results of Vertrue’s solicitations during the go-shop period see page 23 of this proxy statement in the section “— Background of the Merger”);

•	the fact that, subject to compliance with the terms and conditions of the Merger Agreement, our Board of Directors is permitted to change its recommendation or terminate the Merger Agreement, prior to the adoption of the Merger Agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that constitutes a “superior proposal” as defined in the Merger Agreement upon the payment to Parent of: (i) a $17.5 million termination fee in the event that prior to the expiration of the go-shop period, Vertrue terminates the Merger Agreement and enters into a definitive acquisition agreement with respect to a superior proposal from a strategic buyer received during the go-shop period or (ii) a $22.5 million termination fee in all other circumstances; and

•	the fact that the Merger Agreement provides, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay us a $17.5 million termination fee without us having to establish any damages;

•	the fact that while Gary A. Johnson has made certain agreements with Parent, including to vote for the Merger, rollover a portion of his shares of the Common Stock and not to otherwise transfer his shares of the Common Stock, which obligations will terminate immediately upon termination of the Merger Agreement, he remains free to enter into discussions and potential employment arrangements with any subsequent bidder for Vertrue;

•	the availability of appraisal rights to holders of shares of the Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•	Parent’s delivery to Vertrue of a debt commitment letter received by Parent from the Debt Financing Sources that, together with the equity commitment letter received by Parent from the Sponsors, represented sufficient cash to pay the Merger Consideration.

In addition, the Special Committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interests of the unaffiliated stockholders without retaining an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. The Special Committee considered a number of factors relating to these procedural safeguards, including those discussed below, each of which it believed supported its decision (but which are not listed in any relative order of importance) and provided assurance of the fairness of the Merger to the unaffiliated stockholders:

•	other than for customary fees payable to members of the Special Committee (that were not contingent on the Special Committee’s recommendation of a transaction or the consummation of a transaction), the directors (other than our CEO, Gary A. Johnson) will not receive any consideration in connection with the Merger that is different from that received by any other unaffiliated stockholder;

•	the negotiations of the transaction were conducted entirely under the oversight of the Special Committee, which was appointed by the Board of Directors. The Special Committee:

•	is comprised solely of independent directors who are not employees of Vertrue and who have no financial interest in the Merger that is different from that of the unaffiliated stockholders;

•	retained and received advice and assistance from its own independent financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement; and

•	had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our Board of Directors’ approval of the Merger Agreement;

•	the financial and other terms and conditions of the Merger Agreement were the product of negotiations between the Special Committee and its independent advisors, on the one hand, and the Sponsors and their advisors, on the other hand;

•	the fact that the opinion of FTN addresses the fairness, as of the date of such opinion, and based upon and subject to the various factors, assumptions, qualifications and limitations set out therein, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares) in the Merger;

•	the fact that the opinion of Jefferies Broadview addresses the fairness, as of the date of such opinion, and based upon and subject to the various factors, assumptions, qualifications and limitations set out therein, from a financial point of view, of the Merger Consideration to be received by the holders of shares of the Common Stock (other than Parent, Merger Sub and their respective affiliates);

•	the fact that Vertrue is permitted under certain circumstances to solicit and respond to inquiries regarding acquisition proposals and, upon payment of a termination fee, to terminate the Merger Agreement in order to complete a superior proposal; and

•	the stockholders of Vertrue have the right to demand appraisal of their shares in accordance with the procedures established by Delaware Law.

In light of the procedural safeguards discussed above, the Special Committee did not consider it necessary to explicitly require adoption of the Merger Agreement by at least a majority of unaffiliated stockholders. In that regard, stockholders should note that as of       , 2007, the record date, our CEO, Gary A. Johnson held and is entitled to vote, in the aggregate, approximately     % of the outstanding shares of the Common Stock.

The Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•	the risks and costs to Vertrue if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on Vertrue’s business;

•	the fact that Vertrue’s unaffiliated stockholders will not participate in any future earnings or growth of Vertrue and will not benefit from any appreciation in value of Vertrue, including any appreciation in value that could be realized as a result of improvements to Vertrue’s operations;

•	the terms of our CEO Gary A. Johnson’s participation in the Merger and the fact that Gary A. Johnson has and certain members of our senior management are expected to have interests in the transaction that are different from, or in addition to, those of our other stockholders;

•	the fact that one of the members of our Board or Directors, Alec L. Ellison, is the President of Jefferies Broadview, financial advisor to Vertrue, which will be entitled to a fee in connection with the Merger;

•	the restrictions on the conduct of Vertrue’s business prior to the completion of the Merger, requiring Vertrue to conduct its business only in the ordinary and usual course, subject to specific limitations, which may delay or prevent Vertrue from undertaking business opportunities that may arise pending completion of the Merger; and

•	the fact that an all cash transaction would be taxable to our stockholders that are U.S. persons for U.S. federal income tax purposes.

In the course of reaching its decision to approve the Merger Agreement, the Special Committee did not consider the liquidation value of Vertrue’s assets because it considers Vertrue to be a viable going concern business and views the trading history of the Common Stock as an indication of its value as such. The Special Committee did consider the disposition of particular assets of Vertrue and determined, taking into account the analyses performed by FTN and Jefferies Broadview, that the divestiture of such assets was unlikely to enhance the value of Vertrue. Having considered the absence of significant advantages to disposing of particular assets, the Special Committee did not consider it necessary to pursue an analysis of Vertrue’s liquidation value. The Special Committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of Vertrue as a going concern but rather is indicative of historical costs. Vertrue’s net book value per share as of March 31, 2007 was $0.59. This value is substantially below the $48.50 per share cash Merger Consideration.

The Special Committee’s consideration of the factors described above reflects its assessment of the fairness of the Merger to Vertrue’s unaffiliated stockholders in relation to the going concern value of Vertrue on a stand-alone basis. The Special Committee considered the going concern value of Vertrue in making its determination regarding fairness. To measure Vertrue’s going concern value, the Special Committee considered the analyses of discounted cash flow with respect to Vertrue (based on the projected financial information provided to FTN and Jefferies Broadview by the management of Vertrue) as well as a comparison of certain stock market data for selected publicly traded companies to similar information for Vertrue, each contained in the presentations provided by FTN and Jefferies Broadview. The Special Committee considered the analyses and the opinion of each of FTN and Jefferies Broadview, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement and has adopted the analyses of FTN and Jefferies Broadview.

Summaries of the separate FTN and Jefferies Broadview presentations provided to the Special Committee are set forth in “Special Factors — Opinions of Financial Advisors” beginning on page 29.

The foregoing discussion summarizes the material factors considered by the Special Committee in its consideration of the Merger. After considering these factors, the Special Committee concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee may have assigned different weights to various factors. The Special Committee approved and recommended the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

Our Board of Directors, following receipt of the unanimous recommendation of the Special Committee, at a meeting described above on March 21, 2007, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Vertrue and our unaffiliated stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended the adoption by our stockholders of the Merger Agreement. As Gary A. Johnson is the only director who is an employee of Vertrue, this approval of the Merger Agreement and the Merger by our Board of Directors constitutes the approval by a majority of our directors who are not employees of Vertrue. In reaching these determinations, our Board of Directors considered (i) the fact that the Special Committee received opinions delivered by FTN and Jefferies as to the fairness, as of the date of such opinions, and based upon and subject to the various factors, assumptions, qualifications and limitations set out therein, from a financial point of view, to our unaffiliated stockholders of the Merger Consideration to be received by such holders in the Merger, (ii) one of the members of the Board of Directors, Alec L. Ellison, is the President of Jefferies Broadview, financial advisor to Vertrue, which will be entitled to a fee in connection with the Merger, and (iii) the unanimous recommendation and analysis of the Special Committee, as described above, and adopted such recommendation and analysis in reaching its determinations.

The foregoing discussion summarizes the material factors considered by our Board of Directors in its consideration of the Merger. In view of the wide variety of factors considered by our Board of Directors, and the complexity of these matters, our Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our Board of Directors may have assigned different weights to various factors. Our Board of Directors approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement.

  Schedule 13D filed by Brencourt Advisors, LLC

On May 18, 2007, Brencourt Advisors LLC filed a statement on Schedule 13D (which it amended on May 23, 2007 and which we refer to, as amended, as the Brencourt statement) with the SEC. In an exhibit to the Brencourt statement, Brencourt expressed its position that the merger consideration is too low and suggested that the Board pursue an alternative value-enhancing transaction, in particular, a leveraged recapitalization of Vertrue. The Special Committee and the Board previously examined, with the assistance of FTN, a wide range of potential alternative value enhancing transactions, including a leveraged recapitalization of Vertrue, and concluded that the Merger is the best alternative for Vertrue. See “— Background of the Merger” beginning on page 18 and “— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 24. The Board and the Special Committee have considered the position set forth in the Brencourt statement and for the reasons set forth in this proxy statement, have rejected the Brencourt analysis and continue to believe, as of the date of this proxy statement, that the Merger Consideration is fair to and that the Merger is the best alternative for Vertrue and its unaffiliated stockholders.

The Brencourt statement focused on certain specific assumptions underlying the analyses of Jefferies Broadview, but did not point to any incorrect calculations or fundamental errors. Furthermore, Brencourt’s analysis has flaws: for example, (i) Brencourt suggests that Jefferies Broadview should have used a lower WACC in calculating discounted cash flows, but Jefferies Broadview calculated its WACC using assumptions provided by Ibbotson Associates, a widely accepted authority for such calculations, and FTN, which did in fact use a lower WACC, nevertheless derived illustrative equity values per share inclusive of the Merger Consideration, (ii) Brencourt suggests that Jefferies Broadview’s analysis is based on a single discount rate when in fact Jefferies Broadview used a range of discount rates in their analyses, (iii) Brencourt suggests that Jefferies Broadview should have based its implied EBITDA multiple for the Merger on projections or adjusted EBITDA (in order to adjust for increased market spend in the first half of 2007) as opposed to actual trailing twelve month results, while in fact Jefferies Broadview and FTN each did consider and present to the Board the implied EBITDA multiple for the Merger based on each of actual results and projected EBITDA (see pages 31 and 41), and (iv) Brencourt used only selective aspects of the Affinion transaction to support its view that alternative transactions would increase shareholder value more than the Merger.

Finally, the Special Committee, in arriving at its recommendation, considered a wide range of factors in addition to the analyses and opinions presented by Jefferies Broadview and FTN. For example, the Special Committee considered the industry risks of remaining as a stand-alone company, which include the high amount of regulation and increased propensity for lawsuits in the Company’s Direct Response Marketing business and other businesses (such as litigation involving the company in Iowa and recent litigation by sixteen state attorneys general against a national bank and Trilegiant Corp. (a competitor of Vertrue now known as Affinion Group)) concerning direct mail practices and the risk of future legislation such as “do not call list” legislation that restricts or imposes penalties upon our business. The Special Committee also noted that the market response to the proposed merger, both in the public markets and in the context of Vertrue’s six month auction process involving 32 potential financial sponsors and over 20 potential strategic bidders (but which resulted in only the OEP bid and one other bid for Vertrue, which was materially lower than the OEP bid) did not yield any superior offer or indicate that alternative strategies would be better for Vertrue’s stockholders. Finally, the Special Committee also considered the risk-adjusted value of the Merger (i.e., the additional value arising from the likelihood that the Merger will close) in contrast to the risks associated with remaining a stand-alone company and with other alternative strategies and concluded that the Merger is in the best interest of Vertrue and its unaffiliated stockholders.

For additional discussion of the Special Committee’s reasons for the Merger and consideration of alternative transactions, see “— Background of the Merger” beginning on page 18 and “— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 24.

Opinions of Financial Advisors

Financial Opinion of FTN

FTN rendered an oral opinion (subsequently confirmed in writing) on March 21, 2007 to the Special Committee to the effect that, as of March 21, 2007 and based upon and subject to the factors, qualifications, limitations and assumptions set forth therein, the $48.50 in cash per share of the Common Stock to be received by the holders of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares) pursuant to the Merger Agreement was fair, from a financial point of view, to the such holders.

The full text of the written opinion of FTN, dated March 21, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and incorporated into this proxy statement by reference. FTN provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the Merger. The opinion of FTN is not a recommendation as to how any holder of the Common Stock should vote or act with respect to the Merger.

In connection with rendering its opinion and performing its related financial analyses, FTN reviewed, among other things:

•	the terms of the Merger Agreement in the form of the draft furnished to it by the Special Committee’s legal counsel on March 21, 2007, which, for the purposes of its opinion, FTN assumed, with the Special Committee’s permission, to be identical in all material respects to the Merger Agreement to be executed;

•	Vertrue’s annual reports to stockholders and Annual Reports on Form 10-K for the five fiscal years ended June 30, 2006, 2005, 2004, 2003 and 2002, and Vertrue’s interim report to stockholders and Quarterly Report on Form 10-Q for the six month period ended December 31, 2006; and

•	certain financial and operating information concerning Vertrue provided by Vertrue, including quarterly financial projections through June 30, 2010 prepared by Vertrue’s management.

FTN also held discussions with Vertrue’s management concerning the operations, business strategy, current financial performance and prospects for Vertrue and with Vertrue’s management and the Special Committee regarding their views of the strategic rationale for the Merger. In addition, FTN compared certain aspects of Vertrue’s financial performance with comparable public companies, analyzed available public information concerning other mergers and acquisitions comparable in whole or in part to the Merger, and assisted in negotiations and discussions related to the Merger among Vertrue, Parent and their respective financial and legal advisors. FTN also performed other studies, analyses and investigations and considered other financial, economic and market criteria it considered appropriate in arriving at its opinion.

In rendering its opinion, FTN relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available or furnished to it by Vertrue or its advisors. With respect to the financial projections examined by FTN, FTN assumed, with the Special Committee’s permission, that such projections were reasonably prepared and reflect the best available estimates and good faith judgments of Vertrue’s management as to the future performance of Vertrue. FTN expressed no view with respect to such projections or the information and data or other assumptions on which they were based. FTN also assumed that, in the course of obtaining the necessary regulatory and third party approvals, consents and releases for the Merger, no modification, delay, limitation, restriction or condition would be imposed that would have a material adverse effect on the Merger and that the Merger would be consummated in accordance with applicable laws and regulations and the terms of the Merger Agreement as set forth in the March 21, 2007 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. The opinion of FTN did not address the relative merits of the Merger as compared to other business strategies that may have been available to Vertrue, nor did it address the underlying business decision of Vertrue to proceed with the Merger. Further, the opinion of FTN addressed only the fairness from a financial point of view of the price per share to Vertrue stockholders as a whole, and did not address any other aspect of the Merger. FTN did not make or take into account any independent appraisal or valuation of any of Vertrue’s assets or liabilities (contingent or otherwise). FTN did not express a view as to the federal, state or local tax consequences of the Merger.

For purposes of its opinion, FTN assumed that Vertrue was not involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. The opinion of FTN was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of its opinion, and the opinion of FTN speaks only as of the date thereof.

The following is a summary of the material financial analyses presented by FTN to the Special Committee in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by FTN. The order of analyses described does not represent the relative importance or weight given to those analyses by FTN. The analyses must be considered as a whole. Considering any portion of such analyses or other factors considered by FTN without considering all such analyses and factors could create a misleading or incomplete view of the process underlying the conclusions expressed herein. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary, and, alone, are not a complete description of FTN’s financial analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 20, 2007, and is not necessarily indicative of current market conditions.

Implied Transaction Multiples

FTN calculated selected implied transaction multiples for Vertrue based on the $48.50 to be paid for each share of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares). FTN calculated an implied equity consideration by multiplying $48.50 by the total number of outstanding shares of the Common Stock on a fully diluted basis. Equity value was calculated by using the treasury stock method and included convertible debt and outstanding options. FTN then calculated an implied enterprise value based on the implied equity consideration by adding the amount of Vertrue’s net debt, as provided by Vertrue’s management, to the implied equity consideration. Based on the foregoing, FTN calculated that the implied equity value of Vertrue amounted to $640.8 million and the implied enterprise value of Vertrue (not including a $45.3 million contingent liability recorded on December 31, 2006 in connection with the acquisition of MyChoice Medical, Inc.) amounted to $730.9 million.

As used in this description of FTN’s financial analyses, EBITDA means earnings before interest, taxes, depreciation and amortization. Estimates of future financial performance for Vertrue used by FTN in its analyses were based on forecasts prepared by Vertrue’s management. Based on the foregoing, FTN calculated the following transaction multiples implied by the $48.50 to be paid for each share of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares):

•	the enterprise value as a multiple of revenue for the fiscal year ended June 30, 2006 and as estimated for the fiscal years ended June 30, 2007 and June 30, 2008;

•	the enterprise value as a multiple of EBITDA for the fiscal year ended June 30, 2006 and as estimated for the fiscal years ended June 30, 2007 and June 30, 2008; and

•	the $48.50 per share price as a multiple of earnings per share, referred to as the P/E ratio, for the fiscal year ended June 30, 2006 and as estimated for the fiscal years ended June 30, 2007 and June 30, 2008.

The following table sets forth the multiples referred to above:

Implied Multiples
based on Merger
Consideration of
$48.50 per share

Enterprise Value/Revenue Multiples
2006A	1.1x
2007E	1.0x
2008E	0.9x
Enterprise Value/ EBITDA Multiples
2006A	8.1x
2007E	6.9x
2008E	6.0x
P/E Ratios
2006A	20.0x
2007E	11.7x
2008E	10.5x

Transaction Premium Analysis

FTN calculated the premium implied by the Merger Consideration of $48.50 per share of the Common Stock over the market price per share of the Common Stock at certain times. FTN compared the Merger Consideration of $48.50 per share with the following trading prices for the Common Stock:

•	the closing share price of $46.54 per share as of March 19, 2007;

•	the “undisturbed” closing share price of $40.12 per share as of January 23, 2007 (prior to the news report on January 24, 2007 of a potential sale of Vertrue);

•	the volume weighted average price of $44.30 per share for the 3 months ending March 19, 2007;

•	the volume weighted average price of $42.80 per share for the 6 months ending March 19, 2007; and

•	the volume weighted average price of $42.15 per share for the 1 year ending March 19, 2007.

FTN noted also that the Common Stock rose from $40.12 to $46.79 over the course of the five-day period following a news report on January 24, 2007 of a potential sale of Vertrue.

Applying the Merger Consideration of $48.50 per share, the results of FTN’s calculations are reflected below:

		Premium Based
		on Merger
		Consideration of
Period	Share Price	$48.50 per Share

Current share price as of March 19, 2007	$46.54	4.2%
“Undisturbed” share price on January 23, 2007	$40.12	20.9%
3 month volume weighted average	$44.30	9.5%
6 month volume weighted average	$42.80	13.3%
1 year volume weighted average	$42.15	15.1%

FTN also analyzed acquisition premiums for the two years prior to March 20, 2007 for all public companies, all small cap companies (those with a market capitalization of less than $1 billion) and all Internet services companies, and, for each category, the market mean and median premium percentages one day prior to announcement, one week prior to announcement and one month prior to announcement. FTN excluded deals with premiums below negative ten percent and those with premiums greater than 100% from its analysis. FTN obtained the information for the foregoing analyses from Capital IQ. The results of FTN’s analysis are summarized in the table below:

	Market Premiums
	Mean	Median

One Day Prior
All public companies	25.5%	22.8%
All small cap companies	28.7%	23.5%
All internet service companies	20.9%	15.5%
One Week Prior
All public companies	26.3%	24.0%
All small cap companies	29.5%	24.0%
All internet service companies	32.0%	22.7%
One Month Prior
All public companies	29.8%	27.8%
All small cap companies	31.5%	25.3%
All internet service companies	36.1%	28.9%

FTN also analyzed various premiums for acquisitions of public companies during the two years prior to March 20, 2007, where the premium paid was between zero and five percent from the share price of the target company one day prior to the announcement of the transaction, the target company was a U.S. company, the transaction was valued at greater than $100 million, and all of the capital stock of the target company was purchased. FTN’s analysis showed 36 transactions within such criteria, of which 23 demonstrated meaningful price appreciation (as described below) from an “undisturbed” stock price. FTN used the price at which the target company was trading prior to any public announcement or rumor of a potential transaction and/or review of strategic alternatives, whether or not substantiated. For selected transactions, the “undisturbed” stock price was based on the lowest stock price for the 30 day period prior to the announcement of the transaction. The 23 transactions ranged in transaction value from $226 million to $7,770 million. For the 23 transactions that

FTN selected, the average premium over the “undisturbed” stock price was equal to 23%, the premiums for the transaction price per share over the stock price one day prior to the announcement of the transaction ranged from 0.2% to 4.9%, and the premiums for the price per share paid over the “undisturbed” stock price ranged from 9.0% to 41.4%.

Discounted Cash Flow Analyses

FTN performed illustrative discounted cash flow sensitivity analyses to determine indications of illustrative implied equity values per share of Vertrue Common Stock based on financial information and projections provided by Vertrue’s management.

In performing the illustrative discounted cash flow analysis, FTN applied discount rates ranging from 12.0% to 14.0% to the projected EBITDA of Vertrue for the calendar year 2010. FTN also applied exit value EBITDA multiples ranging from 6.0x to 7.0x. This analysis was based on EBITDA of $159.1 million for the fiscal year ended June 30, 2010, based on Vertrue management’s forecasts. Based on the foregoing, FTN derived illustrative implied equity values per share ranging from $46.85 to $57.24 per share with respect to Vertrue Common Stock. The financial information provided by Vertrue’s management and used in the analysis included earn-out payments by Vertrue related to prior acquisitions of $46.6 million and $12.2 million in the fiscal years ended June 30, 2007 and June 30, 2008, respectively. The fully diluted share count used in the analysis varied based on implied value per share.

Using the same forecasts, FTN applied perpetual growth rates ranging from 2.0% to 4.0%. FTN also applied discount rates ranging from 12.0% to 14.0% to the projected free cash flows of Vertrue for the fiscal years ended June 30, 2007 through June 30, 2010. This analysis was based on an unlevered free cash flow of $96.7 million for the fiscal year ended June 30, 2010, based on Vertrue management’s forecasts. Based on the foregoing, FTN derived illustrative implied per share equity values ranging from $39.96 to $61.41 per share.

The EBITDA multiple range was selected to be consistent with the EBITDA multiples at which Vertrue traded as a public company. The growth rate range was selected as a market-standard to be consistent with long-term growth in the economy. The discount rates were generated by undertaking a weighted average cost of capital (WACC) analysis on Vertrue.

Leveraged Buyout Analysis

FTN performed an illustrative leveraged buyout sensitivity analysis using Vertrue management’s forecasts. The financial information provided by management and used in the analysis included earn-out payments by Vertrue related to prior acquisitions of $46.6 million and $12.2 million in the fiscal years ended June 30, 2007 and June 30, 2008, respectively. The fully diluted share count used in such analyses varied according to implied price per share. Estimated cost synergies were not included for purposes of this analysis.

FTN assumed, for purposes of this analysis, illustrative implied exit multiples of EBITDA ranging from 6.0x to 7.0x, which reflect illustrative implied purchase prices that a hypothetical financial buyer might pay for Vertrue. FTN also assumed, for purposes of this analysis, illustrative internal rates of return required by a hypothetical financial buyer upon exit ranging from 22.5% to 27.5%. This analysis resulted in illustrative implied offer prices per share of the Common Stock ranging from $46.75 to $52.53 per share.

Using the same forecasts, FTN also assumed illustrative leverage ratios (including senior and subordinated debt) of 4.5x to 5.5x EBITDA in a hypothetical exit transaction, and illustrative internal rates of return required by a hypothetical financial buyer ranging from 22.5% to 27.5%. This analysis resulted in illustrative implied offer prices per share of the Common Stock ranging from $48.33 to $54.44 per share.

Selected Companies Analysis

FTN calculated certain ratios and other parameters for Vertrue based on Vertrue’s valuation as of March 19, 2007 and its “undisturbed” valuation as of January 23, 2007, in each case, adjusted to a calendar year basis and based on estimates provided by Vertrue’s management, and compared it to the corresponding ratios and parameters for selected publicly traded companies in the marketing and advertising industry peer composites (online and offline) and membership-based marketing industry peer composite. The peer composites were comprised of the following companies:

Peer Composites
Online Peer Composite	Offline Peer Composite	Membership-Based Peer Composite

24/7 Real Media, Inc.	Catalina Marketing Corp.	Intersections Inc.
aQuantive, Inc.	Harte-Hanks, Inc.	Pre-Paid Legal Services, Inc.
Marchex, Inc.	infoUSA Inc.	Rewards Network Inc.
MIVA, Inc.	Valassis Communications, Inc.	United Online, Inc.
ValueClick, Inc.	ValueVision Media, Inc.	Weight Watchers International, Inc.

Although none of the selected companies is directly comparable to Vertrue, the companies included were chosen because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain operations of Vertrue. Projected information for all peer companies was based on information from Capital IQ. In each case, the valuation of the peer group companies was as of March 19, 2007, except that Catalina Marketing Corp. was valued as of its closing price on December 17, 2006, prior to the announcement of its going-private transaction. For each company and Vertrue, FTN analyzed the EBITDA margin, earnings per share long term growth rate, or EPS LTGR, the ratio of enterprise value to revenues, the ratio of enterprise value to EBITDA, and the P/E ratio based on the calculations of Capital IQ, in each case, other than with respect to EPS LTGR, for the fiscal years ended 2006, 2007 and 2008, respectively.

EBITDA Margin Analysis.  EBITDA margin is defined as EBITDA divided by total revenue. A higher EBITDA margin indicates higher degree of profitability, exclusive of non-cash items, and implies a higher valuation. The following table sets forth EBITDA margin analysis for Vertrue and the high and low EBITDA margins, where available, for the selected publicly traded companies in each peer composite:

	EBITDA Margin
	2006	2007	2008

Vertrue (current valuation as of 3/19/07)	12%	15%	14%
Vertrue (“undisturbed” valuation as of 1/23/07)	12%	15%	14%
Online Peer Composite
High	31%	30%	32%
Low	10%	2%	5%
Offline Peer Composite
High	29%	19%	19%
Low	2%	3%	5%
Member-Based Marketing Composite
High	32%	32%	32%
Low	8%	29%	29%

Earnings Per Share Long Term Growth Rate Analysis.  The EPS LTGR for each of the peer companies was based on research analysts’ average projected long-term growth rate. A higher EPS LTGR indicates greater profitability in the future and implies a higher valuation. The following table sets forth EPS LTGR for Vertrue and the mean and median EPS LTGF for selected publicly traded companies in each peer composite:

EPS LTGR

Vertrue (current valuation as of 3/19/07)	15%
Vertrue (“undisturbed” valuation as of 1/23/07)	15%
Online Peer Composite
Mean	28%
Median	26%
Offline Peer Composite
Mean	14%
Median	11%
Member-Based Marketing Composite
Mean	12%
Median	12%

Enterprise Value/Revenues Ratio Analysis.  The Enterprise Value/Revenue Ratio compares a theoretical takeover price to total revenues. A higher ratio indicates higher expectations of future growth and/or profitability and implies a higher valuation. The following table summarizes the results of the enterprise value to revenues ratio (or EV/Revenue ratio) analysis for Vertrue and the mean and median EV/Revenue ratios for the selected companies in the peer composites reviewed:

EV/Revenues
	2006	2007	2008

Vertrue (current valuation as of 3/19/07)	1.0x	0.9x	0.8x
Vertrue (“undisturbed” valuation as of 1/23/07)	0.9x	0.8x	0.7x
Online Peer Composite
Mean	2.9x	2.4x	2.0x
Median	3.9x	3.2x	2.7x
Offline Peer Composite
Mean	1.5x	0.9x	0.9x
Median	1.5x	0.8x	0.7x
Member-Based Marketing Composite
Mean	1.6x	1.5x	1.4x
Median	1.4x	1.1x	1.0x

Enterprise Value/EBITDA Ratio Analysis.  The Enterprise Value/EBITDA Ratio compares a theoretical takeover price to EBITDA. A higher ratio indicates higher expectations of future growth and/or profitability and implies a higher valuation. The following table summarizes the results of the enterprise value to EBITDA ratio analysis for Vertrue and the means and medians for the selected companies in the peer composites reviewed:

EV/EBITDA
	2006	2007	2008

Vertrue (current valuation as of 3/19/07)	8.1x	5.8x	5.6x
Vertrue (“undisturbed” valuation as of 1/23/07)	7.0x	5.0x	4.8x
Online Peer Composite
Mean	15.3x	12.2x	9.5x
Median	15.4x	12.2x	9.1x
Offline Peer Composite
Mean	8.1x	8.7x	6.7x
Median	8.0x	7.5x	7.1x
Member-Based Marketing Composite
Mean	7.7x	7.6x	7.2x
Median	7.0x	7.6x	7.2x

P/E Ratio Analysis.  The P/E Ratio compares the price per share of common stock to the earnings per share of common stock and a higher ratio indicates higher expectations of future growth and/or profitability and implies a higher valuation. The following table summarizes the results of the Price to Earnings ratio analysis for Vertrue and the mean and median P/E Ratios for the selected companies in the peer composites reviewed:

Price/Earnings
	2006	2007	2008

Vertrue (current valuation as of 3/19/07)	19.3x	11.2x	10.1x
Vertrue (“undisturbed” valuation as of 1/23/07)	16.6x	9.7x	8.7x
Online Peer Composite
Mean	32.9x	27.8x	22.0x
Median	35.1x	29.1x	23.7x
Offline Peer Composite
Mean	15.6x	15.1x	15.7x
Median	16.1x	13.7x	14.5x
Member-Based Marketing Composite
Mean	18.2x	15.9x	16.4x
Median	16.2x	15.7x	14.6x

In addition, FTN conducted a month-by-month comparison of the trailing price to earnings ratios of Vertrue and each of the three peer composite groups for the two-year period from February 2005 to February 2007. The composite group indices in the analysis were market-cap weighted, and, within the marketing and advertising industry (offline) peer composite, Valassis Communications, Inc.’s acquisition of ADVO, Inc. was considered only until the July 5, 2006 announcement of the transaction. As compared to each peer group, FTN’s trailing P/E analysis demonstrated that Vertrue’s P/E ratio was at a lower multiple than those of the three peer composite groups during the majority of the period reviewed, except that Vertrue’s P/E ratio was above the offline peer composite multiples from June 2006 through February 2007. FTN’s analysis demonstrated that the trading price of Vertrue at March 20, 2007 was not at an unnaturally low point and was consistent with the company’s historic performance.

Selected Transactions Analysis

FTN analyzed certain publicly available information relating to selected transactions involving companies in the online advertising and consumer marketing industry that were announced between July 2004 and December 2006 and the offline advertising and consumer marketing industry that were announced between July 2005 and February 2007. In the online advertising and consumer marketing industry, the transaction values ranged from

$12 million to $1,295 million and in the offline advertising and consumer marketing industry, the transaction values ranged from $46 million to $3,383 million.

The transactions that FTN reviewed, listed by acquirer / target (date of announcement) included:

Online Advertising and Consumer Marketing Industry

•	Publicis Groupe S.A. / Digitas Inc. (December 20, 2006)

•	Intersections Inc. / Chartered Marketing Services, Inc. (June 9, 2006)

•	Rakuten, Inc. / LinkShare Corporation (September 5, 2005)

•	Landmark Communications, Inc. / Q Interactive, Inc. (CoolSavings, Inc.) (September 12, 2005)

•	ValueClick, Inc. / Fastclick, Inc. (August 10, 2005)

•	Incisive Media plc / ClickZ Corp. (August 2, 2005)

•	Marchex, Inc. / IndustryBrains, LLC (July 27, 2005)

•	ValueClick, Inc. / Web Marketing Holdings, Inc. (June 10, 2005)

•	Hellman & Friedman LLC, JMI Equity Fund, L.P. / DoubleClick Inc. (April 23, 2005)

•	General Atlantic LLC / webloyalty.com, Inc. (April 19, 2005)

•	24/7 Real Media, Inc. / Decide Interactive Pty Ltd. (August 19, 2004)

•	Marchex, Inc. / goClick.com, Inc. (July 29, 2004)

Offline Advertising and Consumer Marketing Industry

•	ValueAct Capital / Catalina Marketing Corp. (March 8, 2007)

•	Valassis Communications, Inc. / ADVO, Inc. (July 6, 2006)

•	Quadrangle Group LLC, Thomas H. Lee Partners, L.P. / West Corp. (May 31, 2006)

•	Milestone Partners / Outlook Group Corp. (March 20, 2006)

•	Apollo Management, L.P. / Trilegiant (reported as the Marketing Services Division) of Cendant Corp. (July 26, 2005)

For each of the selected transactions, FTN calculated the ratio of transaction value as a multiple of latest twelve month revenues prior to the announcement of the transaction, or LTM Revenues, and the latest twelve months EBITDA prior to the announcement of the transaction, or LTM EBITDA. A higher ratio indicates that greater consideration was paid in the transaction relative to revenues or EBITDA respectively, and implies a higher valuation. Data regarding LTM Revenues and LTM EBITDA were based on Capital IQ, company press releases and public filings.

The following table shows the results of this analysis:

	Mean	Median

Online Marketing and Advertising Industry
Transaction Value as a multiple of LTM Revenues	2.4x	2.4x
Transaction Value as a multiple of LTM EBITDA	14.4x	17.1x
Offline Marketing and Advertising Industry
Transaction Value as a multiple of LTM Revenues	1.6x	1.2x
Transaction Value as a multiple of LTM EBITDA	8.5x	8.5x

The transaction value of the Merger as a multiple of 2006 Revenues is 1.1x and the transaction value as a multiple of 2006 EBITDA is 8.1x. FTN also summarized certain terms of Apollo Management, L.P.’s October 2005 acquisition of the Marketing Services Division of Cendant Corporation for $1.83 billion. FTN calculated the ratio of such acquisition’s transaction value as a multiple of LTM Revenues and LTM EBITDA, which equaled 1.2x and 5.4x, respectively.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. FTN’s analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all such analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed therein. In arriving at its fairness determination, FTN considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, FTN made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Vertrue or the Merger.

FTN prepared these analyses for the purpose of undertaking a study to enable FTN to render its opinion as to the fairness, from a financial point of view, to the holders of Vertrue Common Stock (other than shares held in the treasury of Vertrue and dissenting shares) of the $48.50 per share of the Common Stock to be received by such holders pursuant to the Merger Agreement. FTN’s opinion does not address the underlying business decision of Vertrue to engage in the transaction. FTN’s analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities may be sold. FTN’s analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Vertrue, FTN or any other person assumes responsibility if future results are materially different from those forecasted.

The $48.50 per share purchase price for Vertrue stockholders was determined through arms’-length negotiations among the Special Committee and the Sponsors and was approved by Vertrue’s Board of Directors. FTN provided advice to the Special Committee during these negotiations. FTN did not, however, recommend any specific amount of consideration to Vertrue, the Special Committee or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the proposed Merger.

As described above, FTN’s opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its decision to recommend the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by FTN in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of FTN attached as Annex B to this proxy statement.

FTN Midwest Securities Corp. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed securities and other transactions. FTN was retained by Vertrue to advise the Special Committee in connection with the Special Committee’s consideration of various strategic alternatives, including a possible sale of Vertrue. FTN participated in certain of the negotiations leading to the proposed Merger. FTN provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions in and hold securities of Vertrue or JP Morgan Chase & Co., an affiliate of Parent, for its own account and for the accounts of its customers. FTN received a fee of $1.5 million for rendering its opinion. On March 5, 2007, in order to provide FTN with a financial incentive to solicit higher bids during the “go-shop” period after the Merger, the Special Committee decided to revise the FTN engagement letter to provide FTN with an additional fee of $500,000 in the event Vertrue enters into a transaction whereby its shareholders receive consideration greater than $48.50 per share of the Common Stock. In addition, Vertrue agreed to reimburse FTN for its expenses, including attorneys’ fees and disbursements, and to indemnify FTN and related persons against various liabilities, including liabilities under federal securities laws.

Opinion of Jefferies Broadview

Jefferies Broadview was engaged to render an opinion to the Special Committee as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates). On March 20, 2007, Jefferies delivered to the Special Committee its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the Merger Consideration to be received by the holders of shares of the Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

The full text of the written opinion of Jefferies Broadview is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

Jefferies Broadview’s opinion is for the use and benefit of the Special Committee in its consideration of the Merger, and Jefferies Broadview’s opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Vertrue, nor does it address the underlying business decision by Vertrue to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies Broadview’s opinion does not constitute a recommendation as to how you or any other holder of shares of the Common Stock should vote on the Merger or any matter related thereto. In addition, Vertrue did not ask Jefferies Broadview to address, and Jefferies Broadview’s opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Vertrue, other than the holders of shares of the Common Stock. Jefferies Broadview expresses no opinion as to the price at which shares of the Common Stock would trade at any time.

In arriving at its opinion, Jefferies Broadview, among other things:

(i) reviewed a draft Merger Agreement dated March 19, 2007;

(ii) reviewed certain publicly available financial and other information about Vertrue;

(iii) reviewed certain information furnished to Jefferies Broadview by Vertrue’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Vertrue;

(iv) held discussions with members of Vertrue’s senior management concerning the matters described in clauses (ii) and (iii) above;

(v) reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that Jefferies Broadview deemed relevant;

(vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies Broadview deemed relevant; and

(vii) conducted such other financial studies, analyses and investigations as Jefferies Broadview deemed appropriate.

In Jefferies Broadview’s review and analysis and in rendering its opinion, Jefferies Broadview assumed and relied upon, but did not independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Vertrue or that was publicly available to Jefferies Broadview, or that was otherwise reviewed by Jefferies Broadview. In Jefferies Broadview’s review, Jefferies Broadview did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies Broadview conduct a physical inspection of any of the properties or facilities of, Vertrue, nor was Jefferies Broadview furnished with any such evaluations or appraisals of such physical inspections, nor does Jefferies Broadview have any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies Broadview, Jefferies Broadview notes that projecting future results of Vertrue is inherently subject to uncertainty. Vertrue informed

Jefferies Broadview, and Jefferies Broadview assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Vertrue’s management as to the future financial performance of Vertrue. Jefferies Broadview expresses no opinion as to Vertrue’s financial forecasts or the assumptions on which they were made.

Jefferies Broadview assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies Broadview. Jefferies Broadview also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Vertrue, Parent or the contemplated benefits of the Merger.

Jefferies Broadview’s opinion was based on economic, monetary, regulatory, market and other conditions existing and that could be evaluated as of the date of its opinion. Jefferies Broadview has no obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies Broadview may have become aware of or of which Jefferies Broadview could become aware after the date of its opinion.

The following is a brief summary of the analyses performed by Jefferies Broadview in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by Jefferies Broadview but includes all material factors considered by Jefferies Broadview in rendering its opinion. Jefferies Broadview drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the Merger consideration. Each analysis performed by Jefferies Broadview is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Jefferies Broadview believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Jefferies Broadview to arrive at its opinion.

Discounted Cash Flow Analysis

Jefferies Broadview examined the value of Vertrue based on projected free cash flow estimates. The free cash flow estimates were generated utilizing financial projections from July 1, 2007 through June 30, 2010 that were prepared and furnished to Jefferies Broadview by Vertrue’s management and financial projections from July 1, 2010 through June 30, 2012 that were derived by Jefferies Broadview based on certain financial assumptions provided by Vertrue’s management and then confirmed by Vertrue’s management. A range of terminal values at June 30, 2012 was determined by ascribing terminal growth rates, which ranged from 2.0% to 3.0%, to the projected free cash flow for the trailing twelve-month period (“TTM”) ending June 30, 2012. Jefferies Broadview calculated a discount rate of 16.7% based on the Capital Asset Pricing Model using the calculated median capital structure adjusted beta for three of the four public company comparables (excluding Rewards Network, Inc.), adjusting for a market risk premium of 7.8% and then adding a size premium of 2.3%. Based on a range of terminal growth rates (2.0%-3.0%) and discount rates (15.0%-18.0%), Jefferies Broadview calculated values ranging from $41.78 to $55.71 per share with a median implied equity value of $47.77 per share, calculated using a discount rate of 16.5% and a terminal growth rate of 2.5%.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Vertrue’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Comparable Transaction Analysis

Jefferies Broadview analyzed one previous transaction that it deemed most comparable to the Merger from a business model and product portfolio perspective, Apollo Management L.P.’s acquisition of Cendant Corporation’s Marketing Services Division (now known as Affinion Group, or “Affinion”), announced July 26, 2005. Jefferies Broadview reviewed other previous direct marketing and Internet-related transactions, determined that they involved targets very different from Vertrue in terms of business model, scale and breadth of offerings and consequently did not conduct detailed analyses of such other transactions.

Jefferies Broadview considered certain publicly available actual financial data relating to the Affinion transaction, including the adjusted purchase price ($1.825 billion) and the seller’s actual revenue ($1.474 billion) and EBITDA ($291.8 million) for the TTM prior to the announcement of the Affinion transaction. From this information, Jefferies Broadview calculated an Affinion transaction multiple of 6.25x TTM EBITDA, calculated based on financial data of Cendant Corporation’s Marketing Services Division set forth in Affinion’s Form S-4 filed with the SEC on May 8, 2006 and adjusted for non-recurring charges and gains, which Jefferies Broadview noted implied a per Vertrue share price of $30.99.

The transaction utilized in the comparable transaction analysis is not identical to the Merger. In evaluating the transaction, Jefferies Broadview made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either Vertrue or the Sponsors. Mathematical analysis of comparable transaction data in isolation from other analyses is not an effective method of evaluating transactions.

Comparable Public Company Analysis

Comparable Public Company Analysis is a method of valuing an entity relative to publicly-traded companies with similar products or services, similar operating or financial characteristics, or servicing similar customers or markets. Jefferies Broadview reviewed and compared selected financial data for four publicly traded companies chosen by Jefferies Broadview that were deemed to be comparable to Vertrue. Jefferies Broadview selected these four companies based on their participation in the comparable offline and online consumer subscription services industry and their similar revenues to Vertrue (i.e., less than $1.0 billion in revenue for the TTM ended December 31, 2006). The comparable companies chosen by Jefferies Broadview included:

•	Intersections Inc.

•	Netflix, Inc.

•	Pre-Paid Legal Services, Inc.

•	Rewards Network Inc.

For each of the comparable companies, Jefferies Broadview calculated total market capitalization as a multiple of (i) that company’s EBITDA for the TTM ended December 31, 2006, as reflected in periodic reports filed with the SEC, and (ii) that company’s projected EBITDA, to the extent available, for the year ending December 31, 2007, as set forth in selected analyst reports. TMC was calculated as equity market capitalization, plus total debt and preferred stock, less cash and cash equivalents as of December 31, 2006. Jefferies Broadview also calculated price-to-earnings (P/E) multiples for each of the comparable companies by dividing each company’s respective closing stock price on March 16, 2007 by (i) that company’s earnings per share (EPS) for the TTM ended December 31, 2006, as reflected in periodic reports filed with the SEC, and (ii) that company’s projected earnings per share, to the extent available, for the year ending December 31, 2007, as set forth in selected analyst reports.

Jefferies Broadview next calculated the corresponding multiples for Vertrue in the Merger on the same basis, but (i) defining equity market capitalization (for purposes of calculating TMC) as the $48.50 Merger Consideration multiplied by the sum of the number of diluted shares outstanding plus the additional shares that would be issued upon conversion of convertible notes, (ii) using the Merger Consideration instead of stock closing price, and (iii) using management projections instead of selected analyst reports for projected EBITDA and EPS for the year ending December 31, 2007.

The resulting multiples are set forth in the table below:

Projected
	TTM	12/31/07		Projected
Company	TMC/EBITDA	TMC/EBITDA	TTM P/E	12/31/07 P/E

Pre-Paid Legal Services, Inc.	7.3x	NA	13.5x	NA
Rewards Network Inc.	7.2x	NA	16.1x	37.7x
Netflix, Inc.	4.9x	3.8x	29.6x	25.3x
Intersections Inc.(1)	4.9x	NA	14.4x	12.3x
Mean	6.1x	3.8x	18.4x	25.1x
High	7.3x	3.8x	29.6x	37.7x
Median	6.1x	3.8x	15.3x	25.3x
Low	4.9x	3.8x	13.5x	12.3x
Vertrue	8.9x	6.5x	18.3x	11.5x

(1)	Pro forma for acquisition of Chartered Marketing Services, Inc., which closed on July 5, 2006.

With respect to each ratio, a higher multiple implies a higher valuation. The comparable public company analyses performed by Jefferies Broadview indicated an implied Vertrue equity price per share ranging from $25.11 to $40.11 based on a 5.5 x — 7.5 x TTM EBITDA multiple (assuming $86.9 million in EBITDA) and an implied Vertrue equity price per share ranging from $40.51 to $47.74 based on a 15.0 x – 18.0 x TTM P/E multiple (assuming $34.8 million in net income). Jefferies Broadview noted that the proposed per share merger price of $48.50 per share exceeded these ranges.

No company utilized in the comparable public company analysis is identical to Vertrue. Jefferies Broadview made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Vertrue and the Sponsors. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Premiums Paid Analysis

Using publicly available information, Jefferies Broadview conducted premiums paid analyses using two different sets of transactions, announced since January 1, 2005, involving North American sellers and equity consideration between $100.0 million and $2.0 billion.

First, Jefferies Broadview reviewed the following 12 consumer-focused digital media and marketing services transactions:

Announcement Date	Buyer	Seller

1) 12/20/2006	Publicis Groupe S.A.	Digitas, Inc.
2) 5/5/2006	PPR S.A. (Redcats USA Inc)	The Sportsman’s Guide, Inc.
3) 3/6/2006	General Electric Company (NBC Universal, Inc.)	iVillage Inc.
4) 12/8/2005	Electronic Arts Inc.	JAMDAT Mobile Inc.
5) 12/5/2005	Liberty Media Corporation	Provide Commerce, Inc.
6) 11/16/2005	Nokia Corporation	IntelliSync Corp.
7) 8/11/2005	ValueClick, Inc.	Fastclick, Inc.
8) 8/9/2005	Vector Capital	Register.Com, Inc.
9) 7/18/2005	News Corporation	Intermix Media Inc
10) 6/1/2005	eBay Inc.	Shopping.com Ltd
11) 4/25/2005	Click Holding Corp (Hellman & Friedman and JMI Equity)	DoubleClick, Inc.
12) 3/21/2005	IAC/InterActiveCorp	Ask Jeeves Inc.

For each of the target companies involved in the 12 transactions, Jefferies Broadview examined the closing stock price one day, forty days and 60 days prior to announcement of the relevant transaction in order to calculate the mean, high, 75th percentile, median, 25th percentile, and low premiums paid by the acquiror over the target’s closing stock price at those points in time. Jefferies Broadview then compared those premiums to the premium implied by the $48.50 Merger Consideration over Vertrue’s undisturbed stock price of $39.20 on the date 40 days prior to the announcement of the Merger. A summary of the 40-day premiums observed in this first premiums paid analysis is set forth in the table below:

Mean	31.1%
High	139.0%
75th Percentile	32.7%
Median	20.5%
25th Percentile	10.3%
Low	2.5%
Vertrue	23.7%

Next, Jefferies Broadview reviewed the following 14 software and services going private transactions:

Announcement Date	Buyer	Seller

1) 2/7/2007	Caritor, Inc. (Citigroup Venture Capital Int’l.)	Keane, Inc.
2) 10/16/2006	Investor Group (The Carlyle Group And Providence Equity Partners)	Open Solutions Inc.
3) 10/13/2006	ClientLogic Corporation (Onex Corporation)	SITEL Corporation
4) 8/31/2006	Investor Group (led by Hellman & Friedman LLC, Texas Pacific Group, JMI Equity)	Intergraph Corporation
5) 5/16/2006	MBO (OEP)	NCO Group, Inc.
6) 5/15/2006	Infor Global Solutions (Golden Gate Capital)	SSA Global Technologies, Inc.
7) 4/27/2006	AttachmateWRQ (Francisco Partners, Golden Gate Capital and Thoma Cressey)	NetIQ Corporation
8) 3/13/2006	Investor Group (Management)	TNS, Inc.
9) 3/8/2006	Apollo Management, L.P.	SOURCECORP, Incorporated
10) 11/11/2005	Silver Lake Partners	Serena Software, Inc.
11) 11/7/2005	Golden Gate Capital	Geac Computer Corp Ltd
12) 7/28/2005	The Carlyle Group	SS&C Technologies, Inc.
13) 4/25/2005	Click Holding Corp (Hellman & Friedman and JMI Equity)	DoubleClick Inc.
14) 1/27/2005	Infor Global Solutions (Golden Gate Capital)	MAPICS, Inc.

For each of the target companies involved in the 14 transactions, Jefferies Broadview examined the closing stock price one day, 40 days and 60 days prior to announcement of the relevant transaction in order to calculate the mean, high, 75th percentile, median, 25th percentile, and low premiums paid by the acquiror over the target’s closing stock price at those points in time. Jefferies Broadview then compared those premiums to the premium implied by the $48.50 Merger Consideration over Vertrue’s undisturbed stock price of $39.20 on the date 40 days prior to the announcement of the Merger. A summary of the 40 day premiums observed in this second premiums paid analysis is set forth in the table below:

Mean	22.9%
High	68.0%
75th Percentile	27.6%
Median	19.7%
25th Percentile	11.5%
Low	0.6%
Vertrue	23.7%

Conclusion

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Jefferies Broadview considered the results of all of its analyses as a whole and, did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Jefferies Broadview believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion. In performing its analyses, Jefferies Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Vertrue. The analyses performed by Jefferies Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Jefferies Broadview did not recommend any specific consideration to the Special Committee or that any specific consideration constituted the only appropriate consideration with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger.

Miscellaneous

Jefferies Broadview has, in the past, provided financial advisory and financing services to Vertrue and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, Jefferies Broadview may seek to, in the future, provide financial advisory and financing services to Vertrue, Parent or entities that are affiliated with Vertrue or Parent, for which Jefferies Broadview would expect to receive compensation. In addition, you should note that a managing director of Jefferies Broadview is also a director of Vertrue.

Pursuant to an engagement letter dated November 27, 2006, the Special Committee agreed to cause Vertrue to pay Jefferies Broadview a fee in connection with rendering its opinion to the Special Committee, $2 million of which was payable upon delivery of Jefferies Broadview’s opinion and approximately $6 million of which is payable contingent upon consummation of the Merger. The Special Committee also agreed to cause Vertrue to reimburse Jefferies Broadview for its expenses incurred in connection with rendering its opinion to the Special Committee and to indemnify Jefferies Broadview against liabilities arising out of or in connection with the services rendered by Jefferies Broadview in connection with rendering its opinion to the Special Committee.

Jefferies Broadview and their affiliates, in the ordinary course of their business, may publish research reports regarding the securities of Vertrue and its affiliates, may trade or hold such securities for their own account and the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

Certain Management Financial Projections

Although Vertrue periodically may issue limited guidance to investors concerning its expected financial performance, Vertrue does not as a matter of course publicly disclose detailed financial projections. However, in connection with potential buyers’ review of Vertrue and in the course of the negotiations between Vertrue and potential buyers, Vertrue provided potential buyers, the Special Committee’s financial advisor, FTN, and Vertrue’s financial advisor, Jefferies Broadview, with non-public, financial projections for the years ending June 30, 2007 through June 30, 2010 prepared by Vertrue management for internal planning purposes. FTN and Jefferies Broadview used such financial projections in their financial analyses. A summary of these financial projections is set forth below.

Vertrue Summary Financial Projections
(all amounts are in millions and are approximate)

	Year Ending June 30,
	2007	2008	2009	2010

EBITDA(1)	$103.0	$121.7	$135.9	$159.1
Capital Expenditures	$10.0	$11.2	$11.2	$11.2
Revenue	$756.3	$836.0	$921.7	$1,032.0

(1)	EBITDA is calculated as net income excluding interest and other expenses, tax, depreciation, and amortization.

Significant assumptions underlying Vertrue’s financial projections included the following:

•	Revenue growth of 14.8%, 10.5%, 10.3%, and 12.0% for fiscal years 2007, 2008, 2009 and 2010, respectively.

•	EBITDA margins of 13.6%, 14.5%, 14.7% and 15.4% for fiscal years 2007, 2008, 2009 and 2010, respectively; the increase in EBITDA margins is due to the continued shift in the business to online marketing and distribution channels as well as general and administrative expense leverage.

•	Capital expenditures of 1.3%, 1.3%, 1.2% and 1.1% of revenue for fiscal years 2007, 2008, 2009 and 2010, respectively.

In addition, Jefferies Broadview used, in its financial analyses, financial projections from July 1, 2010 through June 30, 2012 that were derived by Jefferies Broadview based on certain assumptions (described immediately after the following chart) provided by Ventrue’s management and then confirmed by Vertrue’s management. A summary of these financial projections is set forth below.

Summary Financial Projections
(all amounts are in millions and are approximate)

	Year Ending June 30,
	2011	2012

EBITDA(1)	$178.8	$196.2
Capital Expenditures	$11.2	$11.2
Revenue	$1,135.2	$1,226.0

(1)	EBITDA is calculated as net income excluding interest and other expense, taxes, depreciation, and amortization.

Significant assumptions, provided by Vertrue’s management, underlying the financial projections from July 1, 2010 through June 30, 2012 derived by Jefferies Broadview included the following:

•	Revenue growth of 10% and 8% for fiscal years 2011 and 2012, respectively;

•	EBITDA margins of 15.75% and 16% for fiscal years 2011 and 2012, respectively;

•	Capital expenditures of $11.2 million for fiscal years 2011 and 2012, which assumptions are identical to the assumptions for fiscal years 2008, 2009 and 2010.

Such financial projections (i) were prepared or confirmed, as applicable, in good faith by Vertrue’s management on a basis consistent with the accounting principles used in Vertrue’s historical financial statements, but no assurance can be given regarding future events, and therefore such financial projections cannot be considered a reliable predictor of future operating results, and should not be relied on as such, (ii) were not prepared with a view toward public disclosure or with a view toward complying with the U.S. generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information and (iii) are not historical fact and should not be relied upon as being necessarily indicative of future results. It should be noted that EBITDA is not a measure of performance under GAAP, and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Further, Vertrue management’s calculation of EBITDA may differ from that used by others. In light of the foregoing, and considering that Vertrue’s stockholders meeting will be held at least six months after the date the financial projections set forth above were prepared, as well as the uncertainties inherent in any financial projections, stockholders are cautioned not to rely on these financial projections.

In addition, the estimates and assumptions underlying the financial projections set forth above involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Vertrue. The inclusion of these financial projections should not be interpreted as an indication that Vertrue considers this information a reliable prediction of future results, and this information should not be relied on for that purpose. These projections are not included in this document in order to induce any Vertrue stockholder to vote to adopt the Merger Agreement, or to impact any investment decision with respect to the Common Stock. See “Special Note Regarding Forward-Looking Statements” beginning on page 13.

The projections included in this proxy statement have been prepared by or confirmed by, as applicable, and are the responsibility of, Vertrue’s management. PricewaterhouseCoopers, LLP, Vertrue’s independent registered public accounting firm, has not examined or compiled any of the projections, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Vertrue’s historical financial information. It does not extend to the projections and should not be read to do so.

VERTRUE HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE NO LONGER APPROPRIATE.

Purpose and Reasons for the Merger of Gary A. Johnson

Under the rules governing “going private” transactions, Gary A. Johnson is deemed to be engaged in a “going private” transaction and is required to express his reasons for the Merger to our unaffiliated stockholders. Gary A. Johnson is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The purpose of the Merger for Gary A. Johnson is to immediately realize in cash the value of a portion of his holdings in Vertrue and, through his rollover equity commitment, to benefit from any future earnings and growth of Vertrue after its stock ceases to be publicly traded. Gary A. Johnson believes that public company status imposes a number of limitations on Vertrue, including restraints associated with meeting the expectations of market analysts and the costs of being a publicly traded company. Accordingly, one of the purposes of the Merger for Gary A. Johnson is to afford Vertrue greater operating flexibility, allowing management to concentrate on long-term growth and to reduce managements focus on the quarter to quarter performance often emphasized by the public markets.

Purpose and Reasons for the Merger of Parent, Merger Sub and the Sponsors

For Parent and Merger Sub, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement. For the Sponsors, the purpose of the Merger is to allow them, along with the management investors, to own the equity interests in Vertrue and to bear the rewards and risks of such ownership after shares of the Common Stock cease to be publicly traded.

Parent, Merger Sub and the Sponsors believe that it is best for Vertrue to operate as a privately held entity. As a privately held entity, Vertrue will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of Vertrue. Moreover, Parent, Merger Sub and the Sponsors believe that Vertrue’s future business prospects can be improved through the active participation of the Sponsors in the strategic direction and operations of Vertrue. Although Parent, Merger Sub and the Sponsors believe that there will be significant opportunities associated with their investment in Vertrue, they realize that there are also substantial risks (including the risks and uncertainties relating to Vertrue’s prospects, including the prospects described in management’s projections summarized under “Opinions of Financial Advisors— Certain Management Financial Projections”).

Position of Gary A. Johnson as to Fairness

Under SEC rules, Gary A. Johnson is required to provide certain information regarding his position as to the fairness of the Merger to the unaffiliated stockholders of Vertrue. Gary A. Johnson is making the statements included in this section solely for purposes of complying with such requirements. Gary A. Johnson’s views as to the fairness of the Merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement.

Gary A. Johnson has interests in the Merger different from, and in addition to, the other stockholders of Vertrue. These interests are described under “Special Factors — Interests of Vertrue’s Directors and Executive Officers in the Merger.”

Gary A. Johnson did not undertake a formal evaluation of the fairness of the Merger or engage a financial advisor for such purposes. However, Gary A. Johnson believes that the Merger Agreement and the Merger are substantively and procedurally fair to the unaffiliated stockholders of Vertrue and has adopted the analyses and conclusions of the Special Committee based upon the reasonableness of those analyses and conclusions and his knowledge of Vertrue, as well as the factors considered by, and the findings of, the Special Committee with respect to the fairness of the Merger to such stockholders (see “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”), other than, in each case, with respect to the financial presentations of FTN and Jefferies which was provided for the information and assistance of the Special Committee and upon which Gary A. Johnson is not entitled to rely. Notwithstanding that Gary A. Johnson is not entitled to rely thereon, Gary A. Johnson did consider the fact that the Special Committee received opinions from FTN and Jefferies Broadview to the effect that, as of the date of the fairness opinions, and based upon and subject to the various factors, assumptions, qualifications and limitations set out in the fairness opinions, the $48.50 price per share to be received by the unaffiliated stockholders was fair to such stockholders from a financial point of view (see “— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”).

Furthermore, while Gary A. Johnson is a director of Vertrue, because of his differing interests in the Merger he did not participate in the negotiation of the Merger Agreement or the evaluation or approval of the Merger Agreement and the Merger. For these reasons, Gary A. Johnson does not believe that his interests in the Merger influenced the decision of the Board of Directors with respect to the Merger Agreement or the Merger.

The foregoing discussion of the information and factors considered and given weight by Gary A. Johnson in connection with the fairness of the Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by Gary A. Johnson. Gary A. Johnson did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the Merger Agreement and the Merger. Gary A. Johnson believes that these factors provide a reasonable basis for his belief that the Merger is fair to the unaffiliated stockholders of Vertrue.

Position of Parent, Merger Sub and the Sponsors as to Fairness

Under one interpretation of the rules governing “going private” transactions, one or more of Parent, Merger Sub and the Sponsors may be deemed to be affiliates of Vertrue and as such, in order to comply with the requirements of Rule 13e-3, may be required to express their beliefs as to the fairness of the Merger to our unaffiliated stockholders. Based on their interpretation, Parent, Merger Sub and the Sponsors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

None of Parent, Merger Sub or the Sponsors participated in the deliberation process of the Special Committee and none of them participated in the conclusions of the Special Committee or the board of directors of Vertrue that the Merger was fair to the unaffiliated stockholders of Vertrue, nor did they undertake any independent evaluation of the fairness of the Merger. However, based upon the same factors considered by, and the findings of, the Special Committee and the Board of Directors with respect to the fairness of the Merger to such unaffiliated stockholders as set forth in this proxy statement (see “ — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”), which findings and related analyses Parent, Merger Sub and the Sponsors adopt, other than, in each case, with respect to the financial presentations of FTN and Jefferies which were provided for the information and assistance of the Special Committee and upon which Parent, Merger Sub and the Sponsors are not entitled to rely, Parent, Merger Sub and the Sponsors believe that the Merger Agreement and the Merger are substantively and procedurally fair to the unaffiliated stockholders. Notwithstanding that Parent, Merger Sub and the Sponsors are not entitled to rely thereon, Parent, Merger Sub and the Sponsors considered the fact that the Special Committee received opinions from FTN and Jefferies Broadview to the effect that, as of the date of the fairness opinions, and based upon and subject to the various factors, assumptions, qualifications and limitations set out in the fairness opinions, the $48.50 price per share to be received by the unaffiliated shareholders was fair to such shareholders from a financial point of view (see “ — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”).

While each of Parent, Merger Sub and the Sponsors believe that the Merger is substantively and procedurally fair to the unaffiliated stockholders, they attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of Vertrue, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders. None of Parent, Merger Sub or the Sponsors believes that it has or had any fiduciary duty to Vertrue or its stockholders, including with respect to the Merger and its terms. The stockholders of Vertrue were, as described elsewhere in this proxy statement, represented by the Special Committee that negotiated with the Sponsors on their behalf, with the assistance of independent legal and financial advisors.

The reasons of Parent, Merger Sub and the Sponsors as to the fairness of the Merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement.

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub and the Sponsors in connection with the fairness of the Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by the Parent, Merger Sub and the Sponsors. Parent, Merger Sub and the Sponsors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the Merger. Parent, Merger Sub and the Sponsors believe that these factors provide a reasonable basis for their belief that the Merger is fair to the unaffiliated shareholders.

Purposes, Reasons for the Merger of Vertrue and Plans for Vertrue after the Merger

The purpose of the Merger for Vertrue is to enable its unaffiliated stockholders to immediately realize the value of their investment in Vertrue through their receipt of the Merger Consideration. Another purpose of the Merger is to create greater operating flexibility, allowing management to concentrate on long-term growth rather than the short-term expectations of the financial markets. In light of the foregoing, and given our stock price and the economic and market conditions affecting us and our industry sector as a whole, we believe our long-term objectives can best be pursued as a private company.

The reason for structuring the transaction as a Merger is to effect the transaction following the approval of the holders of a majority of the shares of the Common Stock. The reasons for undertaking the transaction at this time are described above under “— Background of the Merger” beginning on page 18.

It is expected that, upon consummation of the Merger (and excluding the transactions contemplated in connection with the Merger as described in this proxy statement), the operations of Vertrue will be conducted substantially as they currently are being conducted, although the Sponsors have discussed with Vertrue’s management the possibility of selling certain of the assets or business of Vertrue. The Sponsors have advised Vertrue, except as set forth above, that they do not have any current intentions, plans or proposals to cause us to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the Merger involving Vertrue’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in its business.

Nevertheless, following consummation of the Merger, the management and/or Board of Directors of the Surviving Corporation may initiate a review of the Surviving Corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in the types of transactions set forth above if the management and/or Board of

Directors of the Surviving Corporation decides that such transactions are in the best interest of the Surviving Corporation upon such review. The Surviving Corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the Merger Agreement is adopted by Vertrue’s stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Vertrue, with Vertrue being the Surviving Corporation. Vertrue will continue its operations as a privately-held company with all if its equity interests owned by Parent.

Effect on Outstanding Equity and Options

Upon the consummation of the Merger, each share of the Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Vertrue or any wholly-owned subsidiary of Vertrue, shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent immediately prior to the effective time of the Merger or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $48.50 in cash, without interest and less any applicable withholding taxes. Upon the consummation of the Merger, each outstanding option to purchase shares of the Common Stock, vested or unvested, will be cancelled and only entitle the holder of such option to receive a cash payment equal to the total number of shares of the Common Stock subject to such option multiplied by the amount (if any) by which $48.50 exceeds the option exercise price, without interest and less any applicable withholding taxes. Upon consummation of the Merger, each outstanding share of restricted stock will be cancelled and only entitle the holder of such restrictive stock to receive a cash payment of $48.50, without interest and less any applicable withholding taxes.

Effect on Ownership in Vertrue after the Merger

Following the Merger, the entire equity in the Surviving Corporation will be owned through Parent by the Sponsors, Gary A. Johnson, any management investors and any additional investors that the Sponsors permit to invest in Parent, and these persons will be the sole beneficiaries of our future earnings and growth, if any, and will also bear the risks of ongoing operations, including the risks of any decrease in our value after the Merger and the operational and other risks related to the incurrence by the Surviving Corporation of significant additional debt as described below under “— Financing of the Merger” beginning on page 52.

Following the Merger, Vertrue’s unaffiliated stockholders will have no interest in Vertrue’s net book value or net earnings. The table below sets forth the direct and indirect interests in Vertrue’s net book value and net earnings of Gary A. Johnson prior to and immediately after the Merger, based upon the net book value of Vertrue of $0.59 per share as of March 31, 2007 and net income of Vertrue of $19,796,000 for the nine months ended March 31, 2007. Immediately following the Merger, the entire interest in Vertrue’s net book value and net income that is not ultimately held by Gary A. Johnson, the other management investors or the Sponsors will be held through Parent by any additional investors that the Sponsors permit to invest in Parent or the Surviving Corporation.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$	%	$	%	$	%	$	%

Gary A. Johnson	674,217	11	2,206,289	11	755,196	10.3	2,038,988	10.3
OEP	N/A	N/A	N/A	N/A	5,264,376	71.8	14,213,528	71.8
Rho Ventures(3)	N/A	N/A	N/A	N/A	373,932	5.1	1,009,596	5.1
Oak Investment Partners	N/A	N/A	N/A	N/A	938,496	12.8	2,533,888	12.8

(1)	Based upon beneficial ownership as of April 18, 2007 and Vertrue’s net book value of as of March 31, 2007 and net income for the nine months ended March 31, 2007.

(2)	Based upon Vertrue’s net book value of $7,332,000 as of March 31, 2007 and net income for the nine months ended March 31, 2007. Assumed an equity contribution of $195 million (the agreed upon aggregate equity investments) and without giving effect to any indebtedness to be incurred in connection with the Merger, and is subject to change based upon the final equity contribution. As of the date of this proxy statement, no decision has been made regarding which additional members of Vertrue’s senior management, if any, will become management investors, and the amount of their respective investments. Therefore, this table assumes that no equity investments are made by members of Vertrue’s senior management other than Gary A. Johnson. This table also excludes the effect of the anticipated new equity incentive plan of the Surviving Corporation because, as of the date of this proxy statement, no decision has been made regarding how much equity under such plan will be issued following the Merger and to which members of Vertrue senior management it will be issued.

(3)	Includes the current equity commitment of each of Rho Ventures V, L.P. and Rho Ventures V Affiliates, LLC. See “Financing of the Merger — Equity Financing”.

Effect on Organization and Management of Vertrue

In connection with the Merger, Gary A. Johnson and other management investors will receive benefits and be subject to obligations in connection with the Merger that are different from, or in addition to, the benefits and obligations of the unaffiliated stockholders, as described in more detail under “— Interests of Vertrue’s Directors and Executive Officers in the Merger” beginning on page 55. The incremental benefits include the right and commitment of Gary A. Johnson and other management investors to make an agreed upon equity investment in Parent in cash and/or by exchanging a portion of the Common Stock for equity interests in Parent. A detriment to Gary A. Johnson and other management investors is that their new shares of common stock in Parent will not initially be and may not be registered under the federal securities laws and such shares will be relatively illiquid without an active public trading market for such securities. In addition, such new shares of Parent will also be subject to a stockholders agreement restricting the ability of Gary A. Johnson and other management investors to sell such equity. Additional incremental benefits to Gary A. Johnson and other management investors include, among others, continuing as executive officers of the Surviving Corporation, executing employment and related agreements with the Surviving Corporation and, receiving grants of restricted stock of Parent pursuant to a new management equity incentive plan that will be adopted by Parent. Furthermore, it is contemplated that Gary A. Johnson will continue as a director and the CEO of the Surviving Corporation. A potential detriment to Gary A. Johnson and the management investors is that the Sponsors will own a majority of Parent’s and therefore indirectly the Surviving Corporation’s shares, will control the Board of Directors’ of Parent and therefore the Surviving Corporation and will be able to exert substantial influence over the governance and operations of Parent and therefore the Surviving Corporation following the Merger.

At the effective time of the Merger, the directors of Merger Sub will become the directors of the Surviving Corporation and the current officers of Vertrue will become the officers of the Surviving Corporation. The certificate of incorporation of Vertrue will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the Merger, except that the name of the Surviving Corporation shall continue to be “Vertrue Incorporated.” The bylaws of Merger Sub in effect immediately prior to the effective time of the Merger will become the bylaws of the Surviving Corporation.

Effect on Listing and Registration of the Common Stock

After the Merger, the Common Stock will no longer be quoted on the NASDAQ. In addition, the registration of the Common Stock under the Exchange Act will be terminated. As a result, Vertrue will no longer be required to file periodic or other reports with the SEC with respect to its Common Stock or to deliver proxy statements or information statements in connection with stockholders’ meetings. If Vertrue (as the Surviving Corporation) completes a registered exchange or public offering of debt securities, however, it would again be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Effects on Vertrue if the Merger is Not Completed

If the Merger Agreement is not adopted by Vertrue’s stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of the Common Stock in connection with the Merger. Instead, Vertrue will remain an independent public company and the Common Stock will continue to be quoted and traded on the NASDAQ. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Vertrue stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the Internet direct marketing services industry on which Vertrue’s business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Vertrue shares. From time to time, Vertrue’s Board of Directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of Vertrue and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted by Vertrue’s stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Vertrue will be offered, or that the business, prospects or results of operations of Vertrue will not be adversely impacted.

Under certain circumstances, if the Merger is not completed, Vertrue will be obligated to pay Parent a termination fee of $22.5 million or reimburse Parent for its out-of-pocket expenses, up to $4.0 million. In addition, under certain circumstances, if the Merger is not completed, Parent has agreed to pay Vertrue a termination fee of $17.5 million. See “The Merger Agreement — Termination Fees” beginning on page 73. Pursuant to the Merger Agreement, Vertrue and the Sponsors have entered into limited guarantees on a pro-rata basis guaranteeing Parent’s obligation to pay a termination fee of $17.5 million to Vertrue.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be completed until notification and report forms have been filed by Parent and Vertrue with the FTC and the Antitrust Division of DOJ and the applicable waiting period has expired or been terminated. Vertrue and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of DOJ on March 30, 2007. The waiting period was terminated on April 11, 2007. Nevertheless, at any time before or after the completion of the Merger, the FTC or the DOJ or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, to rescind the Merger or to seek divestiture of particular assets of Vertrue or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designated or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

In addition, the transaction is subject to mandatory pre-Merger notification under the Canadian Competition Act. A request for an Advance Ruling Certificate was filed with the Canadian Competition Authorities on April 5, 2007 and was granted on April 18, 2007. In addition, pursuant to the Investment Canada Act, Parent must also notify the Investment Review Division of Industry Canada of the proposed Merger at any time prior to, but not later than 30 days following the consummation of the Merger. Also, under Canadian banking law, Parent is required to apply for approval from the Minister of Finance (Canada) in order for it to acquire indirect control of the Canadian affiliates of Vertrue. An application requesting such approval was filed on April 2, 2007 and was granted on May 18, 2007.

Except as described above, Vertrue is unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Financing of the Merger

Equity Financing

On March 22, 2007, Parent received an equity commitment letter from each of the Sponsors, pursuant to which each Sponsor committed to contribute to Parent in connection with the proposed Merger up to the respective amount of cash set forth below:

Sponsors	Commitment

OEP	$140,000,000
Oak Investment Partners XII	$25,000,000
Rho Ventures V	$9,192,870
Rho Ventures V Affiliates	$807,130

OEP may assign its committed amount to other investors. As of the date of this proxy statement, no decision has been made regarding whether OEP will assign any of it committed amount to other investors. The obligation to fund the commitments under the equity commitment letters is subject to the satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the Merger as set forth in the Merger Agreement. Neither Vertrue nor any other person or entity other than Parent has any rights under the equity commitment letters. Each equity commitment letters will terminate upon the earliest of:

•	termination of the Merger Agreement pursuant to its terms;

•	the consummation of the Merger; and

•	such time as Vertrue first seeks to enforce such Sponsor’s limited guarantee. See “— Guarantees; Remedies.”

In addition, Gary A. Johnson has committed to contribute up to $20 million of the Common Stock (valued at $48.50 per share) to Parent in exchange for equity interests in Parent, see “Rollover and Voting Agreement” beginning on page 76, and each other current member of Vertrue senior management is expected to be provided an opportunity to invest in Parent by contributing a portion of his or her shares of the Common Stock to Parent in exchange for equity of Parent or otherwise purchasing equity securities of Parent in connection with the consummation of the Merger. As of the date of this proxy statement, no decision has been made regarding which additional members of senior management will become management investors. The equity investment by the management investors, excluding Gary A. Johnson, is currently expected to represent, in the aggregate an immaterial amount of the voting stock of Parent, both in relation to the aggregate equity investment of, and voting control acquired by, the Sponsors.

Debt Financing

Parent has received a debt commitment letter, dated as of March 22, 2007, from the Debt Financing Sources pursuant to which, subject to the conditions set forth therein:

•	LBCB and/or LCPI has committed to provide Vertrue 60% of, and JPMCB has committed to provide Vertrue 40% of, $430.0 million of a senior secured first lien term loan facility and $30.0 million of a senior secured first lien revolving credit facility (collectively, the “First Lien Facilities”), for the purpose of financing the Merger, repaying or refinancing certain existing indebtedness of Vertrue and its subsidiaries, paying fees, commissions and expenses incurred in connection with the Merger and providing ongoing working capital and for other general corporate purposes (including permitted acquisitions and investments) of the Surviving Corporation and its subsidiaries, provided that the foregoing commitments of LBCB and LCPI are several (but not joint) with respect to the commitment of JPMCB; and

•	LBCB and/or LCPI has committed to provide Vertrue 60% of, and JPMCB has committed to provide Vertrue 40% of, $200.0 million of a senior secured second lien credit facility (the “Second Lien Facility”), for the purpose of financing the Merger, repaying or refinancing certain existing indebtedness of Vertrue and its subsidiaries, and paying fees, commissions and expenses incurred in connection with the Merger, provided that the foregoing commitments of LBCB and LCPI are several (but not joint) with respect to the commitment of JPMCB.

The debt commitments expire on December 6, 2007. The documentation governing the First Lien Facilities and the Second Lien Facility has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitments

The availability of the First Lien Facilities and the Second Lien Facility is subject to, among other things, there not having occurred since December 31, 2006 a “Company Material Adverse Effect” as defined in the “The Merger Agreement — Representations and Warranties” beginning on page 65, consummation of the Merger in accordance with the Merger Agreement (and no provision thereof having been waived or amended in a manner materially adverse to the lenders or the arrangers without the reasonable consent of JPMCB and JPMSI (together with JPMCB, collectively “JPMorgan”) and LBI), the repaying or refinancing of certain existing indebtedness of Vertrue and its subsidiaries, and the negotiation, execution and delivery of definitive documentation.

Facilities

General.  The borrower under the First Lien Facilities and the Second Lien Facility will initially be Merger Sub, and after giving effect to the Merger of Merger Sub with and into Vertrue, will be Vertrue, as the Surviving Corporation in the Merger. The First Lien Facilities will be comprised of a $430.0 million senior secured first lien term loan facility with a term of seven years and a $30.0 million senior secured first lien revolving credit facility with a term of six years. The Second Lien Facility will be comprised of a $200.0 million secured second lien term loan facility with a term of eight years. A portion of such Second Lien Facility will be drawn on the closing date and the remaining portion will be drawn on or before the 45th day following the closing date. The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans. No alternative financing arrangements or alternative financing plans have been made in the event that the First Lien Facilities or the Second Lien Facility are not available as anticipated.

LBI and JPMorgan have been appointed as joint lead arrangers and exclusive joint bookrunners for the First Lien Facilities and the Second Lien Facility. LCPI will be the sole and exclusive administrative agent and JPMorgan will be the sole and exclusive syndication agent.

Vertrue will redeem or repurchase, or defease, all of its outstanding 9 1/4% Senior Notes due 2014 prior to the consummation of the Merger (or, in the case that all such notes are not redeemed, repurchased or defeased, Vertrue will obtain consents to amend the related indenture to eliminate substantially all of the restrictive covenants and certain events of default therein). In addition, immediately after the Merger, Vertrue will deposit in a segregated escrow account an amount equal to the aggregate principal amount of Vertrue’s 5.5% Convertible Senior Subordinated Notes due 2010 which have not been converted into equity on or prior to the date of the Merger.

Interest Rate and Fees.  Loans under the First Lien Facilities and the Second Lien Facility are expected to bear interest, at the borrower’s option, at (i) a rate equal to LIBOR (London Interbank Offered Rate) plus an applicable margin or (ii) a rate equal to the higher of (a) the rate published on the British Banking Association Telerate Page 5 and (b) the federal funds rate plus 0.50%, plus (in either case) an applicable margin. In addition, the Surviving Corporation will pay customary commitment fees (subject to step-down decreases on terms to be agreed) and letter of credit fees under the revolving credit facilities. Upon the initial funding of the First Lien Facilities and the Second Lien Facility, Parent has also agreed to pay an underwriting fee to the Debt Financing Sources.

Prepayments and Amortization.  The borrower will be permitted to make voluntary prepayments at any time and required to make mandatory prepayments of the First Lien Facility term loan with (i) net cash proceeds of non-ordinary course asset sales (subject to reinvestment rights and other exceptions and, with respect to sales of certain of the borrower’s businesses, the right to make distributions to the equity investors of Parent upon pro-forma achievement of a prescribed total leverage multiple), (ii) issuances of debt for borrowed money (other than permitted debt) and (iii) beginning with the first full fiscal year after the closing date, 50% of the Surviving Corporation’s excess cash flow (to be defined) (subject to step-downs based upon total leverage thresholds to be agreed). After the First Lien Facility term loan has been repaid in full, to the extent amounts would otherwise have been required to mandatorily prepay the First Lien Facility term loan (to the extent resulting from debt issuances or dispositions of assets), then such amounts will be applied as a mandatory prepayment to amounts outstanding under the Second Lien Facility. The First Lien Facility term loan may be voluntarily prepaid without premium or penalty (other than LIBOR breakage costs, if applicable). Voluntary prepayments of the Second Lien Facility must be accompanied by a prepayment fee of (i) if prepaid during the first year, 2% of the principal prepaid, and (ii) if prepaid during the second year, 1% of the principal prepaid. The First Lien Facility term loan will also have required interim amortization payments, payable quarterly, in an amount equal to 1% per annum with the balance payable at the final maturity date of such term loan.

Guarantors.  All obligations under the First Lien Facilities and the Second Lien Facility will be guaranteed by Parent and each existing and future direct and indirect restricted, material domestic subsidiary of the Surviving Corporation.

Security.  The obligations of the borrower and the guarantors under the First Lien Facilities and the Second Lien Facility and any hedging obligations to which a lender or an affiliate thereof is a counterparty will be secured, subject to permitted liens and other agreed upon exceptions, by a first priority lien (in the case of the First Lien Facilities) or a second priority lien (in the case of the Second Lien Facility) on the equity interests of the borrower and each of its direct and indirect material, restricted domestic subsidiaries and on 65% of the equity interests of the borrower’s and any guarantor’s direct first tier foreign subsidiaries, and by first priority security interests (in the case of the First Lien Facilities) or second priority security interests (in the case of the Second Lien Facility) in substantially all tangible and intangible present and future assets of the borrowers and the guarantors except, in the case of any foreign subsidiary, to the extent such security interest would be prohibited by applicable provisions or would result in materially adverse tax consequences, and except to the extent the administrative agent determines that the cost of obtaining such security interest is excessive in relation to the benefit thereof. To the extent any collateral (other than collateral that can be perfected by the filing of uniform commercial code financing statements or the delivery of the stock certificate(s) of the borrower and its domestic restricted subsidiaries) is not provided on the closing date after the use of commercially reasonable efforts to do so, the delivery of such collateral will not constitute a condition precedent to the availability of the First Lien Facilities or the Second Lien Facility on the closing date but will be required to be delivered after the closing date pursuant to arrangements to be mutually agreed.

Other Terms.  The First Lien Facilities and the Second Lien Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, sales of assets, mergers, acquisitions and consolidations, dividends and other distributions, redemptions, transactions with affiliates, prepayments of certain subordinated indebtedness, and, solely with respect to the revolving credit facility, a maximum total leverage ratio (with step-downs to be agreed). Although the same types of negative covenants will generally be applicable to both the First Lien Facilities and the Second Lien Facility, the negative covenants applicable to the Second Lien Facility will provide greater flexibility under certain circumstances in a manner to be agreed. The First Lien Facilities and the Second Lien Facility will also include customary events of default, including a change of control default.

Guarantees; Remedies

In connection with the Merger Agreement, each of the Sponsors has agreed to guarantee certain of the payment obligations of Parent and Merger Sub under the Merger Agreement, up to a maximum amount equal to their respective pro rata share of a termination fee of $17.5 million. Each guarantee will remain in full force and effect until the earliest of the closing of the Merger, three months after the termination of the Merger Agreement and March 22, 2009.

We cannot seek specific performance to require Parent and Merger Sub to complete the Merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the Merger is the termination fee in the amount of $17.5 million described above payable to us in the circumstances described under “The Merger Agreement — Termination Fees” beginning on page 73.

Interests of Vertrue’s Directors and Executive Officers in the Merger

In considering the recommendations of the Board of Directors, Vertrue’s stockholders should be aware that certain of Vertrue’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Vertrue’s stockholders generally. These interests may present Vertrue’s directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. In addition, one of the members of the Board of Directors, Alec L. Ellison, is the President of Jefferies Broadview, financial advisor to Vertrue, which will be entitled to a fee in connection with the Merger. The Special Committee and the Board of Directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the Merger Agreement and to recommend that our stockholders vote in favor of adopting the Merger Agreement.

Benefits Accruing Prior to or Upon the Merger

Indemnification of Directors and Officers

The Merger Agreement provides that our directors and officers will be indemnified in respect of their past services and the Parent will maintain Vertrue’s current directors’ and officers’ liability insurance with a claim period of at least six years from the effective time of the Merger, subject to certain conditions. See “The Merger Agreement — Indemnification; Directors and Officers Insurance.”

Vertrue Equity Compensation and Bonus Plans

Upon the consummation of the Merger, all of our equity compensation awards (including our awards held by executive officers) will be subject to the following treatment:

•	all outstanding stock options, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding options multiplied by the amount (if any) by which $48.50 exceeds the option exercise price, and

•	all outstanding shares of restricted stock will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of restricted stock multiplied by $48.50.

See “The Merger Agreement — Merger Consideration and Effects of Merger” and “The Merger Agreement — Employee Benefit Plans” for a more complete discussion of the treatment of employee benefit plans.

The table below lists our CEO, Gary A. Johnson, and our other executive officers who served during the year ended December 31, 2006 (collectively, the “Named Executive Officers”), as well as their respective ages and positions held as of December 31, 2006.

Name	Age	Position

Gary A. Johnson	52	President and Chief Executive Officer, Director
James B. Duffy	53	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Vincent E. DiBenedetto	50	Executive Vice President of Health and Insurance Services

Gary A. Johnson, our co-founder, has served as President, CEO, and a director since our inception in 1989.

James B. Duffy has served as our Executive Vice President and Chief Financial Officer since he joined us in 1996. As of July 1, 2006, Mr. Duffy was also appointed as our Chief Operating Officer.

Vincent DiBenedetto has served as our Executive Vice President of Health and Insurance Services since he joined us in 2000.

The table below sets forth, as of May 17, 2007 (for each of our “named executive officers,” and our executive officers as a group): (i) the number of stock options held by such person, including unvested stock options that will vest upon the consummation of the Merger, (ii) the cash payment that may be made in respect of the foregoing employee stock options upon the consummation of the Merger, (iii) the aggregate number of shares of restricted stock that will vest upon consummation of the Merger, (iv) the aggregate cash payment that will be made in respect of the foregoing restricted stock upon the consummation of the Merger, (v) the estimated cash payments made under each of the Management Incentive Plan and the Long-Term Incentive Plans (collectively referred to as the “Incentive Plans”) upon the consummation of the Merger, (vi) the cash payment that will be made in respect of all other stock owned by such person (including shares owned through employee benefit plans, but excluding stock options and restricted stock), (vii) the total cash payment such person will receive in respect of all payments described in this table if the Merger is consummated (in all cases before applicable withholding taxes).

					Other
	Vested and Unvested						Cash Payment
	Stock Options		Restricted Stock		Management	Long-Term	for Other	Total
		Cash		Cash	Incentive	Incentive	Beneficially	Cash
Name	Number	Payment	Number	Payment	Plans	Plan	Owned Stock	Payment

Gary A. Johnson	651,710	15,826,872	0	0	513,819	58,334	29,780,504	46,179,529
James B. Duffy	356,507	8,739,271	0	0	256,945	23,750	2,429,365	11,449,331
Vincent E. DiBenedetto	142,820	3,746,668	0	0	123,334	13,347	3,072,039	6,955,388

Total of all Executive Officers	1,151,037	28,312,811	0	0	894,098	95,431	35,281,907	64,584,248

In addition, immediately prior to the Merger, Vertrue has agreed to pay a pro rata incentive award to each participant in the Incentive Plans to each participant in such Incentive Plans who remains employed through the consummation of the Merger for the year in which the Merger occurs. Further, Parent will cause the Surviving Corporation to maintain the Incentive Plans for the remainder of the year in which the Merger is consummated on the same terms and conditions and pursuant to the same targets and performance measures as were in effect for such year, and pay certain incentive awards within two months following the end of such year. Moreover, with respect to such Incentive Plans, Vertrue will be permitted, prior to the consummation of the Merger, to pay certain incentive awards for the 2007 fiscal year and, with the consent of Parent, to establish maximum incentive awards and performance goals for fiscal year 2008.

The Management Incentive Plan is an unfunded plan that provides certain officers, employees or employee directors of Vertrue performance-based awards based on the attainment of specified performance goals over the annual fiscal year established by a committee. Performance awards payable to any participant with respect to any performance cycle shall not exceed $3 million. The Long-Term Incentive Plan is an unfunded plan that provides long-term incentive payments based on the attainment of specified business performance measures over three-year performance cycles. Incentive awards payable to any participant with respect to any performance cycle shall not exceed $3 million.

Benefits Accruing after the Merger

Gary A. Johnson’s Investment in Parent

In connection with the Merger Agreement, Parent and Gary A. Johnson entered into a letter agreement (the “Rollover Commitment Letter”) pursuant to which Gary A. Johnson agreed to contribute his shares of the Common Stock valued at $20,000,000 to Parent immediately before the consummation of the Merger in exchange for equity interests in Parent. Each share that Gary A. Johnson contributes shall be valued at $48.50. Gary A. Johnson’s equity investment is expected to represent approximately 10.3% of the outstanding voting stock of Parent, as of the closing of the Merger. For more information on the Rollover Commitment Letter see “Rollover and Voting Agreement.”

Other Management Investors

Prior to completion of the Merger, each other current member of Vertrue senior management is expected to be provided an opportunity to invest in Parent by contributing a portion of his or her shares of the Common Stock to Parent in exchange for equity of Parent or otherwise purchasing equity securities of Parent in connection with the consummation of the Merger. As of the date of this proxy statement, no decision has been made regarding which additional members of Vertrue senior management will become management investors. In addition, no member of senior management, other than Gary A. Johnson, engaged in any discussions with the Parent/Sponsors regarding the possibility of investing in the Parent prior to the signing of the Merger Agreement. Subsequent to the signing of the

Merger Agreement, Gary A. Johnson has initiated preliminary discussions regarding the opportunity to invest in Parent with two other members of senior management, Jay T. Sung and Gerald A. Powell, but the terms and conditions of any such investment have not yet been determined. Further, it is anticipated that prior to the consummation of the Merger, discussions will be held with all other members of senior management regarding the opportunity to invest in Parent. As of the date of this Proxy Statement, senior management of Vertrue (including Gary A. Johnson’s 11.1% interest) owns approximately 17.9% of the outstanding Common Stock. The equity investment by the management investors, excluding Gary A. Johnson, is currently expected to represent, in the aggregate, an immaterial amount of the voting stock of Parent, both in relation to the aggregate equity investment of, and voting control acquired by, the Sponsors, and the equity investment of Gary A. Johnson in Parent is currently expected to represent 10.3% of the outstanding voting stock of Parent as of the closing of the Merger.

Directors and Officers

It is anticipated that the current executive officers of Vertrue will hold substantially similar positions within the Surviving Corporation after completion of the Merger. It is anticipated that the services of Vertrue’s directors, other than Gary A. Johnson, will end on the completion of the Merger. Immediately after the consummation of the Merger, the directors of Merger Sub, immediately prior the effective time of the Merger, will become the directors of the Surviving Corporation until the earlier of their resignation or removal, or until their successors are duly elected or appointed and qualified, as the case may be. It is expected that Gary A. Johnson will be a director of Parent and the Surviving Corporation.

New Equity Incentive Plan

In connection with the consummation of the Merger, Parent will adopt a new equity incentive plan pursuant to which Vertrue senior managers, including executive officers, will be given the opportunity to buy up to 15% of Parent’s junior common equity, at a price equal to the fair market value of that equity on the date that equity is purchased. It is expected that the substantial majority of that equity will be purchased at the closing of the Merger. It is currently anticipated that at least one-third of that pool will be allocated to Gary A. Johnson and all or substantially all of the remainder will be allocated to other employees of the Surviving Corporation, including the other executive officers, though neither the extent of those allocations, nor the individual allocations have been determined. Those purchases will be purchases of restricted junior common equity, which will vest based on continued employment over a specific period of time. The restricted junior common equity will generally be subject to forfeiture in the event of the purchaser’s termination of employment other than on account of death or disability, by the Surviving Corporation without “cause” or, in some cases, by the employee because of a “constructive termination.”

Employment Agreement with Gary A. Johnson

It is expected that, prior to the consummation of the Merger, Gary Johnson, Parent and the Surviving Corporation will enter into an employment agreement effective upon consummation of the Merger on terms and conditions that are substantially on the terms as set forth on the term sheet attached as an Exhibit to his Rollover and Voting Commitment Letter. The principal terms set out in that term sheet, which are to be reflected in the employment agreement itself and which is still the subject of ongoing discussions, are:

•	The employment agreement will have an initial term of four years beginning upon consummation of the Merger, a first renewal term of three years, and thereafter additional one year terms unless notice of intent not to renew is given. Gary A. Johnson will be the President and Chief Executive Officer of the Surviving Corporation, and will also be a member, and the Chairman, of Parent’s and the Surviving Corporation’s board of directors.

•	Gary A. Johnson’s annual salary will be $750,000, which will be subject to discretionary annual increase, but not decrease. Gary A. Johnson will also be eligible to earn an annual bonus as a percentage of his annual salary, based upon the extent to which annual performance targets are achieved. Gary A. Johnson’s bonus target will be 113.3% of his annual salary. Gary A. Johnson will be entitled to participate in all employee and fringe benefit plans of the Surviving Corporation that are offered to the senior executives of the Surviving Corporation.

•	If Gary A. Johnson’s employment terminates due to death or disability, he would be entitled to receive: (i) any base salary and any bonus that is earned and unpaid through the date of termination; (ii) accrued but unpaid expenses required to be reimbursed, (iii) unused vacation accrued to the date of termination; (iv) the employee benefits, if any, as to which he is then entitled under the Surviving Corporation’s employee benefit plans; (v) the greater of (A) 50% of his annual bonus target or (B) a pro rata portion of the annual bonus target for the year of termination based on the number of days worked over 365 (the “pro rata bonus”); and (vi) in the case of disability, continued coverage under the Surviving Corporation’s group health, medical and dental plans until age 65 on the terms and conditions generally applicable to active executives (the payments and benefits described in (i) through (iii) being “accrued rights”).

•	If Gary A. Johnson’s employment is terminated by the Surviving Corporation without “cause” or if Gary A. Johnson terminates his employment following a “constructive termination” (each a “qualifying termination”), he will be entitled to (i) the accrued rights; (ii) a cash severance payment equal to (A) if the qualifying termination occurs (x) within the two-year period following the consummation of the merger or (y) upon a subsequent change of control of the Surviving Corporation or Parent, the product of 2.99 times the sum of his base salary and his highest targeted bonus in the year of termination and the three prior fiscal years, or (B) if the qualifying termination occurs after the two- year period following the consummation of the Merger, but prior to a subsequent change of control of the Surviving Corporation or Parent, the product of two or three, at Gary A. Johnson’s election at the time of the termination of his employment, which will also be the length of his non-compete period, times the sum of his base salary and his highest targeted bonus in the year of termination and the three prior fiscal years; (iii) the pro rata bonus; (iv) continued coverage under the Surviving Corporation’s group health, medical and dental plans for two years on the terms and conditions generally applicable to active executives; (v) continued term life insurance coverage for two years on the terms and conditions in effect at the time of termination; (vi) reimbursement of up to $25,000 for outplacement services; and (vii) a pro rata payment of bonuses under the Long Term Incentive Plan for each open cycle. All severance payments are to be paid in accordance with the Surviving Corporation’s normal payroll practices, except that if the qualifying termination occurs upon a change of control of the Surviving Corporation or Parent, payments are to be made in a lump sum within 15 days of his termination date.

•	Gary A. Johnson (or his estate) will also have the right, in connection with his death, disability or a qualifying termination to put either 100%, in the case of death or disability, or 50%, in the case of a qualifying termination, of his rollover equity back to Parent, at a price determined in accordance with the shareholders agreement among the stockholders of Parent, within 90 days of his termination, provided that Parent’s obligation to make payments in response to the put is suspended while making such payments would violate any loan covenant to which Parent or the Surviving Corporation is subject.

•	In the event that Gary A. Johnson’s termination of employment is not a qualifying termination or a termination due to death or disability, he will only be entitled to the “accrued rights” (as defined above).

•	Additionally, if his termination occurs within the two-year period following the consummation of the Merger, the Surviving Corporation will agree to provide Gary A. Johnson with a full 280G gross-up against any excise taxes which he may incur as a result of the Merger.

•	Gary A. Johnson will be subject to a covenant not compete and not to solicit employees and customers of the Surviving Corporation for a two year period after his termination of employment, except that if his employment terminates following the second anniversary of the consummation of the Merger, but prior to a change of control of the Surviving Corporation or Parent, he will be subject to either a two or three year, at his election at that time, covenant not compete and not to solicit and will be entitled to severance benefits for that same two or three year period as he so elects.

Employment Agreements with Other Persons

The Surviving Corporation and Parent expect to enter into employment agreements with two other individuals, Jay T. Sung and Gerard A. Powell, but the terms and conditions of those agreements have not yet been determined.

Other Arrangements

Parent has agreed to provide benefits payable upon termination pursuant to the Executive Termination Benefits Policy (the “ETBP”) and the Supplemental Executive Retirement Plan (the “SERP”) on terms that are no less favorable than that which exist immediately prior to the Merger for two years after the consummation of the Merger. Such arrangement only applies to those employees who are participants in such plans at the effective time of the Merger.

In addition, Parent has agreed, for up to one year after the consummation of the Merger, to maintain the following employee benefits arrangements on terms that are no less favorable than that which exist immediately prior to the Merger: (i) base salary and bonus opportunities (including annual and long-term cash bonus opportunities but excluding equity-based incentives) (ii) pension (other than benefits under the SERP) and welfare benefits and perquisites, and (iii) severance benefits that are no less favorable than those set forth in the ETBP or similar severance benefits plans for those employees who are eligible for such benefits under the terms of such severance benefits plans.

See “The Merger Agreement — Merger Consideration and Effects of Merger” and “The Merger Agreement — Employee Benefit Plans” beginning on page 63 and page 70, respectively, for a more complete discussion of the treatment of these plans.

All of the preceding cash payments will be subject to applicable withholding taxes.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to holders of shares of the Common Stock that are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of the Common Stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds shares of the Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding shares of the Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of the Common Stock as capital assets, and may not apply to shares of the Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, directly or indirectly, in Parent or the Surviving Corporation after the Merger, or certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold shares of the Common Stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock or options to purchase shares of the Common Stock, or any other matters relating to equity compensation or employee benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of the Common Stock for cash in the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of the Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments received by a non-corporate stockholder in the Merger, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. Cash received in the Merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Vertrue is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Common Stock at any time during the five years preceding the Merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Vertrue believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding of tax may apply to the cash received by a non-corporate stockholder in the Merger, unless the stockholder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or otherwise establishes an exemption in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received in the Merger will also be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the Merger in light of your particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of shares of restricted stock, or options to purchase shares of the Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and employee benefit plans.

Past Contacts, Transactions, Negotiations and Agreements

Other than as set forth in this proxy statement, during the past two years, none of Vertrue, Gary A. Johnson or other executive officers or directors of Vertrue have been involved in a transaction (i) with Vertrue or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of Vertrue’s consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the fiscal year of 2007 if the transaction occurred in the fiscal year of 2007 or (ii) with any executive officer, director or affiliate of Vertrue that is a natural person where the aggregate value of the transaction or series of similar transactions exceeded $60,000.

Other than as set forth in this proxy statement, during the past two years, none of Parent, Merger Sub, Sponsors or their respective executive officers or directors or managing members have been involved in a transaction (i) with Vertrue or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of Vertrue’s consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the fiscal year of 2007 if the transaction occurred in the fiscal year of 2007 or (ii) with any executive officer, director or affiliate of Vertrue that is a natural person where the aggregate value of the transaction or series of similar transactions exceeded $60,000.

Other than as described under “— Background of the Merger,” or as otherwise set forth in this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Vertrue’s securities, election of Vertrue’s directors or sale or other transfer of a material amount of Vertrue’s assets (i) between Vertrue or any of its affiliates, on the one hand, and Gary A. Johnson, Parent, Merger Sub, Sponsors or any of their respective subsidiaries, executive officers or directors or managing members, on the other hand, (ii) between any affiliates of Vertrue or (iii) between Vertrue or any of its affiliates, on the one hand, and any person not affiliated with Vertrue who would have a direct interest in such matters, on the other hand.

Other than as set forth in this proxy statement, there are no agreements, arrangements or understandings between Vertrue, Parent, Merger Sub, Sponsors, their respective executive officers or directors or managing members or Gary A. Johnson and any other person with respect to Vertrue’s securities. For more information about Vertrue, its executive officers and directors and the relationships among them, see “Annex E.”

Certain Relationships Between Parent and Vertrue

There are no material relationships between Parent and Merger Sub or any of their respective affiliates, on the one hand, and Vertrue or any of its affiliates, on the other hand, other than in respect of the Merger Agreement and those arrangements described above under “— Background of the Merger” and “— Interests of Vertrue’s Directors and Executive Officers in the Merger” beginning on pages 18 and 55, respectively.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $     . This amount includes the following estimated fees and expenses:

Amount to
Description	be Paid

SEC filing fee	$16,320.60
Printing, proxy solicitation and mailing expenses
Financial, legal, accounting and tax advisory fees and expenses
Miscellaneous expenses

Total	$

These expenses will not reduce the Merger Consideration to be received by Vertrue’s stockholders in the Merger.

In general, all expenses incurred by a party to the Merger Agreement will be paid by that party (except for certain expenses incurred by Vertrue in connection with the debt financing as described in “— Financing of the Merger”). However, if the Merger Agreement is terminated in certain circumstances, we may be required to pay to Parent a termination fee (see “The Merger Agreement — Termination Fee”), or we may be required to reimburse certain expenses of Parent and Merger Sub up to $4.0 million (see “The Merger Agreement — Expenses”).

THE MERGER AGREEMENT
(PROPOSAL NO. 1)

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety.

The Merger Agreement is included to provide you with information regarding its terms and is not intended to provide any other factual information about us, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants made by us, Parent and Merger Sub are qualified and subject to important limitations agreed to by us, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement.

The Merger

The Merger Agreement provides for the merger of Merger Sub with and into Vertrue upon the terms, and subject to the conditions, of the Merger Agreement. The Merger will be effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the Certificate of Merger).

As the Surviving Corporation in the Merger, Vertrue will continue to exist following the Merger. Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the Surviving Corporation and the officers of Vertrue will be the initial officers of the Surviving Corporation. All Surviving Corporation officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Vertrue, Parent or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption of the Merger Agreement by Vertrue’s stockholders. Additional details on termination of the Merger Agreement are described in “— Termination.”

Merger Consideration and Effects of Merger

Common Stock

At the consummation of the Merger, each share of the Common Stock then outstanding will convert into the right to receive the Merger Consideration. Shares owned by Vertrue, Parent, Merger Sub or stockholders who have perfected and not withdrawn or lost appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will be cancelled without payment of consideration. As described under “Rights of Appraisal,” stockholders who perfect their appraisal rights will not receive the Merger Consideration for their shares of the Common Stock and will instead be entitled to the appraisal rights provided under the DGCL.

Restricted Stock

At the consummation of the Merger, each outstanding share of restricted stock under the Stock Plans (as defined in the Merger Agreement), will be converted into the right to receive the Merger Consideration.

Options

At the consummation of the Merger, each outstanding option to purchase shares of the Common Stock under the Stock Plans, vested or unvested, will entitle the holder of such option to receive an amount in cash equal to (x) the total number of shares of the Common Stock subject to such option immediately prior to the consummation of the Merger multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per share of the Common Stock under such option.

Closing; Consummation of the Merger

The closing of the Merger will take place on the second business day following the date on which the conditions to closing (described below under “— Conditions to Closing”) are satisfied or waived. The consummation of the Merger will occur when a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as specified in the Certificate of Merger.

Payment for the Shares

Before the Merger, Parent will designate a paying agent reasonably satisfactory to Parent and approved by Vertrue to make payment of the Merger Consideration as described above. At or before the effective time of the Merger, Parent will deposit in trust with the paying agent the funds necessary to pay the Merger Consideration to the stockholders.

From and after the effective time of the Merger, there will be no transfers on Vertrue’s stock transfer books. If, after the effective time of the Merger, any certificate is presented to the Surviving Corporation, Parent or the paying agent for transfer, it will be canceled and exchanged for the Merger Consideration (other than shares for which appraisal rights have been properly demanded and perfected), reduced by any applicable withholding taxes. Promptly after the effective time of the Merger and in any event within five business days, the Surviving Corporation will cause the paying agent to send Vertrue’s stockholders a letter of transmittal and instructions advising each stockholder how to surrender stock certificates in exchange for the Merger Consideration. The paying agent will pay the stockholders the Merger Consideration after the stockholders have (i) surrendered the stock certificates to the paying agent and (ii) provided to the paying agent a signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Merger Consideration. The Surviving Corporation will reduce the amount of any Merger Consideration paid to the stockholders by any applicable withholding taxes.

If any cash deposited with the paying agent is not claimed within 180 days following the effective time of the Merger, such cash will be returned to the Surviving Corporation. None of the Surviving Corporation, Parent, paying agent or any other person will be liable to any former stockholder of Vertrue for any amount required to be delivered to a public official under applicable abandoned property, escheat or similar laws. If shares of the Common Stock are transferred but not registered in Vertrue’s transfer records, the paying agent may pay the transferee of such shares if the stock certificate formerly representing such shares is presented to the paying agent, together with all documents reasonably required to evidence and effect such transfer and to evidence that any applicable transfer tax have been paid or not applicable. If any stock certificate formerly representing shares of the Common Stock is lost, stolen or destroyed, upon the making of an affidavit of that fact and, if required by Parent, the posting of a bond in customary amount as indemnity, the paying agent will pay the Merger Consideration to the holder of such lost, stolen or destroyed stock certificate.

Financing

Parent has agreed that it will use its reasonable best efforts to arrange the debt financing, including maintaining in effect the debt financing commitment received by it to finance the Merger, entering into definitive agreements with respect to the financing on the terms and conditions contained in the debt financing commitment (or on other terms acceptable to Parent that would not adversely impact the ability or likelihood of Parent or Merger Sub to consummate the Merger), satisfying on a timely basis all conditions applicable to Parent and Merger Sub and consummating the financing at or prior to the closing.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitment, Parent is required to use its reasonable best efforts to arrange alternative financing on terms that are not materially less beneficial to Parent, Merger Sub and us than those in the debt financing commitment in the amount sufficient to consummate the transactions contemplated by the Merger Agreement as promptly as practicable.

We have agreed to extensively cooperate in connection with Parent’s efforts to obtain the financing as Parent and Merger Sub reasonably request that is necessary, proper or advisable in connection with the financing. Parent will reimburse our reasonable out-of-pocket costs in connection with such cooperation.

The receipt by Parent of the proceeds of the debt and equity financing commitments is not a condition to the closing of the Merger. In addition, any failure by Parent to have available, on the second business day following the day on which the last to be satisfied or waived of the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, provided that Vertrue’s officers certificates would otherwise be able to be delivered if the closing were to occur on such second business date) shall be satisfied or waived in accordance with the Merger Agreement, all funds necessary to consummate the Merger shall constitute a breach by Parent of the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the parties solely for the benefit of each other. The statements contained in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution and delivery of the Merger Agreement and that qualify and create exceptions to those representations and warranties.

Representations and Warranties of Vertrue

•	our and our subsidiaries’ due organization and existence and governing documents;

•	our capitalization and the validity of our equity securities;

•	the absence of voting trusts or other agreements or understandings to which we or any of our subsidiaries is a party with respect to the voting of our capital stock;

•	our corporate power to enter into, and consummate the transactions under, the Merger Agreement and the enforceability of the Merger Agreement;

•	the approval and recommendation by our Board of Directors of the Merger Agreement, the receipt of the opinion of our financial advisor, Jefferies Broadview (and the Special Committee has received the opinion of its financial advisor, FTN);

•	our Board of Directors’ action to (i) exempt Parent from the definitions of “interested stockholder” and “business combination” under Delaware law, and (ii) elect, to the extent permitted by applicable law, not to be subject to any other applicable takeover statutes of any jurisdiction;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements relating to the Merger;

•	the required governmental consents relating to the Merger;

•	our SEC filings since June 30, 2005;

•	compliance with the listing and corporate governance rules of NASDAQ;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company Material Adverse Effect (as defined below) and the absence of certain other changes or events related to us or our subsidiaries since June 30, 2006;

•	the absence of certain undisclosed liabilities;

•	the absence of legal proceedings and governmental orders against us;

•	compliance with applicable laws, licenses and permits;

•	taxes;

•	material contracts;

•	employment and labor matters;

•	employee benefit plans;

•	except for Section 203 of the DGCL, the inapplicability of takeover regulation and takeover provisions in our governing documents to the Merger;

•	environmental matters;

•	intellectual property;

•	insurance policies;

•	the brokers’ fees;

•	proxy statement and other filings;

•	real property; and

•	affiliate transactions.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company Material Adverse Effect,” which is defined in the Merger Agreement to mean a material adverse effect on (i) the financial condition, properties, assets, liabilities, business or results of operations of us and our subsidiaries taken as a whole or (ii) our ability to timely perform our obligations under, and consummate the transactions contemplated by, the Merger Agreement, and we have represented that since June 30, 2006 there has not been any change in the financial condition, properties, assets, liabilities, business or results of operations of us or our subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. However, none of the following will constitute, or be taken into account in determining whether there has been or is, a Company Material Adverse Effect:

•	changes after March 22, 2007 in the economy or financial markets or that are the result of acts of war or terrorism;

•	changes after March 22, 2007 that are the result of factors generally affecting any industry in which we and our subsidiaries operate;

•	changes in any law or in U.S. generally accepted accounting principals or official interpretation thereof after March 22, 2007;

•	any loss or threatened loss of, or adverse change or threatened adverse change in, our relationship with customers, employees, financing sources or suppliers caused by the announcement or pendency of the transactions contemplated by the Merger Agreement and any change in credit ratings;

•	any actions taken by us to obtain approval under applicable antitrust or competition laws for consummation of the Merger;

•	any failure to meet any estimates of revenues or earnings for any period ending on or after March 22, 2007; and

•	after March 22, 2007 a decline in the price or trading volume of the Common Stock.

Unless, in the case of the first three bullet points above, such changes have a materially disproportionate effect on us and our subsidiaries, taken as a whole, when compared to other companies in the same industries in which we or our subsidiaries operate.

Representations and Warranties of Parent and Merger Sub

•	their due organization and existence and governing documents;

•	their power and authority to enter into, perform the obligations of and consummate the transactions under, the Merger Agreement;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements relating to the Merger;

•	the required governmental consents relating to the Merger;

•	the absence of litigation against Parent or Merger Sub;

•	the existence of the equity and debt financing commitments for the Merger;

•	the absence of amendment to, rescission of, or any default under, the financing commitments, and the enforceability of the equity and debt financing commitments;

•	the capitalization of Merger Sub;

•	the absence of undisclosed broker’s fees;

•	the absence of competing business;

•	the delivery of the executed limited guaranties (as described below under “— Limited Guaranties”), the absence of any default under the limited guaranties and the enforceability of the limited guaranties;

•	proxy statement and other filings; and

•	their lack of being an “interested stockholder” of Vertrue as defined in Section 203 of the DGCL at any time during the last three years, and that neither Parent nor Merger Sub owns (in the aggregate) 5% or more of any shares of our capital stock for purposes of Section 203 of the DGCL.

The representations and warranties in the Merger Agreement of each of us, Parent and Merger Sub will terminate at the termination of the Merger Agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, we have agreed that, subject to certain exceptions (including exceptions set forth in our disclosure schedule), between March 22, 2007 and the completion of the Merger, unless Parent gives its prior consent, we and our subsidiaries will conduct business in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, we and our subsidiaries shall use our respective reasonable best efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates.

In addition, subject to certain agreed exceptions, neither we nor any of our subsidiaries will take any of the following actions without Parent’s consent:

•	change our charter or bylaws;

•	merge with any other person or restructure, reorganize or liquidate;

•	acquire assets outside the ordinary course of business with a value or purchase price in the aggregate in excess of $1 million, other than acquisitions pursuant to contracts in effect as of March 27, 2007;

•	issue, sell, pledge or dispose of capital stock;

•	make any loans or capital contributions to any person (other than intercompany) in excess of $1 million in the aggregate;

•	declare or pay any dividend or enter into any voting agreement with respect to our capital stock;

•	reclassify, split, redeem or acquire any of our capital stock or other related securities;

•	incur any indebtedness or guarantee indebtedness of another person (other than our wholly owned subsidiary), or issue or sell any debt securities or warrants or other rights to acquire our debt security, except for indebtedness for borrowed money incurred in the ordinary course of business;

•	make or authorize any capital expenditure in excess of $1 million in the aggregate;

•	make any material changes to accounting policies or procedures;

•	settle any claim or investigation or pay any claim other than in the ordinary course of business which does not exceed in any individual case $500,000 or an aggregate of more than $2 million;

•	other than in the ordinary course of business, make or change any material tax election or settle or compromise any material tax liability;

•	transfer material product lines or businesses, other than in the ordinary course of business and other than pursuant to contracts in effect prior to March 22, 2007;

•	except as required by contracts or law, (i) provide any severance or similar benefits to or increase the compensation or make any new equity awards to any director, officer or other employee, except for increases of non-equity compensation to non-director and non-officer employees in the ordinary course of business, or (ii) establish, terminate or materially amend any employee benefit plan;

•	change in any material respect our debt collection practices; or

•	agree, authorize or commit to do any of the foregoing.

Acquisition Proposals

Except with respect to Excluded Parties (as defined below), from March 22, 2007 until the time our stockholders approve the Merger Agreement or termination of the Merger Agreement, if earlier, we shall not:

•	solicit any Acquisition Proposals (as defined below),

•	discuss and negotiate any Acquisition Proposals, or

•	otherwise knowingly facilitate any effort to make any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

However, we are permitted to until April 16, 2007:

•	solicit Acquisition Proposals from strategic buyers, including by providing them non-public information;

•	discuss and negotiate Acquisition Proposals with strategic buyers; and

•	otherwise cooperate with any effort by a strategic buyer to make an offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal.

In addition, except with respect to Excluded Parties, commencing on April 16, 2007, we must immediately cease discussions and negotiations regarding Acquisition Proposals.

The above restrictions are not applicable with respect to any written Acquisition Proposal from a strategic buyer (i) received prior to April 16, 2007 and (ii) with respect to which our Board of Directors has determined in good faith based on the information then available and after consultation with our financial advisors that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or would reasonably be expected to result in a Superior Proposal (any such person submitting such an Acquisition Proposal, an “Excluded Party”).

At any time on or following April 16, 2007 and prior to the time our stockholders adopt the Merger Agreement, we may:

•	provide information requested by a person (including any Excluded Party) who has made a bona fide written Acquisition Proposal if (i) we receive an acceptable executed confidentiality agreement and (ii) we concurrently provide to Parent any non-public information provided to such person which was not previously provided to Parent; or

•	discuss and negotiate with any person (including any Excluded Party) who has made such an unsolicited bona fide written Acquisition Proposal,

to the extent that (a) we have not breached the provisions of the Merger Agreement relating to an Acquisition Proposal, (b) prior to taking any such action (i) our Board of Directors determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with our directors’ fiduciary duties under applicable law, (ii) our Board of Directors has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (iii) we have provided Parent with written notice of our intention to take any such action prior to or concurrently with taking such action.

An “Acquisition Proposal” means:

•	any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction; or

•	any other direct or indirect acquisition,

in each case, involving 15% or more of the total voting power or of any class of our equity securities, or 15% or more of our consolidated total assets (including equity securities of our subsidiaries).

A “Superior Proposal” means a bona fide Acquisition Proposal made in writing involving:

•	more than 50% of our consolidated assets, or

•	the total voting power of our equity securities,

that our Board of Directors has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the Merger Agreement, in each determination, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal.

Our Board of Directors may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, its recommendation that the Merger Agreement be approved by our stockholders (a “Change of Recommendation”) unless failure to do so (prior to adoption of the Merger Agreement by our stockholders) would be inconsistent with the fiduciary duties of our Board of Directors under applicable law, (in which case we shall have provided prior written notice to Parent and negotiate with Parent in good faith to attempt to make adjustments to the Merger Agreement so that failure to effect such Change of Recommendation would not be inconsistent with the fiduciary duty of the Board of Directors), or

•	approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit us to enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or resolve, propose or agree to do any of the foregoing,

However, at any time prior to the adoption of the Merger Agreement by our stockholders, if we receive a bona fide Acquisition Proposal which our Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of the Merger Agreement which may be offered by Parent, our Board of Directors may terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, provided that (i) in advance of or concurrently with such termination, we pay the Termination Fee (as described below under “— Termination Fee”), (ii) we have not materially breached any obligations summarized in this “Acquisition Proposal” section; (iii) we have provided prior written notice to Parent and (iv) we have negotiated with Parent in good faith to attempt to make such adjustments to the Merger Agreement so that such proposal ceases to constitute a Superior Proposal.

From April 16, 2007, we must notify Parent orally and in writing within 48 hours of the receipt of any Acquisition Proposal received on or after April 16, 2007 and any request for non-public information and discussions or negotiations, indicating the identity of the person making such request, the material terms and conditions of any proposals or offers and thereafter must keep Parent reasonably informed of the status thereof.

Nothing in the non-solicitation provisions of the Merger Agreement prevents us from (i) disclosing to our stockholders a position contemplated by Rules 14e-2(a) and 14d-9 promulgated under the Exchange Act, or (ii) making any “stop-look-and-listen” communication to our stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, provided that any such disclosure that has the effect of withdrawing, qualifying or modifying in a manner adverse to Parent our recommendation that the Merger Agreement be adopted by our stockholders shall be deemed to be a “Change of Recommendation.”

Stockholders’ Meeting

Unless the Merger Agreement is terminated, we are required to convene a meeting of our stockholders as promptly as practicable after the execution of the Merger Agreement. Except as described under “— Acquisition Proposals”, our Board of Directors is required to recommend adoption of the Merger Agreement and take all reasonable lawful action to solicit such adoption of the Merger Agreement, unless such actions would be inconsistent with the fiduciary duties of our Board of Directors under applicable laws, in which case our Board of Directors may effect a Change of Recommendation. Unless the Merger Agreement is terminated we must submit the Merger Agreement to our stockholders even if our Board of Directors has affected a Change of Recommendation.

Filings; Other Actions; Notification

Vertrue and Parent will cooperate and use reasonable best efforts to take all actions and do all things to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including effecting the regulatory filings described under “Special Factors — Regulatory Approvals.”

We and Parent have agreed to, subject to certain exceptions:

•	promptly provide each governmental entity with jurisdiction over enforcement of any applicable antitrust or competition laws of non-privileged information requested by it or that is necessary, proper or advisable to permit consummation of the transactions contemplated by the Merger Agreement;

•	promptly use reasonable best efforts to avoid the entry of any injunction or other order or judgment that would restrain, prevent, enjoin or prohibit or materially delay consummation of the transactions contemplated by the Merger Agreement, including Parent’s agreement to dispose of assets or businesses if such action is reasonably necessary or advisable to avoid or remove the commencement of any proceeding or issuance of any order or judgment that would restrain or prevent, prohibit or materially delay consummation of the Merger; and

•	if any injunction, order, judgment or law is or becomes reasonably foreseeable to be entered, issued or enacted in any proceeding, review or inquiry that would make consummation of the Merger unlawful or that would materially delay or restrain, prevent, enjoin or prohibit consummation of the Merger, promptly use reasonable best efforts to take all steps (including appeal and posting of a bond) necessary to resist, modify, prevent, or remove such injunction, decision, order, judgment, determination or decree so as to permit the consummation of transactions contemplated by the Merger Agreement.

Employee Benefit Plans

With regard to the employee benefit plans:

•	Parent has agreed that it will, for a one-year period after the consummation of the Merger, provide our employees (i) base salary and bonus opportunities that are no less than those bonus opportunities (excluding equity-based incentives) provided immediately before the consummation of the Merger, (ii) pension and welfare benefits and perquisites that are no less favorable in the aggregate than those provided immediately before the consummation of the Merger and (iii) severance benefits that are no less favorable than those set forth in the ETBP or similar severance benefits plans for our employees who are eligible for such benefits;

•	Parent will credit all service for purposes of eligibility, vesting and benefit accrual under any employee benefit plan applicable to our employees after the consummation of the Merger;

•	Parent must cause the Surviving Corporation to honor and discharge our obligations under certain employee agreements; and

•	immediately before the consummation of the Merger, we will pay each participant in our Management Incentive Plan and Long-Term Incentive Plan for the year in which the consummation of the Merger occurs the payment of pro rata incentive awards. Following such payment, Parent will cause the Surviving Corporation to (i) maintain such incentive plans for the remainder of such year and (ii) pay certain incentive awards within two months following the end of such year. We are permitted, before the consummation of the Merger, (i) to pay incentive awards for fiscal year 2007 and (ii) with the consent of Parent, to establish performance targets maximums and performance goals for fiscal year 2008. Additionally, within two years of the consummation of the Merger those employees who, at the effective time of the Merger are participants in the ETBP and the SERP, will, in the event their employment is terminated during that period, be entitled to no less than the benefits they would have received had the employment been terminated at the consummation of the Merger.

Parent has acknowledged that a “change in control” or “change of control” within the meaning of certain of our stock plans and employee benefit plans will occur upon the consummation of the Merger.

Conditions to the Merger

Conditions to Each Party’s Obligations

The obligations of each party to effect the Merger are subject to the satisfaction or waiver at or before the consummation of the Merger of the following conditions:

•	the adoption of the Merger Agreement by our stockholders;

•	the waiting period under the HSR Act has expired or been terminated, clearance under the Competition Act (Canada) has been granted, approval of the Minister of Finance (Canada) to the extent required under the Bank Act of Canada has been granted and all other required material governmental consents; and

•	no court or other governmental entity issued any law or order that is in effect and restrains or prohibits the consummation of the Merger.

Conditions to Parent’s and Merger Sub’s Obligations

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or before the consummation of the Merger of the following additional conditions:

•	our representations and warranties regarding our organization, good standing and qualification, our corporate authority, our Board of Directors’ approval of the Merger, takeover statute, and brokers and finders must be true and correct in all material respects as of the closing date;

•	our representations and warranties regarding our capitalization (subject to de minimis deviation) and the absence of any change in our financial conditions or results of the operations that has or would reasonably be expected to have a Company Material Adverse Effect must be true and correct in all respects as of the closing date and;

•	the accuracy of our representations and warranties (other than those referred to in the two bullet points above) (without giving effect to any materiality or Company Material Adverse Effect qualifier) as of the closing date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be correct as of such earlier date) except where any breaches of such representations and warranties, in the aggregate, would not have and would not reasonably be expected to have a Company Material Adverse Effect); and

•	the performance in all material respects by us of our obligations under the Merger Agreement at or before the closing date.

Conditions to Vertrue’s Obligations

Our Obligations to effect the Merger are subject to the satisfaction or waiver at or before the consummation of the Merger of the following additional conditions:

•	the accuracy of Parent’s and Merger Sub’s representations and warranties (without regard to any material qualifier) as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be correct on and as of such earlier date), and except for such breaches of representations and warranties that, in the aggregate, would not have and would not reasonably be expected to prevent Parent from consummating the Merger and performing its obligations under the Merger Agreement;

•	the performance in all material respects by Parent and Merger Sub of all their obligations under the Merger Agreement at or before the closing date; and

•	Parent’s delivery to us of a solvency certificate substantially similar in form and substance to the solvency certificate that Parent delivers to the lenders as required by the debt financing commitment or any agreement entered into in connection with the debt financing for the Merger.

The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may agree to terminate the Merger Agreement without completing the Merger at any time prior to the consummation of the Merger.

The Merger Agreement also may be terminated as follows:

•	By either Parent or us if:

•	the Merger has not been consummated by November 22, 2007 (the “Termination Date”) (this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement caused or resulted in the failure of the Merger to occur on or before the Termination Date);

•	our stockholders do not adopt the Merger Agreement at the stockholders meeting or any adjournment or postponement thereof; or

•	any court or other governmental entity has issued any law or order that is in permanently restrains, enjoins or prohibits the consummation of the Merger and has become final and non-appealable.

However, that this right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

•	By us if:

•	at any time before the approval of the Merger Agreement we receive a Superior Proposal after giving effect to all adjustments to the Merger Agreement that may be offered by Parent. However, we do not have this right to terminate the Merger Agreement unless (i) we in advance of or concurrently with such termination we pay the Termination Fee, (ii) we have not materially breached the provisions of the Merger Agreement relating to acquisition proposals, (iii) we have provided prior written notice to Parent, and (iv) we negotiate with Parent in good faith to attempt to make adjustments to the Merger Agreement so that such proposal ceases to constitute a Superior Proposal; or

•	there has been a material breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement, or any representation and warranty of Parent or Merger Sub became untrue, such that the closing conditions with respect to Parent’s and Merger Sub’s representations and warranties, and performance of obligations would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured before certain date; or

•	Parent or Merger Sub fails to consummate the Merger on the second business day following the day on which the last of all of Parent’s and Merger Sub’s closing conditions are satisfied or waived.

•	By Parent, if:

•	our the Board of Directors effects a Change of Recommendation, recommends to our stockholders an Acquisition Proposal, or fails to include the recommendation of the adoption of the Merger Agreement in this proxy statement; or

•	there has been a breach of any representation, warranty, covenant or agreement made by us in the Merger Agreement, or any representation and warranty became untrue, such that the closing conditions with respect to representations and warranties and obligation of performance would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured prior to the certain date, provided that Parent and Merger Sub are not then in breach of the Merger Agreement such that the closing conditions with respect to Parent’s and Merger Sub’s representations and warranties and obligation of performance would not be satisfied.

Termination Fees

Company Termination Fee

If we terminate the Merger Agreement, or the Merger Agreement is terminated by Parent under the conditions described in further detail below, we have agreed to pay a termination fee of $22.5 million at the direction of Parent. The agreement provides that the termination fee would be only $17.5 million if such termination occurred prior to the end of the go-shop period, 12:01 am on April 16, 2007. However, since the Merger Agreement was not terminated prior to such time, the termination fee payable under the Merger Agreement would be $22.5 million.

We must pay a termination fee at the direction of Parent:

•	if a bona fide Acquisition Proposal has been made to us , or any person publicly announces an intention to make an Acquisition Proposal with respect to us or any of our subsidiaries (and is not publicly withdrawn by (x) with respect to a termination due to the failure to obtain stockholders’ adoption of the Merger Agreement, the date of the stockholders meeting at which the vote on the Merger is held, (y) with respect to the termination of the Merger Agreement because the Merger fails to be consummated by the Termination Date, the Termination Date, and (z) with respect to any termination because of our willful and material breach of certain covenants) and thereafter the Merger Agreement is terminated (i) by either Parent or us because the Merger fails to be consummated by the Termination Date or the stockholder approval fails to be obtained or (ii) by Parent because of our willful and material breach of certain covenants; however, no termination fee shall be payable to Parent in the circumstance summarized in this paragraph unless and until within 12 months of such termination, we or any of our subsidiaries shall have consummated an Acquisition Proposal (substituting “25%” for “15%” in the definition thereof);

•	if the Merger Agreement is terminated by Parent or terminable by Parent when otherwise terminated because our Board of Directors effects a Change of Recommendation or recommends to our stockholders an alternative Acquisition Proposal, or fails to include the recommendation of adoption of the Merger Agreement in this proxy statement; or

•	if we terminate the Merger Agreement in connection with a Superior Proposal.

In the circumstances set forth in the three bullets above, the payment of the Termination Fee will be the sole and exclusive remedy of Parent and Merger Sub with respect to any and all breaches of any representation, warranty, covenant or agreement of the Merger Agreement or otherwise relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement, other than our willful and material breach of certain covenants.

Parent Termination Fee

If we terminate the Merger Agreement because of Parent’s or Merger Sub’s failure to consummate the Merger on the second business day following the day on which the last of their closing conditions are satisfied or waived, Parent will promptly pay us an amount equal to $17.5 million (the “Parent Fee”). The Parent Fee is our sole and exclusive remedy for damages against Parent, Merger Sub and the guarantors and their respective representatives with respect to the breach of any covenant or agreement giving rise to such payment, and it shall be our sole and exclusive remedy under the Merger Agreement. In no event will we be entitled to monetary damages, for losses and damages arising from or in connection with breaches of the Merger Agreement by Parent or Merger Sub or otherwise relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement, in excess of $17.5 million in the aggregate, less the amount of any Parent Fee paid, if applicable.

Expenses

If the Merger Agreement is terminated due to the failure to obtain stockholder approval, we will pay Parent all of Parent’s documented reasonable and actual out-of-pocket expenses incurred up to a maximum amount of $4 million in the aggregate. Payment must be made after delivery to us of notice of demand for payment after such termination and a documented itemization setting forth in reasonable detail all such expenses. In the event that the Termination Fee subsequently becomes payable, the amount of the Termination Fee shall be reduced by the amount of expenses previously and actually paid by us.

Limited Guaranties

In connection with the Merger Agreement, each of OEP, Oak Investment Partners, Rho Ventures and Rho Ventures V Affiliates, L.L.C. entered into a Limited Guaranty with us to guarantee a determined portion (approximately 80% for OEP, approximately 14.29% for Oak Investment Partners, and approximately 5.71% for Rho Ventures and Rho Ventures V Affiliates) of Parent’s payment obligations under the Merger Agreement in respect of the Parent Fee.

The sum of the amounts guaranteed by the four guarantors equals $17.5 million. The maximum aggregate liability of the guarantors in respect of Parent’s payment obligations under the Merger Agreement will not exceed $14 million for OEP, $2.5 million for Oak Investment Partners and $1 million for Rho Ventures and Rho Ventures V Affiliates.

Indemnification; Directors’ and Officers’ Insurance

We and Parent will, after the consummation of the Merger, indemnify and advance expenses to the fullest extent permitted by law to our and our subsidiaries’ present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or related to their service as director, officer, employee or agent of Vertrue occurring on or prior to the closing date of the Merger.

The Merger Agreement requires that we purchase, and that following the closing date of the acquisition the Surviving Corporation maintain, “tail coverage” directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as the Company’s existing policies and with a claims period of at least six years from the closing date of the Merger for claims arising from facts or events that occurred on or prior to the closing date. If the annual premiums of insurance coverage exceed 300% of our current annual premium, the Surviving Corporation must obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium paid by us.

Access

Subject to certain exceptions, we will afford Parent reasonable access to Vertrue and will furnish Parent information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

At any time prior to the consummation of the Merger, the parties to the Merger Agreement may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

ROLLOVER AND VOTING AGREEMENT

Simultaneously with us entering into the Merger Agreement with Parent and Merger Sub, Gary A. Johnson, our CEO, entered into a rollover and voting agreement with Parent. Set forth below is a summary of the material terms of the rollover and voting agreement:

•	Immediately prior to the Merger, Gary A. Johnson will contribute up to the value of $20,000,000 of his shares of the Common Stock to Parent in exchange for equity interests in Parent. Each share of the Common Stock so contributed will be valued at $48.50 for purposes of the contribution.

•	Gary A. Johnson agreed that he will vote or execute consents “FOR” the adoption of the Merger Agreement in respect of each share of the Common Stock with respect to which he has voting power at the time of the applicable record date for the meeting of Vertrue’s stockholders and against any action that would or is designed to delay, prevent or frustrate the Merger and the other transactions contemplated by the Merger Agreement.

•	Gary A. Johnson agreed that, without the prior written consent of Parent, he will not transfer any of his the Common Stock, except, solely with respect to shares of the Common Stock that are not the shares required to be contributed to Parent, in connection with bona fide estate, financial or tax planning purposes or a bona fide gift after complying with certain notice and other provisions of the rollover and voting agreement.

•	Gary A. Johnson waived any and all appraisal, dissenters’ and similar rights that he may have with respect of the Merger and the other transactions contemplated by the Merger Agreement.

•	Gary A. Johnson and Parent agreed to enter into a definitive employment agreement effective as of the closing of the Merger, which will set forth the terms and conditions of Gary A. Johnson’s employment after the closing of the Merger. For a description of the material terms which Parent has agreed to include in Gary A. Johnson’s employment agreement see “Interests of Vertrue’s Directors and Executive Officers in the Merger — Benefits Accruing after the Merger — Employment Agreement with Gary A. Johnson” beginning on page 57. If an employment agreement substantially on those terms is not offered by Parent to Gary A. Johnson at least five business days preceding the stockholders meeting at which the vote on the adoption of the Merger Agreement is taken, or is thereafter withdrawn by Parent, all of Gary A. Johnson’s rights and obligations under the rollover and voting agreement will terminate.

The rollover and voting agreement will terminate automatically upon termination of the Merger Agreement. In addition, the obligations of Gary A. Johnson under the rollover and voting agreement may be terminated at any time prior to the closing of the Merger, upon the mutual agreement of Parent and Gary A. Johnson.

RIGHTS OF APPRAISAL

Under the DGCL, you have the right to seek appraisal and to receive payment in cash for the fair value of your shares of the Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Vertrue’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Vertrue will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D attached to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Vertrue’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of the Common Stock, you must satisfy each of the following conditions:

•	You must deliver to Vertrue a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to adopt the Merger Agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by failing to vote if the stockholder satisfies all the other provisions of Section 262.

•	If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of the Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of the Common Stock.

All demands for appraisal should be addressed to Vertrue Incorporated, 20 Glover Avenue, Norwalk, Connecticut 06850, Attention: Secretary, and must be delivered before the vote on the Merger Agreement is taken at the Special Meeting, and should be executed by, or on behalf of, the record holder of the shares of the Common Stock. The demand must reasonably inform Vertrue of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of shares of the Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Vertrue. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. The written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of the Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his, her or its shares of the Common Stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of adopting the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Surviving Corporation. Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. The Chancery Court will direct the payment of any such amount to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

Although Vertrue believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover Vertrue does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of the Common Stock is less than the Merger Consideration. In determining “fair value”, the Delaware court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware

Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court stated that in “a two-step merger, to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern” to be included in the appraisal process. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of the Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time. No appraisal proceeding shall be dismissed as to any stockholder without the approval of the Chancery Court.

In view of the complexity of Section 262, Vertrue’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

IMPORTANT INFORMATION ABOUT VERTRUE

Vertrue Incorporated is a premier Internet direct marketing services company. Vertrue operates a diverse group of marketing businesses that share a unified mission: to provide every consumer with access to savings and services that improve their daily lives. Vertrue’s members and customers have access to direct-to-consumer savings across its five vertical markets of healthcare, personal property, security/insurance, discounts and personals, which are all offered online through a set of diverse Internet marketing channels. We market our services through Internet marketing, inbound call marketing, television and newspaper advertising, direct mail and outbound telemarketing. In addition to marketing online, we have significantly increased the use of the Internet to deliver our programs and provide service to consumers online. For more information about Vertrue, please visit our website at www.Vertrue.com. Vertrue’s website is provided as an inactive textual reference only. Information contained on our website is not incorporated by reference into, and does not constitute any part of, this proxy statement. Vertrue is publicly traded on the NASDAQ under the symbol “VTRU.”

Historical Selected Financial Data

The following summary financial information is being provided to assist you in your analysis of the financial aspects of the proposed Merger. The consolidated operating data for the fiscal years ended June 30, 2006 and 2005 and the consolidated financial position data and liquidity data as of June 30, 2006 and 2005 set forth below are derived from our audited consolidated financial statements. The consolidated operating data for the nine months ended March 31, 2007 and 2005 and the consolidated financial position data and liquidity data as of March 31, 2007 and 2005 are derived from our unaudited interim financial statements, and, in the opinion of Vertrue’s management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods. The information is only a summary and should be read in conjunction with Vertrue’s historical consolidated financial statements and related notes contained in Vertrue’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and in Vertrue’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, which have been incorporated by reference into this proxy statement, as well as other information that Vertrue has filed with the SEC. See “Where You Can Find More Information” beginning on page 89 for information on where you can obtain copies of this information.

The historical results of Vertrue included below are not necessarily indicative of Vertrue’s future performance. No separate financial information is provided for Parent because Parent is a newly-formed entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger has been provided because Vertrue does not believe that such information is material to stockholders in evaluating the proposed Merger and the Merger Agreement because (i) the proposed Merger Consideration is all cash and (ii) if the Merger is completed, the Common Stock will cease to be publicly traded.

	For the Nine Months		For the Years
	Ended March 31,		Ended June 30,
	2007	2006	2006(1)	2005
	(Unaudited)
	(Dollar amounts in millions except per share data)

Consolidated Operating Data:
Revenues	$550.3	$481.5	$658.9	$579.8
Operating income	45.0	45.5	65.3	57.1
Income before income taxes	35.1	32.3	48.6	38.9
Provision for income taxes	15.3	11.9	15.9	13.4
Net income	19.8	20.4	32.7	25.5
Earnings Per Share Data:
Basic	$2.04	$2.11	$3.36	$2.56
Diluted	$1.72	$1.78	$2.83	$2.22
Diluted weighted average common shares outstanding	12.7	12.8	12.7	13.0
Consolidated Financial Position Data and Liquidity:
Cash and cash equivalents	$62.3	$54.7	$36.3	$64.4
Current Assets	146.8	156.1	132.0	147.0
Short-term investments	16.6	32.7	31.8	16.2
Total assets	514.7	465.9	443.0	447.2
Long-term liabilities	252.1	255.5	254.9	252.8
Current Liabilities	255.3	234.2	204.3	242.8
Treasury stock, at cost	(275.7)	(264.3)	(273.0)	(253.6)
Shareholders’ equity (deficit)	7.3	(23.8)	(16.2)	(48.4)
Cash flow provided by operating activities	33.5	37.6	37.7	32.3

(1)	In 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Share-Based Payment (Revised).

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the years ended June 30, 2006 and 2005 and for the nine months ended March 31, 2007 and 2006, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated herein by reference.

	For the Nine Months		For the Years
	Ended March 31,		Ended June 30,
	2007	2006	2006	2005
	(Unaudited)
	(Dollars in thousands)

EARNINGS:
Income before minority interests and income taxes	$35,131	$32,364	$48,559	$38,941
Fixed charges	17,300	17,379	23,119	22,708

	$52,431	$49,743	$71,678	$61,649
FIXED CHARGES
Interest charged to expense	$15,350	$15,245	$20,359	$20,741
Interest portion of rental expense	1,950	2,134	2,760	1,967

Fixed charges	$17,300	$17,379	$23,119	$22,708
Ratio of earnings to fixed charges	3.03	2.86	3.10	2.71

Book Value Per Share

Our net book value per share as of March 31, 2007 was $0.59 per share, which is substantially below the $48.50 per share Merger Consideration.

Market Price and Dividend Data

Market Price

The Common Stock is quoted for trading on the NASDAQ under the symbol “VTRU.” The following table sets forth, for the fiscal quarters indicated, the high and low sale prices per share as reported on the NASDAQ composite tape.

	High	Low

FISCAL YEAR ENDED JUNE 30, 2005
First Quarter	$29.28	$24.42
Second Quarter	$38.33	$24.70
Third Quarter	$40.89	$35.34
Fourth Quarter	$39.47	$29.47
FISCAL YEAR ENDED JUNE 30, 2006
First Quarter	$40.61	$33.72
Second Quarter	$38.47	$33.79
Third Quarter	$45.15	$33.50
Fourth Quarter	$44.38	$38.21
FISCAL YEAR ENDED JUNE 30, 2007
First Quarter	$46.53	$39.32
Second Quarter	$45.93	$37.19
Third Quarter	$49.75	$36.26
Fourth Quarter (through May 25, 2007)	$48.64	$46.84

The closing sale price of the Common Stock on the NASDAQ on January 23, 2007, the last trading day prior to press reports of rumors regarding a potential acquisition of Vertrue, was $40.12 per share. The $48.50 per share to be paid for each share of the Common Stock in the Merger represents a premium of approximately 21% to the closing price on January 23, 2007. On March 21, 2007, the last trading day prior to the announcement of the execution of the Merger Agreement the closing sale price of the Common Stock on the NASDAQ was $47.58. On          , 2007, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing sale price of the Common Stock on the NASDAQ was $          . You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

Dividend Data

We have not declared or paid any cash dividends to date and anticipate that all of our earnings in the foreseeable future will be retained for use in our business and to repurchase the Common Stock under our stock repurchase program. In addition, the Merger Agreement prohibits Vertrue from paying cash dividends on its Common Stock without the consent of Parent. Our future dividend policy will depend on our earnings, capital requirements, financial condition, requirements of the financing agreements to which we are a party, and other factors considered relevant by our Board of Directors.

Prior Stock Purchases

The following table sets forth information regarding purchases of the Common Stock by Vertrue and Gary A. Johnson, showing the number of shares of the Common Stock purchased by each, the range of prices paid for such shares and the average price paid per quarter for the past two years.

	Quarter Ended
	3/31/05			06/30/05
	Range of	Average	Number of	Range of	Average	Number of
	Price($)	Price($)	Shares	Price($)	Price($)	Shares

Gary A. Johnson	$2.78	$2.78	24,000	—	—	—
Vertrue	$37.22 - $49.86	$38.66	657,577	$36.16 - $38.97	$37.28	196,200

Quarter Ended
	9/30/05			12/31/05
	Range of	Average	Number of	Range of	Average	Number of
	Price($)	Price($)	Shares	Price($)	Price($)	Shares

Gary A. Johnson	—	—	—	—	—	—
Vertrue	$34.67 - $35.24	$35.01	49,900	$35.82 - $37.27	$36.97	114,900

	Quarter Ended
	3/31/06			06/30/06
	Range of	Average	Number of	Range of	Average	Number of
	Price($)	Price($)	Shares	Price($)	Price($)	Shares

Gary A. Johnson	$13.00	$13.00	21,000	—	—	—
Vertrue	$35.38 - $43.36	$42.17	110,700	$38.67 - $41.54	$38.97	222,600

Quarter Ended
	9/30/06			12/31/06
	Range of	Average	Number of	Range of	Average	Number of
	Price($)	Price($)	Shares	Price($)	Price($)	Shares

Gary A. Johnson	—	—	—	—	—	—
Vertrue	$41.13 - 43.52	$41.92	62,642	$39.92	$39.92	3,400

Quarter Ended
3/31/07
	Range of	Average	Number of
	Price($)	Price($)	Shares

Gary A. Johnson	—	—	—
Vertrue	—	—	—

The table below sets forth the transactions in the Common Stock by Michael T. McClorey, Vertrue’s director, during the past 60 days. Michael T. McClorey effected such transactions pursuant to a rule 10b-5 trading plan, which is a pre-established trading program that establishes certain standards and criteria for Vertrue’s directors, executive officers and other officers to purchase or sell the Common Stock with a view to permit such insiders to legally accomplish their trading goals while at the same time reducing the risk that sales by such insiders will negatively impact Vertrue’s stock price or market perception.

	Amount of
	Securities Acquired				Exercise Price or
Name	(A) or Disposed (D)		Transaction Date	Title of Security	Price Per Share

Michael T. McClorey, Vertrue Director	1,100	(A)	2/1/07	Common Stock	$7.98
	200	(D)	2/1/07	Common Stock	$46.37
	200	(D)	2/1/07	Common Stock	$46.42
	100	(D)	2/1/07	Common Stock	$46.43
	200	(D)	2/1/07	Common Stock	$46.60
	400	(D)	2/1/07	Common Stock	$46.71
	1,100	(A)	3/1/07	Common Stock	$7.98
	100	(D)	3/1/07	Common Stock	$47.51
	1,000	(D)	3/1/07	Common Stock	$47.50
	1,100	(A)	4/2/07	Common Stock	$7.98
	1,100	(D)	4/2/07	Common Stock	$48.16
	1,100	(A)	5/1/07	Common Stock	$7.98
	1	(D)	5/1/07	Common Stock	$47.38
	1,099	(D)	5/1/07	Common Stock	$47.35

Except as set forth above, there have been no transactions in shares of the Common Stock during the past 60 days by Vertrue or any of its officers or directors, or by any of its majority owned subsidiaries of any or its pension, profit-sharing or similar plans, or by Gary A. Johnson or any of his associates.

None of Parent, Merger Sub, or the Sponsors have purchased common stock of Vertrue since March 22, 2007.

Security Ownership of Certain Beneficial Owners and Management

As of April 18, 2007, there were 80,000,000 shares of the Common Stock authorized, of which 9,724,569 shares of the Common Stock were outstanding, held by approximately 2,600 stockholders of record.

The table below shows certain information based on the latest available public information, with respect to the beneficial ownership of the Common Stock as of April 18, 2007 by

•	each person known by us to beneficially own more than 5% of the outstanding shares of the Common Stock,

•	each of our current directors and executive officers; and

•	all current directors and executive officers of Vertrue as a group.

The percentages of shares outstanding provided in the tables are based on 9,724,569 shares of the Common Stock outstanding as of April 18, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse with respect to all shares of the Common Stock listed as owned by the person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of April 18, 2007 are considered outstanding for the purpose of calculating the percentage of outstanding shares of the Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is Vertrue Incorporated, 20 Glover Avenue, Norwalk, Connecticut 06850.

		Percentage of
	Number of Shares	Common Stock
Name and Address of Beneficial Owners	Beneficially Owned (1)	Outstanding

Thomas W. Smith(2) 323 Railroad Avenue Greenwich, CT 06830	2,205,021	22.7%
Scott Vassalluzzo(3) 323 Railroad Avenue Greenwich, CT 06830	1,468,381	15.1%
Prescott Investors, Inc. 323 Railroad Avenue Greenwich, CT 06830	1,455,381	15.0%
Barclays Global Investors NA 45 Fremont Street San Francisco, CA 94105	1,347,695	13.9%
Neuberger Berman LLC 605 Third Avenue New York, NY 10158	599,579	6.2%
Directors, Executive Officers and Nominees
Gary A. Johnson(4)	1,142,741	11.1%
James B. Duffy(5)	351,097	3.5%
Vincent DiBenedetto(6)	181,161	1.8%
Alec L. Ellison(7)	68,735	*
Robert Kamerschen(8)	54,101	*
Edward M. Stern(9)	53,101	*
Marc S. Tesler(10)	48,194	*
Michael T. McClorey(11)	44,331	*
Joseph E. Heid(12)	7,297	*
All current directors and executive officers as a group (9 persons)(13)	1,950,758	17.9%

*	Less than or equal to 1%.

(1)	The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Includes 1,455,381 shares held by Prescott Investors, Inc. which Mr. Smith, as investment manager for Prescott Investors, Inc. may be deemed to beneficially own.

(3)	Includes 1,455,381 shares held by Prescott Investors, Inc. which Mr. Vassalluzzo, as investment manager for Prescott Investors, Inc. may be deemed to beneficially own.

(4)	Includes 528,710 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after April 18, 2007. Includes 54,000 shares held in trust for the benefit of Gary A. Johnson’s children. Gary A. Johnson disclaims beneficial ownership of such shares.

(5)	Includes 301,007 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after April 18, 2007.

(6)	Includes 117,820 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after April 18, 2007.

(7)	Includes 51,500 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after April 18, 2007.

(8)	Includes 50,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after April 18, 2007.

(9)	Includes 50,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after April 18, 2007.

(10)	Includes 41,500 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after April 18, 2007.

(11)	Represents 40,600 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after April 18, 2007.

(12)	Includes 5,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after April 18, 2007.

(13)	Includes 1,186,137 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after April 18, 2007.

Independent Registered Public Accounting Firm

The consolidated financial statements of Vertrue and Vertrue management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2006, incorporated by reference in this proxy statement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports appearing in such Annual Report on Form 10-K.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

Vertrue may ask its stockholders to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. We currently do not intend to propose adjournment at the Special Meeting if there are sufficient votes to adopt the Merger Agreement. If the proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of the Common Stock present or represented by proxy and entitled to vote on the matter.

The Board of Directors recommends that you vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed, we expect to hold a 2007 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in our proxy statement for our 2007 annual meeting of stockholders must be submitted in writing and sent to: General Counsel, Vertrue Incorporated, 20 Glover Avenue, Norwalk, Connecticut 06850, and must have been received prior to the close of business on June 1, 2007. Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act. For any proposal that is not submitted for inclusion in our proxy statement for our 2007 annual meeting of stockholders, but is instead sought to be presented directly at our 2007 annual meeting of stockholders, the SEC rules permit management to vote proxies in its discretion if we: (i) receive notice of the proposal before the close of business on September 3, 2007 and advise stockholders in the 2007 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) do not receive notice of the proposal prior to the close of business on September 3, 2007. Notices of intention to present proposals at the 2007 annual meeting of stockholders should be in writing and sent to: General Counsel, 20 Glover Avenue, Norwalk, Connecticut 06850.

Householding of Special Meeting Materials

We participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household, unless we have received contrary instructions from you. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact, by writing or by phone, General Counsel, Vertrue Incorporated, 20 Glover Avenue, Norwalk, Connecticut 06850; (203) 324-7635, and we will promptly deliver to you a separate copy of the annual reports and proxy statements upon your written or oral request.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “Investors Relations” section of our website at www.Vertrue.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting:

Vertrue Filings	Periods

Annual Report on Form 10-K	Years ended June 30, 2006 and June 30, 2005
Proxy Statement on Schedule 14A	Filed on October 12, 2006
Quarterly Reports on Form 10-Q	Quarters ended September 30, 2006, December 31, 2006 and March 31, 2007
Current Reports on Form 8-K	Filed on July 6, 2006, March 22, 2007 and May 8, 2007

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

You may request a copy of the documents incorporated by reference into this proxy statement, excluding certain exhibits, by writing to or telephoning us. We will provide to each requesting stockholder, without charge, upon your written or oral request and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (excluding certain exhibits). Requests for documents should be directed to the General Counsel, Vertrue Incorporated, 20 Glover Avenue, Norwalk, Connecticut 06850; (203) 324-7635. If you would like to request documents from us, please do so at least five business days before the date of the Special Meeting in order to receive timely delivery of those documents prior to the Special Meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED          , 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
VERTRUE INCORPORATED,
VELO HOLDINGS INC.
and
VELO ACQUISITION INC.
Dated as of
March 22, 2007

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of March 22, 2007, among Vertrue Incorporated, a Delaware corporation (the “Company”), Velo Holdings Inc., a Delaware corporation (“Parent”), and Velo Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”, the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have unanimously approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have unanimously approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as a condition to the willingness of the Company to enter into this Agreement, each of One Equity Partners II, L.P., Oak Investment Partners XII, L.P., Rho Ventures V, L.P. and Rho Ventures V, Affiliates, L.L.C. (the “Guarantors”) is entering into a guarantee with the Company (a “Guarantee”), pursuant to which each of such Guarantors is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the “DGCL”).

1.2.  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3.  Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties hereto in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-laws
of the Surviving Corporation

2.1.  The Certificate of Incorporation.  The certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Merger except that Article I thereof shall read “The name of the Corporation is Vertrue Incorporated” and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.

2.2.  The By-laws.  The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-laws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Officers and Directors
of the Surviving Corporation

3.1.  Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be elected or otherwise validly appointed as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.

3.2.  Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn or lost appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive (subject to applicable withholding tax pursuant to Section 4.2(g)) $48.50 per Share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f).

(b) Cancellation of Excluded Shares.  Each Excluded Share referred to in Sections 4.1(a)(i) and 4.1(a)(ii) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject, as applicable, to the right of each Excluded Share referred to in Section 4.1(a)(ii) to receive the payment to which reference is made in Section 4.2(f).

(c) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2.  Exchange of Certificates.

(a) Paying Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation or Parent, at Parent’s discretion. To the extent that the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to promptly replace, restore or increase, as applicable, the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 4.1(a).

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within five (5) business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV, subject to applicable Law in the case of Dissenting Stockholders.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be treated in accordance with Section 262 of the DGCL and, as applicable, shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or approve (if required) any withdrawal of any such demands.

(g) Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall (i) be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

4.3.  Treatment of Stock Plans.

(a) Options.  At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Share.  At the Effective Time, each outstanding share of restricted stock (each, a “Restricted Share”) under the Stock Plans, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of such Restricted Shares immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the executive officer development and compensation committee of the board of directors of the Company, as applicable, shall adopt resolutions to implement the provisions of Sections 4.3(a) and 4.3(b).

4.4.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective

Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1.  Representations and Warranties of the Company.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Section 5.1 to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so made available is in effect on the date hereof. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Company Material Adverse Effect” means a material adverse effect on (x) the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole or (y) the ability of the Company to timely perform its obligations under, and consummate the transactions contemplated by, this Agreement; provided, however, that a determination of whether there has been a Company Material Adverse Effect under clause (x) above shall not take into account any effect to the extent resulting from:

(A) changes after the date hereof in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations or that are the result of acts of war or terrorism;

(B) changes after the date hereof that are the result of factors generally affecting any industry in which the Company and its Subsidiaries operate;

(C) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, financing sources or suppliers caused by the announcement or pendency thereafter of the transactions contemplated by this Agreement, including any litigation or other proceeding arising therefrom, any change in the Company’s credit ratings (provided that this credit rating exception shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such change in credit ratings has resulted in, or contributed to, a Company Material Adverse Effect);

(D) any actions taken by the Company and its Subsidiaries in accordance with the terms of this Agreement to obtain approval under applicable antitrust or competition laws for consummation of the Merger;

(E) changes in any Laws or GAAP or official interpretation thereof after the date hereof;

(F) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; and

(G) after the date hereof a decline in the price or trading volume of the Company’s common stock, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect.

Unless, in the case of the foregoing clauses (A), (B) and (E), such changes have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies in the same industries in which the Company or its Subsidiaries operate.

(b) Capital Structure.  The authorized capital stock of the Company consists of 80,000,000 Shares, of which 9,713,309 Shares were outstanding as of the close of business on March 20, 2007, and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding as of the date hereof. Since the close of business on March 20, 2007, the Company has not issued any Shares other than the issuance of Shares upon the exercise of Company Options outstanding, the settlement of Restricted Share and conversion of the 5.50% Convertible Senior Subordinated Notes due 2010 (the “Convertible Notes”), and has not issued or granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of March 20, 2007, other than (i) 2,628,231 Shares reserved for issuance under the 1995 Executive Officers’ Stock Option Plan, 1995 Non-Employee Director Stock Option Plan, 1996 Stock Option Plan, 1996 Employee Stock Purchase Plan, 2005 Equity Incentive Plan and 2006 Restricted Stock Plan for Non-Employee Directors (collectively, the “Stock Plans”), (ii) 2,229,654 Shares subject to issuance upon conversion of the Convertible Notes, the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock and stock purchase rights outstanding under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth in Section 5.1(b)(i) of the Company Disclosure Letter and expect for shares issuable upon conversion of the Convertible Notes, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, redeem or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, or contractual obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of its capital stock and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Except for the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock (other than director qualifying shares) of such Subsidiary are owned by the Company (or a wholly owned Subsidiary of the Company).

(c) Corporate Authority; Approval and Fairness.

(i) Assuming that the representations of Parent and Merger Sub set forth in Section 5.2(k) are true and correct, the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is in the best interests of the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption at a stockholders’ meeting duly called and held for such purpose and (C) received the opinion of its financial advisor Jefferies Broadview (and the special committee of the board of directors of the Company has received the opinion of its financial advisor FTN Midwest Securities), to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinions, to such holders. It is agreed and understood that such opinions are for the benefit of the Company’s board of directors and the special committee of the board of directors of the Company, as applicable, and may not be relied on by Parent or Merger Sub. Assuming that the representations of Parent and Merger Sub set forth in Section 5.2(k) are true and correct, the board of directors of the Company has (x) taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby, and (y) resolved to elect, to the extent permitted by applicable Law, not to be subject to any other Takeover Statutes of any jurisdiction that may purport to be applicable to this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings, notices and/or approvals (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), (C) under the Exchange Act, (D) under the Competition Act (Canada) and the Bank Act of Canada (the “Canadian Approvals”), (E) other applicable antitrust Laws and (F) under the rules of NASDAQ National Market (“NASDAQ”) (collectively, the “Company Approvals”), no notices, applications, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any U.S. domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or any of their respective assets or,

(C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since June 30, 2005 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company Reports. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or outstanding SEC comments. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of information or notes not required by GAAP to be included in interim financial statements and to normal year-end adjustments, none of which are expected to be material), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis, except as may be noted therein.

(iv) The Company and its Significant Subsidiaries have implemented and maintain a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has provided Parent prior to the date hereof with all such disclosures to the Company’s outside auditors and the audit committee of the board of directors of the Company.

(f) Absence of Certain Changes.  Except as and to the extent set forth in the Company Reports filed prior to the date hereof, since June 30, 2006, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses. Except, solely with respect to clauses (ii) though (xii) of this Section 5.1(f), as and to the extent set forth in the Company Reports filed prior to the date hereof, but only to the extent such disclosure is reasonably apparent on its face to be applicable to such clauses, since June 30, 2006, there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of the operations of the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company);

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(v) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or of any of its Subsidiaries;

(vi) any action that, if taken after the date hereof without the prior approval of Parent, would constitute a breach of Section 6.1(xiv) hereof;

(vii) any amendment to or change of the certificate of incorporation or bylaws of the Company or equivalent organizational document of any material Subsidiary of the Company;

(viii) any incurrence of indebtedness or issuance of any debt security or guarantee by the Company or any of its Subsidiaries, in each case, outside the ordinary course of business consistent with past practice;

(ix) any payment, discharge, settlement or satisfaction of any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) outside the ordinary course of business consistent with past practice;

(x) any adoption or entrance into a plan of complete or partial liquidation, dissolution, merger, consolidation, acquisition, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company;

(xi) a change in any material respect to its debt collection practices; or

(xii) any material Tax election made or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability made by the Company or any of its Subsidiaries.

(g) Litigation and Liabilities.

(i) As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations, inquiries or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its

Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity. Section 5.1(g) of the Company Disclosure Letter sets forth all settlement agreements between the Company and any Governmental Entity. To the Knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of December 31, 2006 included in the Company Reports filed prior to the date hereof, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2006, (C) incurred in connection with the Merger or any other transaction contemplated by this Agreement or (D) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Letter without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

(h) Employee Benefits.

(i) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company under which there is a continuing financial obligation of the Company or any Subsidiary, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of the Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan that has received a favorable opinion letter from the Internal Revenue Service (the “IRS”) has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent.

(ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non-U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”), are in compliance in all material respects with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws and each Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms. Each U.S. Benefit Plan, which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter under Section 401(b) of the Code, and the Company is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(iii) Neither the Company nor any of its Subsidiaries has or is expected to incur any material liability under Subtitle C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).

(iv) Neither the Company, any Subsidiary of the Company or any ERISA Affiliate has, at any time with respect to which any statute of limitations remains open, contributed to or been required to contribute to, or incurred any withdrawal liability within the meaning of Section 4201 of ERISA (including any contingent withdrawal liability by reason of a transaction described in Section 4204 of ERISA) to, any Multiemployer Plan.

(v) There is no material pending or, to the Knowledge of the Company, threatened claim or litigation relating to the Benefit Plans, other than routine claims for benefits, nor are there any material pending or, to the Knowledge of the Company, threatened investigations by any Governmental Entity involving the Benefit Plans or termination proceedings instituted by any Governmental Entity involving the Benefit Plans.

(vi) The Company, each Subsidiary of the Company and each ERISA Affiliate have been in material compliance with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder, including, without limitation, the “M&A regulations” issued as Treasury Regulations § 54.4980B-9, with respect to each Benefit Plan that is, or was during any taxable year of the Company or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of section 5000(b)(1) of the Code.

(vii) Except as listed on Schedule 5.1(h)(vii) of the Company Disclosure Letter, the execution of this Agreement will not result in any payment under any Benefit Plan, to any employee, former employee, director or agent of the Company, any Subsidiary or any ERISA Affiliate, either alone or in conjunction with any other payment, which will be an excess parachute payment under section 280G of the Code.

(viii) All Non-U.S. Benefit Plans comply in all material respects with applicable local Law and the terms of each such Plan. All material Non-U.S. Benefit Plans are listed on Schedule 5.1(h)(vii) of the Company Disclosure Letter. True and complete copies of all Non-U.S. Benefit Plans have been made available to Parent. There is no material pending, or to the Knowledge of the Company threatened, claim or litigation relating to the Non-U.S. Benefits Plans, nor are there any material pending or, to the Knowledge of the Company, threatened investigations by any Governmental Entity involving the Non-U.S. Benefits Plans or termination proceedings instituted by any Governmental Entity involving the Non-U.S. Benefit Plans.

(i) Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j) Takeover Statutes.  Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or By-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(k) Environmental Matters.  Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have complied at all times since the Applicable Date with all applicable Environmental Law; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of their respective businesses as presently conducted; (C) neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past two years; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with any Environmental Law.

As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of any Hazardous Substances, in each case as presently in effect.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.

(l) Taxes.

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed on or before the Closing by any of them except where such failures to so prepare or file Tax Returns, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect and all such filed Tax Returns are complete and accurate in all material respects, (B) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and except where such failure to so pay or withhold, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect, and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii) As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended June 30, 2005, 2004 and 2003. There are no material Liens for Taxes upon the assets of the Company or any Subsidiary of the Company, except Liens for Taxes not yet due and payable. There are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Subsidiary of the Company and any taxing authority. No claim has been made in writing by a taxing authority in a jurisdiction in which the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any Subsidiary of Company is or may be subject to taxation in that jurisdiction.

(iii) The Company and each Subsidiary of the Company have established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and each Subsidiary of the Company through the date of this Agreement.

(iv) Neither the Company nor any Subsidiary of the Company (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (B) has any liability for the Taxes of any Person (other than the Company or any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), (C) has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code, (D) is a party to any material tax sharing, tax indemnity or other similar agreement or arrangement regarding Taxes with any entity not included in the Company Reports, (E) has elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing, (F) is the subject of any closing agreement with respect to Taxes that will have continuing effect following the Closing, (G) has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (determined without regard to whether such transaction is a “reportable transaction” under such regulation) or (H) will be required to include an item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date, or any similar transaction that has occurred prior to the Closing Date.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, any liability for taxes, levies or other like assessments, charges, fees of another Person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of applicable law or otherwise (including agreement), together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(m) Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other material Contract with a labor union or labor organization (a “CBA”), nor are there any employees of the Company or any of its Subsidiaries represented by a works’ council, representative body or other labor organization, and there are, to the Knowledge of the Company, no material activities or material proceedings of any labor union, works council, representative body or other organization to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such union, works council or representative body. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(n) Intellectual Property.

(i) Section 5.1(n)(i) of the Company Disclosure Letter sets forth a complete and correct list of (A) all registrations and applications for registration of all trademarks, copyrights and patents owned by the Company or its Subsidiaries, specifying, as to each such item, as applicable, the registered owner, jurisdiction and number of each such application and/or registration, (B) all material software applications owned by the Company or its Subsidiaries, and (C) all material unregistered trademarks owned by the Company or its Subsidiaries.

(ii) Section 5.1(n)(ii) of the Company Disclosure Letter sets forth a complete and correct list of all material agreements under which the Company and its Subsidiaries (A) use or have the right to use any Intellectual Property owned by a third party (other than agreements for commercially available software that are subject to “shrink wrap” or other similar user licenses, or non-exclusive trademark licenses that are incidental to the sale or purchase of goods) or (B) have licensed or sublicensed to others the right to use any Intellectual Property owned by the Company or its Subsidiaries (other than (x) non-exclusive end user licenses granted to the Company’s customers in the ordinary course of business, (y) non-exclusive limited use trademark licenses granted to the clients, distributors or strategic partners of the Company or its Subsidiaries in the ordinary course of business, or (z) any non-disclosure agreements entered into in the ordinary course of business).

(iii) The Company and its Subsidiaries have exclusive right, title and interest in and to all Intellectual Property set forth on Section 5.1(n)(i) of the Company Disclosure Letter, free and clear of any Lien. The registrations of all material Intellectual Property set forth on Section 5.1(n)(i) of the Company Disclosure Letter are held and/or recorded in the Company’s or a Company Subsidiary’s name, and are, to the Knowledge of the Company, validly registered, legally enforceable and in full force, and not subject to any cancellation or reexamination proceeding.

(iv) (A) The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their respective businesses as presently conducted and which is material to the conduct of each such business, and (B) all of such rights shall survive materially unchanged the consummation of the transactions contemplated by this Agreement. As of the date hereof, no claim, which could reasonably be expected to be material to the conduct or operation of the business of the Company or any of its Subsidiaries receiving the claim, has been asserted or, to the Knowledge of the Company, threatened against the Company or such Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of or licensed right to use any Intellectual Property. Neither the Company nor any Subsidiary is party to any settlement agreement or court order restricting its use of any Intellectual Property or otherwise involving any Intellectual Property. To the Knowledge of the Company, no person is violating any Intellectual Property owned by the Company or its Subsidiaries.

(v) The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain all material Intellectual Property used or held for use by the Company and its Subsidiaries in their respective businesses as currently conducted, and to preserve the confidentiality of any Intellectual Property, the value of which is dependent upon maintaining the confidential nature thereof.

(vi) The Company and its Subsidiaries have in place and practice a policy by which any Intellectual Property developed in whole or in part by any employee of the Company or its Subsidiaries within the scope of his or her employment is owned by the Company or its Subsidiaries. Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable steps to have each outside consultant who is or has been involved in the development of any Intellectual Property enter into an appropriate agreement assigning to the Company or to any of its Subsidiaries all rights to any Intellectual Property developed on behalf of the Company or such Subsidiary by such outside consultant in the course of his or her engagement.

(vii) The Company and each of its Subsidiaries have in place written internal guidelines for the use, processing, confidentiality, and security of customer data consistent with contractual commitments of the Company and its Subsidiaries and privacy policies published to customers. Except as would not be reasonably likely to result in a Company Material Adverse Effect: (i) the Company and its Subsidiaries enforce such guidelines; and (ii) the practices of the Company and its Subsidiaries regarding the collection, dissemination and use of personal information in connection with their respective businesses are and have been in accordance in all material respects with the privacy policies published by the Company and its Subsidiaries or otherwise communicated by the Company and its Subsidiaries to their respective customers and the privacy restrictions imposed on the Company or its Subsidiaries pursuant to contracts with customers, vendors and other third parties.

(viii) For purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names and other indicia of origin and all goodwill associated therewith and symbolized thereby; (B) inventions, improvements and discoveries, and all patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom; (C) confidential information, trade secrets and know-how; (D) published and unpublished works of authorship, and copyrights therein and thereto; (E) computer software and firmware, including data files, source code, application programming interfaces, object code and software-related specifications and documentation; (F) databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and records; and (G) all other intellectual property or proprietary rights; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

(o) Insurance.  The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate. All material fire and casualty, general liability, director and officer liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(p) Material Contracts.

(i) Section 5.1(p) of the Company Disclosure Letter lists, and the Company has made available to Parent, true, correct and complete copies of, all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound which:

(A) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation) (x) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product or (y) to purchase or acquire an interest in any other entity, and in each case is material to the businesses of the Company and its Subsidiaries, taken as a whole, except, in each case, for any such Contract that may be canceled by the Company or such Subsidiary without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 90 days or less;

(B) with respect to a joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, is material to the businesses of the Company and its Subsidiaries, taken as a whole;

(C) involve any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial Contract, or any other interest-rate or foreign currency protection Contract, and in each case the amount such Contract relates to is in excess of $1 million;

(D) other than solely among wholly-owned Subsidiaries of the Company, relates to (x) indebtedness for borrowed money and having an outstanding principal amount in excess of $1 million or (y) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, and in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such Contract are greater than $1 million;

(E) was entered into after June 30, 2006 or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of material assets or any capital stock or other equity interests of another Person;

(F) by its terms calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $10 million per year;

(G) with respect to any acquisition, pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations that could result in payments in excess of $1 million, or (y) any “earn-out” or other contingent payment obligations that could result in payments in excess of $1 million; and

(H) involves any directors or executive officers of the Company (or to the Knowledge of the Company, any of the Company’s controlled affiliates) that cannot be cancelled by the Company (or the applicable Subsidiary of the Company) within 30 days’ notice without liability, penalty or premium.

Each Contract of the type described in clauses (A) through (G) is referred to herein as a “Material Contract”.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid and binding on the Company and any Subsidiary of the Company which is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all material obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of

the Company, by any other party, except which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(q) Proxy Statement; Other Filings.  The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Stockholders’ Meeting, and any other document to be filed with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(r) Real Property.  Neither the Company nor its Subsidiaries owns any real property. Section 5.1(r) of the Company Disclosure Letter identifies all material leases, subleases and other agreements under which the Company or its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future any real property (the “Leased Properties”). The Leased Properties are leased to the Company or its Subsidiaries pursuant to written leases, true, correct and complete copies, including all amendments thereto, of which have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries has a good and valid leasehold interest in each of the Leased Properties free and clear of all Liens, except to the extent that any such matters do not materially interfere with the present use of any of the Leased Properties subject thereto or affected thereby. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, the Leased Properties and the business conducted thereon comply in all material respects with the terms of the applicable leases. The leases in respect of the Leased Properties are in full force and effect and neither the Company nor any of its Subsidiaries is in default thereunder and, to the Company’s Knowledge, there is no default by any of the landlords thereunder, except, in each case, for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(s) Brokers and Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except that the Company has employed Jefferies Broadview as its financial advisor and the special committee of the board of directors of the Company has employed FTN Midwest Securities as its financial advisor, and true and correct copies of the engagement letters with these financial advisors in connection with the transactions contemplated by this Agreement have been provided to Parent.

(t) Affiliate Transactions.  No executive officer or director of the Company or any of its Subsidiaries or any person beneficially owning 5% or more of the Shares is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

5.2.  Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Section 5.2 to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represents and warrants to the Company that

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve or adopt this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (the “Parent Requisite Vote”), which adoption by Parent will occur promptly following execution of this Agreement, to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act, the Exchange Act and the Canadian Approvals (collectively, the “Parent Approvals”), no notices, applications, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the actual knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Financing.  Parent has delivered to the Company (i) a true and complete copy of the commitment letter, dated as of the date hereof, between Parent and each of Lehman Brothers Inc., Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc., J.P. Morgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (collectively, the “Debt Financing Commitment”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to cause to be provided the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”) and (ii) true and complete copies of the equity commitment letters, dated as of the date hereof, between Parent and each of One Equity Partners II, L.P. Oak Investment Partners XII, L.P., Rho Ventures V, L.P. and Rho Ventures V, Affiliates, L.C.C. (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, none of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the valid, binding and enforceable obligations of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under any of the Financing Commitments, and Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Closing Date. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments will be sufficient to pay the aggregate Per Share Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Financing Commitments) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.

(f) Capitalization and the Bylaws of Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Parent has provided to the Company prior to the Effective Time true and complete copy of the certificate of incorporation and the bylaws of Merger Sub.

(g) Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Parent or Merger Sub, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement for which the Company could have any liability.

(h) No Competing Businesses.  As of the date hereof, Parent has no affiliates engaged in, or controls any business in, the Internet marketing services businesses except as set forth in Schedule 5.2(h) of the Parent Disclosure Letter.

(i) Guarantee.  Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company its duly executed Guarantee. Each Guarantee is in full force and effect and is the valid, binding and enforceable obligation of such Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Guarantor under its Guarantee.

(j) Proxy Statement; Other Filings.  None of the information supplied or provided or to be supplied or provided by Parent, Merger Sub or any of their respective affiliates for inclusion or incorporation by reference in the Proxy Statement or Other Filings will, at the time the Proxy Statement is first mailed and at the time of the Stockholders’ Meeting, and at the time of the filing of Other Filings with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by the Company or any affiliate of the Company expressly for inclusion therein.

(k) Section 203 of the DGCL.  Neither Parent nor Merger Sub is, and at no time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL, and neither Parent nor Merger Sub owns (in the aggregate) 5% or more of any shares of the capital stock of the Company for purposes of Section 203 of the DGCL.

ARTICLE VI

Covenants

6.1.  Interim Operations.  (a) The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement and except as required by applicable Laws), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise contemplated or required by this Agreement, (B) as Parent may approve in writing, (C) as required by applicable Laws or any Governmental Entity or (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not, and will not permit its Subsidiaries, to:

(i) adopt or propose any change in its certificate of incorporation or By-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and set forth in Section 6.1(a)(iii) of the Company Disclosure Letter;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than (A) the issuance of Shares upon the exercise of Company Options, the settlement of Restricted Share and conversion of the Convertible Notes (and dividend equivalents thereon, if applicable) in each case which Company Options, Restricted Share or Convertible Notes were outstanding as of the date hereof or (B) the issuance of shares of capital stock by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exchangeable or exercisable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $1 million in the aggregate;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the exercise of Company Options or the settlement of Restricted Share in accordance with the terms of the applicable plan);

(viii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business;

(ix) except as set forth in the capital budgets set forth in Section 6.1(a)(ix) of the Company Disclosure Letter, make or authorize any capital expenditure in excess of $1 million in the aggregate;

(x) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or applicable Law;

(xi) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the compromise, settlement, payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business consistent with past practice which in any event does not exceed in any individual case $500,000 or an aggregate of more than $2 million;

(xii) other than in the ordinary course of business and consistent with past practice, make or change any material Tax election or settle or compromise any material Tax liability and except as are not, individually or in the aggregate, material to the business or the Company and its Subsidiaries, taken as a whole, except as required by Law, change any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ended June 30, 2005;

(xiii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case which are material to the Company and its Subsidiaries taken as a whole, other than inventory, supplies and other assets in the ordinary course of business and other than pursuant to Contracts in effect prior to the date of this Agreement and set forth in Section 6.1(a)(xiii) of the Company Disclosure Letter;

(xiv) except as required pursuant to Contracts in effect prior to the date of this Agreement, or as otherwise required by applicable Laws, (A) grant or provide any severance or termination payments or benefits to or increase the compensation or make any new equity awards to any director, officer or other employee of the Company or any of its Subsidiaries, except for increases of non-equity compensation to non-director and non-officer employees in the ordinary course of business consistent with past practice, or (B) establish, adopt, terminate or materially amend any Benefit Plan (other than routine changes to welfare plans for 2007);

(xv) change in any material respect its debt collection practices; or

(xvi) agree, authorize or commit to do any of the foregoing.

(b) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or, solely in connection with the acquisition of an interest in an Internet marketing services business, delay in a material respect the consummation of the Merger.

6.2.  Acquisition Proposals.  (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EDT) on April 16, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, the “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage any inquiries or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from (and only from), in each case, “strategic” (as opposed to “financial”) potential buyers (the “Strategic Buyers”; provided, however, that no “strategic” buyer shall be deemed to be a “financial” buyer solely because it is owned or controlled by any financial buyer, any private equity firm, any hedge fund or any other investment company or fund so long as such buyer is a bona fide strategic buyer) (including by way of providing access to non-public information pursuant to one or more confidentiality agreements on customary terms (provided that the Company at least concurrently provides to Parent any non-public information provided to such Strategic Buyer which was not previously provided to Parent)); it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal), (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Strategic Buyer or group of strategic buyers regarding any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from a Strategic Buyer and (iii) otherwise cooperate with or assist in, or facilitate, any effort or attempt by a Strategic Buyer to make any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from a Strategic Buyer.

(b) Subject to Sections 6.2(a), 6.2(c), 6.2(d), 6.2(e) and 6.2(f), from the date hereof until the time the Company Requisite Vote is obtained or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall not direct, authorize or permit any of its Subsidiaries or any of their Representatives to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (including by way of providing access to non-public information), (ii) engage in or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal or (iii) otherwise knowingly facilitate any effort or attempt to make any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal; provided, however, that in each case of b(i), b(ii) and b(iii) except for any Acquisition Proposal submitted by an Excluded Party; provided, further, that to take any of the actions described in Section 6.2(d)(i) or (ii) with respect to an Excluded Party, the Company shall comply with the terms of Section 6.2(d).

(c) Subject to Sections 6.2(a), 6.2(d) and 6.2(f), on the date hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, discussion or negotiation with any Persons, other than Parent and its affiliates, conducted prior to the date hereof by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal. Subject to Sections 6.2(d) and 6.2(f), on the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, discussion or negotiation with any Persons, other than Parent and its affiliates, conducted prior to the No-Shop Period Start Date by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal, except with respect to any written Acquisition Proposal from a Strategic Buyer (i) received prior to the No-Shop Period Start Date and (ii) with respect to which the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal (any such Person submitting such an Acquisition Proposal, an “Excluded Party”), provided that such determination of the board of directors of the Company shall be made no later than the later of (A) the No-Shop Period Start Date and (B) the business day following the date on which the Company received such Excluded Party’s written Acquisition Proposal (it being understood that following the No-Shop Period Start Date until such time as the board of directors of the Company determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 6.2(d)). The Company shall promptly inform its Subsidiaries and its and their Representatives of the obligations under this Section 6.2(c).

(d) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 6.2(a), prior to the time the Company Requisite Vote is obtained, the Company may (i) provide information in response to a request therefor by a Person (including any Excluded Party) who has after the date hereof made a bona fide written Acquisition Proposal if (x) the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms at least as restrictive as the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal) and (y) the Company at least concurrently provides to Parent any non-public information provided to such Person which was not previously provided to Parent or (ii) engage or participate in any discussions or negotiations with any Person (including any Excluded Party) who has made such an unsolicited bona fide written Acquisition

Proposal, if and only to the extent that, in each case (A) the Company has not breached this Section 6.2, (B) prior to taking any action described in clause (d)(i) or (d)(ii) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (C) in each such case referred to in clause (d)(i) or (d)(ii) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (D) the Company has provided Parent with written notice of its intention to take any such action prior to or concurrently with taking such action.

(e) Subject to Section 6.2(f), the board of directors of the Company shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (a “Change of Recommendation”) unless failure to do so (prior to obtaining the Requisite Stockholder Vote) would be inconsistent with the fiduciary duties of the board of directors of the Company under applicable Law, provided that in the event of a Change of Recommendation (A) the Company shall have provided prior written notice to Parent at least five calendar days (or in the case of a Superior Proposal three calendar days in the event of each subsequent material revision to such Superior Proposal) in advance (the “Change of Recommendation Notice Period”), of its intention to effect such Change of Recommendation, which notice shall specify the material reasons for such Change of Recommendation, and, in the case of a Change of Recommendation in connection with a Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal including the identity of the party making such proposal and shall have contemporaneously provided a copy of the proposed definitive transaction agreement with the party making such Superior Proposal and other material related documents (the “Alternative Acquisition Agreement”) (if applicable) and (B) prior to effecting such Change of Recommendation, the Company shall, and shall cause its financial and legal advisors to, during the Change of Recommendation Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to attempt to make such adjustments in the terms and conditions of this Agreement so that failure to effect such Change of Recommendation would not be inconsistent with the fiduciary duty of the board of directors of the Company; or

(ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

(f) Notwithstanding anything to the contrary set forth in Section 6.2(e), prior to the time the Company Requisite Vote is obtained, if the Company receives a bona fide Acquisition Proposal which the board of directors of the Company concludes in good faith after consultation with outside legal counsel and its financial advisors constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to this Section 6.2(f), the board of directors of the Company may (prior to obtaining the Requisite Stockholder Vote) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, provided that the Company shall not terminate this Agreement pursuant to the foregoing clause, and any purported termination pursuant to the foregoing clause shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee, as required by Section 8.5(b); and provided, further, that the board of directors of the Company shall not terminate this Agreement pursuant to the foregoing clause unless (A) the Company shall not have materially breached this Section 6.2 and (B) the Company shall have provided prior written notice to Parent, at least five calendar days (or three calendar days in the event of each subsequent material revision to such Superior Proposal) in advance (the “Termination Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and shall have contemporaneously provided a copy of the Alternative Acquisition Agreement; and (C) prior to terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Termination Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to attempt to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(g) The Company agrees that it will, from and after the No-Shop Period Start Date, promptly (and, in any event, within 48 hours) notify Parent orally and in writing if any proposals or offers with respect to an Acquisition Proposal are received on or after the date hereof by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Subsidiaries or its or their Representatives indicating, in such notice, the identity of such person making such request and the material terms and conditions of any proposals or offers (including copies of any written communication received with respect thereto) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(h) For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(i) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made in writing involving more than 50% of the assets (on a consolidated basis) or the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement, in each determination, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal.

(j) Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company), provided that any such disclosure that has the effect of withdrawing, qualifying or modifying in a manner adverse to Parent the Company Recommendation with respect to the Merger shall be deemed to be a “Change of Recommendation”.

6.3.  Proxy Statement.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, the Proxy Statement in preliminary form relating to the Stockholders Meeting. The Company will provide to Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. The Company agrees, as to itself and its Subsidiaries, that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4.  Stockholders Meeting.  The Company will take, in accordance with applicable Laws and its certificate of incorporation and by-laws, all reasonable action necessary to convene a meeting of the holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to Section 6.2 hereof, the board of directors of the Company shall recommend such adoption and shall take all reasonable lawful action to solicit such adoption of this Agreement, provided that if any of the foregoing actions would be inconsistent with the fiduciary duties of the board of directors of the Company under applicable Laws, the board of directors of the Company may, subject to compliance with Section 6.2(e)(i), effect a Change of Recommendation. Unless this Agreement shall have been terminated in accordance with Section 8.1, 8.2, 8.3 or 8.4, the Company shall submit this Agreement to its stockholders at the Stockholders Meeting even if its board of directors shall have effected a Change of Recommendation.

6.5.  Filings; Other Actions; Notification.

(a) Proxy Statement.  The Company shall as soon as reasonably practicable notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters.  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company (in the case of clauses (i) and (iii) of this Section 6.5(e) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit or materially delay consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company (after the Effective Time) or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be reasonably necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit or materially delay consummation of the Merger by any Government Antitrust Entity; and

(iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would materially delay or restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 6.5(e)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

6.6.  Access and Reports.  Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records including tax returns and the work papers of the Company’s independent auditors and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. Notwithstanding the foregoing, for purposes of this Section 6.6, Parent’s officers and other authorized Representatives shall direct all requests for information or access to the employees, properties, books, contracts and records including tax returns and work papers of the Company’s independent auditors, inquiries and investigation pursuant to this Section 6.6 to the General Counsel of the Company or other Persons designated by the Company only who shall upon prior written notice schedule and coordinate such request, inquiries and investigation, and neither Parent’s officers nor any of Parent’s Representatives shall (A) knowingly have any discussions with any of the vendors, landlords/sublandlords, tenants/subtenants, licensees or customers of the Company or any of its Subsidiaries with respect to such parties’ relationship with the Company or any of its Subsidiaries or the transactions contemplated hereby, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed or (B) perform any onsite investigation (including any onsite environmental investigation or study) without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Company shall be entitled to have its Representatives present at all times during any such inspection. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7.  NASDAQ De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8.  Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9.  Employee Benefits.  (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries will be provided with (i) base salary and bonus opportunities (including annual and long-term cash bonus opportunities) that are no less than the base salary and bonus opportunities (excluding equity-based incentives) provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension (other than benefits under the Supplemental Executive Retirement Plan (the “SERP”)) and welfare benefits and perquisites that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those set forth in the Company Executive Termination Benefits Policy or similar severance benefits plans for the employees of the Company and its Subsidiaries who are eligible for such benefits under the terms of those severance benefits plans.

(b) Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility and vesting and in the case of vacation or severance plans benefit accrual thereunder, service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in a duplication of benefits).

(c) Parent shall, and shall cause the Surviving Corporation and any successor thereto to, honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.9(c) of the Company Disclosure Letter.

(d) Immediately prior to the Effective Time, the Company will pay each participant in the Company’s Management Incentive Plan and Long-Term Incentive Plan (the “Incentive Plans”) who remains employed through the Effective Time for the year in which the Effective Time occurs an amount equal to the product of (x) the incentive awards earned by such participant for the year in which the Effective Time occurs under the Incentive Plans (assuming a full year of performance) as reasonably determined by the Company and (y) a fraction, the numerator of which is the number of days elapsed in the plan year from the commencement of the plan year until the date on which the Effective Time occurs and the denominator of which is 365. Following the payment of pro rata incentive awards as provided in the preceding sentence (the “Pro Rata Awards”), Parent will cause the Surviving Corporation to (A) maintain such Incentive Plans for the remainder of year in which the Effective Time occurs on the same terms and conditions and pursuant to the same targets and performance measures as were in effect for such year and (B) pay incentive awards within two (2) months following the end of such year in an amount equal to the excess, if any, of (i) the incentive awards which would have been earned by the participants for the entire calendar year under the Incentive Plans described in clause (A) above over (ii) any Pro Rata Awards previously paid in respect of such year. The Company shall be permitted, prior to the Effective Time, (I) to pay incentive awards for fiscal year 2007 in an amount equal to the incentive awards earned by participants for fiscal year 2007 earned in accordance with the respective plans and (II) with the consent of Parent, which shall not be unreasonably withheld, delayed or conditioned, to establish, but not thereafter modify (without the consent of Parent, which shall not be unreasonably withheld, delayed or conditioned), performance targets, maximums and performance goals for fiscal year 2008 in the ordinary course of business consistent with past practice. Parent hereby acknowledges and agrees that until the second anniversary of the Effective Time those employees who, at the Effective Time are participants in the Executive Termination Benefits Policy (the “ETBP”) and the SERP, shall, in the event their employment is terminated during that period, be entitled to no less than the benefits they would have received had the employment been terminated at the Effective Time (calculated in the case of the SERP as if they were at least age 55 at the Effective Time), in accordance with the terms of the ETBP and the SERP, respectively.

(e) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Stock Plan and Benefit Plan will occur upon the Effective Time.

(f) The provisions of this Section 6.9 are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Parent, the Company or any Subsidiary of the Company to amend, modify or terminate any such employee benefit plan, nor shall this Section 6.9 be construed to limit the right of Parent, the Company or any Subsidiary of the Company to terminate any employee’s employment or, except as specifically provided herein, to modify the terms and conditions of any employee’s employment.

6.10.  Expenses.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5 and Section 6.14(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.  Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each present and former director and officer of the Company and its Subsidiaries in their capacity as such and not as stockholders or option holders of the Company (collectively, the “Indemnified Parties”, and individually, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer, employee or agent of the Company or its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or its Subsidiaries in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement. The Surviving Corporation shall also pay expenses (including attorneys’ fees) incurred by an Indemnified Party in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted under applicable Laws, provided that the Person to whom expenses are advanced provides, to the extent permitted by applicable Laws, an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A and Side B coverage parts (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, there shall be no breach of this provision so long as the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts (which are disclosed in Section 6.11(e) of the Company Disclosure Letter) or Laws. Parent, Merger Sub and the Surviving Corporation hereby agree that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Part as provided in the certificate of incorporation or by-laws of the Company or of any of its Subsidiaries, in each case as of the date hereof, shall remain in full force and effect for a six-year period beginning at the Effective Time.

6.12.  Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall, to the fullest extent practicable, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13.  Parent Vote.  Promptly after execution of this Agreement by the parties hereto, Parent will cause a written consent to be executed by each of the record holders of the stock of Merger Sub to adopt and approve this Agreement in accordance with Section 228 and 251 of the DGCL.

6.14.  Financing.  (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitment (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing set forth in the Debt Financing Commitment (including by consummating the financing pursuant to the terms of the Equity Financing Commitments), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms acceptable to Parent that would not adversely impact the ability or likelihood of Parent or Merger Sub to consummate the transactions contemplated hereby and (iv) consummate the Financing at or prior to the Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms that are not materially less beneficial to Parent,

Merger Sub and the Company than those in the Debt Financing Commitment in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments, of which Parent or Merger Sub becomes aware, or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing and provide copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.

(b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Financing, including using reasonable best efforts to (i) participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates or documents (other than legal opinions) as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and (iv) furnish Parent and Merger Sub with financial and other pertinent information regarding the Company as may be reasonably requested by Parent; provided, however, that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

(c) Parent acknowledges and agrees (i) that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Parent of the proceeds of the Financing Commitments and (ii) that any failure by Parent to have available, on the second business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, provided that the Company’s officers certificates referenced in Sections 7.2(a) and 7.2(b) would otherwise be able to be delivered if the Closing were to occur on such second business date) shall be satisfied or waived in accordance with the Agreement, all funds necessary to consummate the Merger shall constitute a breach by Parent of this Agreement.

6.15.  Treatment of Senior Notes.  (a) The Company shall use its reasonable best efforts to commence, promptly after the receipt of a written request from Parent to do so and the receipt of the Offer Documents from Parent, an offer to purchase and related consent solicitation with respect to the outstanding aggregate principal amount of the Company’s outstanding 9 1/4% Senior Subordinated Notes due 2014 (collectively, the “Senior Notes”) on the terms and conditions specified by Parent (collectively, the “Debt Offer”), and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Offer shall be conditioned on the consummation of the Merger and otherwise in compliance with applicable Laws and SEC rules and regulations and the Company shall not be required to commence any Debt Offer until the No-Shop Period Start Date. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offer. With respect to the Senior Notes, if requested by Parent in writing, in lieu of commencing a Debt Offer (or in addition thereto), the Company shall, to the extent permitted by the Senior Notes indenture, as amended or supplemented (the “Senior Notes Indenture”), take actions reasonably requested by Parent that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such Senior Notes pursuant to the applicable provisions of the Senior Notes Indenture, and shall repurchase or satisfy and/or discharge and/or defeasance, as applicable, such Senior Notes in accordance with the terms of the Senior Notes Indenture at the Effective Time, provided that to the extent that any action described in the foregoing clause can be conditioned on the occurrence of the Effective Time, it will be so conditioned, and provided, further, that the Company shall not be required to take any of the actions described in the foregoing clause that cannot be conditioned on the occurrence of the Effective Time, unless prior to or concurrently with taking such action, Parent shall irrevocably deposit, or shall cause to be irrevocably deposited with the trustee under the Senior Notes Indenture sufficient funds to effect such repurchase or satisfaction or discharge. The Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offer (other than that the Merger shall have been consummated and that there shall be no Law prohibiting consummation of the Debt Offer) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offer or make any changes to the Debt Offer other than as agreed between Parent and the Company. Notwithstanding the immediately preceding sentence, neither the Company nor any of the Company’s Subsidiaries need make any change to the terms and conditions of the Debt Offers requested by Parent that decreases the price per Senior Note payable in the Debt Offers or related consent solicitation or imposes conditions to the Debt Offers or related consent solicitation that are adverse to the holders of the Senior Notes, in each case, if the making of any such change by the Company or any of its Subsidiaries would (i) breach any of the Company’s or any of its Subsidiaries’ obligations under, or violate any provision of, the Senior Notes Indenture and other documents governing the Senior Notes or (ii) violate any applicable Law, unless such change is previously approved by the Company in writing.

(b) The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute a supplemental indenture to the Senior Notes Indenture, which supplemental indenture shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Senior Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer using funds provided by or at the direction of Parent.

(c) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the Offer Documents. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents (provided that the Company’s and its Subsidiaries’ cooperation shall be limited to matters that Parent cannot accomplish without additional cost or delay without the assistance of the Company or its Subsidiaries). The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Senior Notes in connection with the Debt Offer shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other hand, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Senior Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.15, the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offer and such compliance will not be deemed a breach hereof.

(d) In connection with the Debt Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and their Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offers promptly following the incurrence thereof. Parent shall indemnify and hold harmless the Company and its

Subsidiaries, for and against any loss or incurred by them in connection with the Debt Offers (other than arising from information provided by the Company and its Subsidiaries that was materially incomplete or inaccurate).

6.16.  Convertible Notes.  The Company shall (i) take all necessary action to enter into a supplemental indenture prior to the Effective Time with Deutsche Bank Trust Company Americas, as trustee, pursuant to the indenture dated as of September 30, 2003 (the “Convertible Notes Indenture”) for the Convertible Notes to provide that on and after the Effective Time the Convertible Notes will be convertible only into cash in an amount equal to the amount that the holders of the Convertible Notes would be entitled to receive in the Merger if they had validly converted their Convertible Notes into Shares immediately prior to the Effective Time, in accordance with Section 9.4 of the Convertible Notes Indenture; (ii) in accordance with Section 9.6 of the Convertible Notes Indenture, cause to be filed with the Conversion Agent and the Trustee (each as defined in the Convertible Notes Indenture) and cause to be given to the holders of the Convertible Notes, the notice required by such section at least fifteen (15) days prior to the Effective Time, and (iii) in accordance with Section 5.1(c) of the Convertible Notes Indenture, deliver to the Trustee an officers certificate and an opinion of counsel, each stating that the Merger and the supplemental indenture referred to in clause (i) of this Section 6.16 comply with Article 5 of the Convertible Notes Indenture and that all conditions precedent set forth in the Convertible Notes Indenture relating to the Merger have been satisfied.

6.17.  Rule 16b-3.  The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

Conditions

7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Laws and the certificate of incorporation and By-laws of the Company.

(b) Regulatory Consents.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; (ii) clearance under the Competition Act (Canada) has been granted; (iii) approval of the Minister of Finance (Canada) to the extent required under the Bank Act of Canada has been granted; and (iv) all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company and Parent shall have been made or obtained (as the case may be), other than any immaterial Governmental Consents the failure of which to make or obtain would not subject any Person to risk of criminal liability.

(c) Order.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The Company’s representations and warranties contained in Section 5.1(a) (Organization, Good Standing and Qualification), 5.1(c) (Corporate Authority; Approval and Fairness),

5.1(j) (Takeover Statute) and 5.1(s) (Brokers and Finders) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of such date; (ii) the Company’s representations and warranties contained in Section 5.1(b) (Capital Structure) (subject to de minimis deviations) and Section 5.1(f)(i) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of such date; (iii) the representations and warranties of the Company set forth in this Agreement (other than those referred to in Section 7.2(a)(i) and 7.2(a)(ii) above) shall be true and correct in all respects (determined without regard to any materiality or “Company Material Adverse Effect” qualifier therein) as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that, in the aggregate, would not have and would not reasonably be expected to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

7.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (determined without regard to any materiality qualifier therein) as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that, in the aggregate, would not have and would not reasonably be expected to prevent Parent from consummating the Merger and performing its obligations under this Agreement; and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(c) Solvency Certificate.  Parent shall have delivered to the Company a solvency certificate substantially similar in form and substance to the solvency certificate that Parent delivers to the lenders pursuant to the Debt Financing Commitment or any agreements entered into in connection with the Debt Financing.

ARTICLE VIII

Termination

8.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by the eight-month anniversary of the date hereof, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”), provided that the right to terminate this Agreement pursuant to this

Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Termination Date;

(b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting, including any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a));

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained in accordance with and subject to the terms and conditions of Section 6.2(f);

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) two (2) business days prior to the Termination Date, provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(c) if Parent or Merger Sub fails to consummate the Merger on the second business day following the day on which the last of the conditions set forth in Sections 7.1 and 7.2 (excluding conditions that, by their nature are to be satisfied at the Closing, provided that the Company’s officers certificates referenced in Sections 7.2(a) and 7.2(b) would otherwise be able to be delivered if the Closing were to occur on such second business date) are satisfied or waived.

8.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) the board of directors of the Company shall have (A) made a Change of Recommendation, (B) recommended to the stockholders of the Company an Acquisition Proposal other than the Merger or (C) the board of directors of the Company shall have failed to include the Company Recommendation in the Proxy Statement; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) two (2) business days prior to the Termination Date, provided that Parent and Merger Sub are not then in breach of this Agreement such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied.

8.5.  Effect of Termination and Abandonment.  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) after the date of this Agreement, a bona fide Acquisition Proposal shall have been made to the Company, any of its Subsidiaries or any of its stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to (x) with respect to any termination pursuant to Section 8.2(b), the date of the Stockholders Meeting at which the vote on the Merger is held, (y) with respect to any termination pursuant to Section 8.2(a), the Termination Date and (z) with respect to any termination pursuant to clause (B) below, such breach by the Company) and thereafter this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b) or (B) by Parent pursuant to Section 8.4(b) as a result of a willful and material breach by the Company of any of its agreements set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.14(b), 6.15 and/or 6.16 of this Agreement;

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) or is terminable by Parent pursuant to Section 8.4(a) when otherwise terminated; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall promptly (but in no event later than five (5) days after the date of such termination) pay Parent the Termination Fee (provided, however, that the Termination Fee to be paid pursuant to clause (iii) of this Section 8.5(b) shall be paid as set forth in Section 6.2(f) payable by wire transfer of same day funds; provided, further, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within twelve (12) months of such termination the Company or any of its Subsidiaries shall have consummated an Acquisition Proposal (substituting “25%” for “15%” in the definition thereof)). Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy against the Company and any of its Subsidiaries and the Company’s and any of its Subsidiaries’ Representatives with respect to any and all breaches of any representation, warranty, covenant or agreement of this Agreement or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement (other than a willful and material breach by the Company of Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.14(b), 6.15 and/or 6.16). For purposes of this Agreement, “Termination Fee” means (i) $17,500,000, in the event that this Agreement is terminated by (A) the Company pursuant to Section 8.3(a) and the Company enters into an Alternative Acquisition Agreement with an Excluded Party during the period beginning on the date hereof and ending on the No-Shop Period Start Date or (B) Parent pursuant to Section 8.4(a) in a circumstance in which the event giving rise to the right of termination is (x) a Change of Recommendation, (y) the recommendation by the board of directors of the Company to the stockholders of the Company of an Acquisition Proposal other than the Merger or (z) the failure of the board of directors of the Company to include the Company Recommendation in the Proxy Statement, each having occurred during the period beginning on the date hereof and ending on the No-Shop Period Start Date in response to a Superior Proposal by an Excluded Party received during such period, and (ii) $22,500,000 in all other circumstances.

(c) In the event of termination of this Agreement pursuant to Section 8.3(c), Parent shall promptly (but in no event later than two (2) business days after the date of such termination) pay, or cause to be paid, to the Company an amount equal to $17,500,000 (the “Parent Fee”). Parent’s payment in full of the Parent Fee pursuant to this Section 8.5(c) shall be the sole and exclusive remedy of the Company for damages against Parent, Merger Sub and the Guarantors and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event the Parent Fee becomes payable and is paid, or caused to be paid by Parent, pursuant to this Section 8.5(c), the Parent Fee shall be the Company’s sole and exclusive remedy under this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $17.5 million in the aggregate, less the amount of any Parent Fee paid, if applicable, for all losses and damages arising from or in connection with breaches of this Agreement by Parent or Merger Sub or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(d) In the event of termination of this Agreement pursuant to Section 8.2(b), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses, not to exceed $4 million in the aggregate. “Expenses” include all documented reasonable and actual out-of-pocket expenses (including fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf and payable by Parent in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement. Payment of Parent’s Expenses pursuant to this Section 8.5(d) shall be made no later than five (5) business days after delivery to the Company of notice of demand for payment after such termination and a documented itemization setting forth in reasonable detail all such Expenses (which itemization may be supplemented and updated from time to time by Parent until the ninetieth day after such termination, provided that payment of such supplemented amount shall be made no later than five (5) business days after delivery to the Company of such supplemented notice). In the event that the Termination Fee subsequently becomes payable, the amount of the Termination Fee shall be reduced by the amount of expenses previously and actually paid by the Company to Parent pursuant to this Section 8.5(d).

(e) The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or 8.5(d) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or 8.5(d) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

Miscellaneous

9.1.  Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware or a federal court located in the State of Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement, except for the Company’s right to enforce Parent to perform its obligation under Section 8.5(c) to pay the Company the Parent Fee.

9.6.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier, or by facsimile:

If to Parent or Merger Sub:

Velo Holdings, Inc.
c/o One Equity Partners II, L.P.
320 Park Avenue
18th Floor
New York, NY

Attention:	James Koven Daniel Selmonosky Christian Ahrens
fax: (212) 277-1533

with a copy to

Dechert LLP
Cira Centre
2929 Arch Street, 4th Floor
Philadelphia, PA 19104-2808

Attention:	Carmen Romano
Derek Winokur
fax: (215) 994-2222

If to the Company:

Vertrue Incorporated
20 Glover Avenue
Norwalk, CT 06850
Attention: George Thomas
fax: (203) 674-7014

with a copy to

Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004
Attention: Keith A. Pagnani
fax: (212) 558-3588

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.  Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated January 3, 2007, between Parent and the Company and the related letter agreements (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8.  No Third Party Beneficiaries.  Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11.  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13.  Interpretation; Construction.  (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14.  Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

9.15.  Restructuring.  Notwithstanding anything else contained in this Agreement, at any time prior to the Closing, Merger Sub may merge with and into Parent, with Parent as the Surviving Corporation (the “Structural Merger”) in which event the parties hereto agree to amend this Agreement to reflect that the Merger shall be effected by a direct merger of Parent, as the surviving corporation of the Structural Merger, with and into the Company, with the Company as the surviving corporation, provided that the provisions of this Agreement, and the rights and remedies of the parties hereunder shall otherwise remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VERTRUE INCORPORATED

By	/s/ George W.M. Thomas
Name: George W.M. Thomas

Title:	Senior Vice President and General Counsel

VELO HOLDINGS INC.

By	/s/ James Koven
Name: James Koven

Title:	Vice President and Secretary

VELO ACQUISITION INC.

By	/s/ James Koven
Name: James Koven

Title:	Vice President and Secretary

ANNEX A
DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2(h)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(i)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
business day	1.2
By-laws	2.22.1
Canadian Approvals	5.1(d)(i)
CBA	5.1(m)
Certificate	4.1(a)
Change of Recommendation	6.2(e)(i)
Change of Recommendation Notice Period	6.2(e)(i)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Disclosure Letter	5.1
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Convertible Notes	5.1(b)
Convertible Notes Indenture	6.16
Costs	6.11(a)
D&O Insurance	6.11(b)
Debt Financing	5.2(e)
Debt Financing Commitment	5.2(e)
Debt Offer	6.15(a)
Delaware Certificate of Merger	1.3
Dissenting Stockholders	4.1(a)
Expenses	8.5(d)
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(k)
Equity Financing	5.2(e)
Equity Financing Commitments	5.2(e)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)

Terms	Section

ERISA Plan	5.1(h)(ii)
ETBP	6.9(d)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Party	6.2(c)
Excluded Share(s)	4.1(a)
Financing	5.2(e)
Financing Commitments	5.2(e)
GAAP	5.1(e)(iii)
Government Antitrust Entity	6.5(e)(i)
Governmental Consents	7.1(b)
Governmental Entity	5.1(d)(i)
Guarantee	Recitals
Guarantors	Recitals
Hazardous Substance	5.1(k)
HSR Act	5.1(d)(i)
Incentive Plans	6.9(d)
Indemnified Parties	6.11(a)
Indemnified Party	6.11(a)
Insurance Policies	5.1(o)
Intellectual Property	5.1(n)(viii)
IRS	5.1(h)(i)
Knowledge	5.1(g)
Laws	5.1(i)
Leased Properties	5.1(r)
Licenses	5.1(i)
Lien	5.1(b)
Material Contract	5.1(p)(i)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
NASDAQ	5.1(d)(i)
Non-U.S. Benefit Plans	5.1(h)(i)
No-Shop Period Start Date	6.2(a)
Offer Documents	6.15(b)
Order	7.1(c)
Other Filings	5.1(q)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2
Parent Fee	8.5(c)
Parent Requisite Vote	5.2(b)
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Pro Rata Awards	43

Terms	Section

Proxy Statement	5.1(q)
Representative	6.2(a)
Restricted Share	4.3(b)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Senior Notes	6.15(a)
Senior Notes Indenture	6.15(a)
SERP	6.9(a)
Share(s)	4.1(a)
Significant Subsidiary	5.1(a)
Stock Plans	5.1(b)
Stockholders Meeting	6.4
Strategic Buyers	6.2(a)
Structural Merger	9.15
Subsidiary	5.1(a)
Superior Proposal	6.2(i)
Surviving Corporation	1.1
Takeover Statute	5.1(i)
Tax	5.1(l)
Tax Return	5.1(l)
Taxes	5.1(l)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Termination Notice Period	6.2(f)
U.S. Benefit Plans	5.1(h)(ii)

ANNEX B

March 21, 2007

Special Committee of the Board of Directors
Vertrue Incorporated
20 Glover Avenue
Norwalk, CT 06850

Dear Members of the Special Committee Board:

We understand that Vertrue Incorporated (“Vertrue” or the “Company”), Velo Holdings Inc. (“Parent”) and Velo Acquisition Inc., a wholly owned subsidiary of Parent (“Transitory Subsidiary”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Transitory Subsidiary will merge with and into Vertrue, as a result of which the Company shall continue its existence and become a wholly owned subsidiary of the Parent (collectively, the “Transaction”). Pursuant to the Agreement, at the Effective Time, the outstanding shares of common stock, par value $0.01 per share, of Vertrue (other than shares held in the treasury of Vertrue and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive $48.50 in cash per share (the “Merger Consideration”) as more fully set forth in the Agreement. The terms and conditions of the Merger are more fully detailed in the Agreement. Capitalized terms used but not defined in this letter shall have the meaning set forth in the Agreement.

You have requested our opinion as to whether the Merger Consideration is fair, as of the date hereof, from a financial point of view, to the stockholders of the Company.

FTN Midwest Securities Corp. (“FTN Midwest”), as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed securities, and other transactions. We have been retained by Vertrue to advise the Special Committee of its Board of Directors (the “Special Committee”) in connection with the Special Committee’s consideration of various strategic alternatives, including a possible sale of the Company. We have participated in certain of the negotiations leading to the transaction contemplated by the Agreement. FTN Midwest provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions in and hold securities of the Company or JP Morgan Chase & Co., an affiliate of Parent, for its own account and for the accounts of its customers. FTN Midwest will receive a fee for rendering this opinion.

FTN Midwest Securities Corp
Investment Banking
350 Madison Avenue,
20th Floor New York,
New York 10017
212.418.5080/Fax: 212.418.5081
www.ftnmidwest.com

Although this information has been obtained from sources which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results. Changes in any assumptions may have a material effect on projected results.

FTN Midwest Securities Corp (MWRE), FTN Financial Securities Corp (FFSC), and FTN Financial Capital Assets Corporation are wholly owned subsidiaries of First Tennessee Bank National Association (FTB). MWRE and FFSC are members of the NASD and SIPC (http://www.sipc.org/). Equity research is provided by MWRE. FTN Financial Group and FTN Financial Capital Markets are divisions of FTB. FTN Financial Group, through FTB or its affiliates, offers investment products and services.

In rendering our opinion, we have, among other things:

1.) reviewed the terms of the Agreement in the form of the draft furnished to us by the Special Committee’s legal counsel on March 21, 2007, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed;

2.) reviewed Vertrue’s annual reports to stockholders and Annual Reports on Form 10-K for the five fiscal years ended June 30, 2006, and Vertrue’s interim report to stockholders and Quarterly Report on Form 10-Q for the six months ended December 31, 2006;

3.) reviewed certain internal financial and operating information concerning Vertrue, including quarterly financial projections through June 30, 2010 prepared and furnished to us by Vertrue management;

4.) participated in discussions with Vertrue management concerning the operations, business strategy, current financial performance and prospects for the Company;

5.) discussed with Vertrue management and the Special Committee their views of the strategic rationale for the Transaction;

6.) compared certain aspects of Vertrue’s financial performance with public companies we deemed comparable;

7.) analyzed available public information concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

8.) performed such other studies and analyses as we deemed appropriate; and

9.) assisted in negotiations and discussions related to the Transaction among Vertrue, Parent and their respective financial and legal advisors;

In addition to the foregoing, we performed such other studies, analyses, and investigations and considered such other financial, economic and market criteria as we considered appropriate in arriving at our opinion. Our analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all such analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Vertrue or its advisors. With respect to the financial projections examined by us, we have assumed, with your permission, that they were reasonably prepared and reflect the best available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We express no view with respect to such projections or the information and data or other assumptions on which they were based. We have also assumed, with your permission, that in the course of obtaining the necessary regulatory and third party approvals, consents and releases for the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Transaction and that the Transaction will be consummated in accordance with applicable laws and regulations and the terms of the Merger Agreement as set forth in the March 21, 2007 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Our opinion does not address the relative merits of the Transaction as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Transaction. Further, this opinion addresses only the fairness from a financial point of view of the Merger Consideration to the stockholders of the Company as a whole, as of the date hereof, and does not address any other aspect of the Transaction, including the amount of the Merger Consideration to be received by the holders of any class of shares of the capital stock of the Company. We have not made or taken into account any independent appraisal or valuation of any of Vertrue’s assets or liabilities (contingent or otherwise). We express no view as to the federal, state or local tax consequences of the Transaction.

For purposes of this opinion, we have assumed that Vertrue is not currently involved in any material transaction other than the Transaction, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion and this opinion speaks only as of the date hereof.

It is understood that this opinion is for the information of the Special Committee in connection with its consideration of the Transaction and does not constitute a recommendation to any holder of Vertrue stock, or any other person, as to how such person should vote or act with respect to the Transaction and may not be relied upon by any third party.

Based upon and subject to the foregoing qualifications and limitations and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.

Sincerely,

FTN Midwest Securities Corp.

ANNEX C

Jefferies Broadview
1050 Winter Street
Waltham, MA 02451
tel 781.522.8400
fax 781.522.8484
www.jefferiesbroadview.com

March 20, 2007

Special Committee of the Board of Directors
Vertrue Incorporated
20 Glover Avenue
Norwalk, CT 06850

Members of the Special Committee of the Board of Directors:

We understand that Vertrue Incorporated (the “Company”), a consortium led by One Equity Partners II, LP (“Velo Holdings Inc.” or “Parent”), and Velo Acquisition Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock held in the treasury of the Company or owned by the Company, a subsidiary of the Company, Parent or Merger Sub, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $48.50 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

In arriving at our opinion, we have, among other things:

(i) reviewed a draft dated March 19, 2007 of the Merger Agreement;

(ii) reviewed certain publicly available financial and other information about the Company;

(iii) reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv) held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v) reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

(vii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed,

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that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock. We express no opinion as to the price at which shares of Common Stock will trade at any time.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. In addition, a director of the Company is a managing director of Jefferies Broadview.

Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent; provided, however, that this opinion may be included in its entirety in any document to be distributed to the holders of Common Stock in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

Very truly yours,

JEFFERIES BROADVIEW
A DIVISION OF JEFFERIES & COMPANY, INC.

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ANNEX D

§ 262.  Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ANNEX E

INFORMATION RELATING TO GARY A. JOHNSON,
OTHER DIRECTORS AND EXECUTIVE OFFICERS OF VERTRUE AND TO THE PARENT,
MERGER SUB AND SPONSORS

Vertrue Directors and Executive Officers

The following information sets forth the names, ages, titles of Vertrue’s directors and executive officers, their present principal occupations and their business experience during the past five years. During the last five years, none of Vertrue, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding except for matters that were dismissed without sanction or settlement) that result in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens. The business address of each of the director or officer listed below is c/o Vertrue Incorporated, 20 Glover Avenue, Norwalk, Connecticut 06850; (203) 324-7635.

Gary A. Johnson, 52, our co-founder, has served as our President, Chief Executive Officer and director since our inception in 1989. Mr. Johnson received a B.S. from Tufts University and an M.B.A. from Harvard Business School.

James B. Duffy, 53, has served as our Executive Vice President and Chief Financial Officer since he joined us in 1996. As of July 1, 2006, Mr. Duffy was also appointed as our Chief Operating Officer.

Vincent DiBenedetto, 50, has served as our Executive Vice President, Health and Insurance Services since he joined us in 2000.

Alec L. Ellison, 44, has been our director since 1989.  Mr. Ellison has been affiliated with Broadview International LLC, an investment bank, since 1988 and has served as a Managing Director since 1993 and President since 2001. As of December 2003, Broadview International became a Division of Jefferies & Co., an investment banking firm. Mr. Ellison holds a B.A. from Yale University and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Joseph E. Heid, 60, has been our director since 2004 and has served as Chairman, President, and Chief Executive Officer of Esprit de Corp from 1999 to 2002. From 1997 to 1999, he served as President of Revlon International. He previously served as Senior Vice President of Sara Lee Corporation and CEO and President of Sara Lee’s Personal Products Group of North America. Mr. Heid currently serves as a director of UST Inc. He is a certified public accountant and holds a B.B.A. from St. John’s University.

Robert Kamerschen, 71, has been our director since 2002. Since 2005, he has been the Chairman of Survey Sampling International, Inc., a private company that provides internet and telephone survey sampling to marketing research companies, as well as a private investor and strategic consultant. He is the retired Chairman and Chief Executive Officer of ADVO, Inc., a full service targeted direct mail advertising company where he served as CEO from 1988 to 1999. He also served as Chairman and CEO of DIMAC Corporation, a full service direct marketing company from 1999 to 2002. Mr. Kamerschen has also served in key leadership roles in a number of prominent sales and marketing driven businesses involving significant turnaround and/or transformation initiatives. Mr. Kamerschen currently serves on the boards of the following public companies: IMS Health Incorporated, MDC Partners, Inc., and R.H. Donnelley Corporation. Mr. Kamerschen received a B.S. and M.B.A. from Miami University (Ohio).

Michael T. McClorey, 47, has been our director since 2001. Mr. McClorey served as President of Health Services Marketing, an operating unit of Catalina Marketing Corporation, a targeted marketing firm, and as a member of the Office of the President of Catalina Marketing Corporation from 2000 to 2002. He also served as President and Chief Executive Officer of Health Resource Publishing Company, a subsidiary of Catalina Marketing Corporation, from 1995 to 2002. Mr. McClorey holds a B.B.A. in finance from the University of Cincinnati.

Edward M. Stern, 48, has been our director since 2002.  Since 2004, Mr. Stern has served as the President and Chief Executive Officer of Neptune Regional Transmission System, LLC, a company which is constructing an approximately $600 million, 660 megawatt, 65 mile undersea electric transmission system that will interconnect Sayreville, New Jersey with Long Island, New York. From 1991 through 2004, Mr. Stern was employed by Enel North America, Inc., (a subsidiary of Enel SpA, an Italian electric utility company) and its predecessor, CHI Energy, Inc., an energy company which owned or operated nearly one hundred power plants in seven countries, specializing in renewable energy technologies including hydroelectric projects and wind farms. While at Enel North America, Inc. and CHI Energy, Inc., Mr. Stern served as General Counsel and, commencing in 1999, as President, Director and Chief Executive Officer. Mr. Stern currently serves on the Board of Directors of Energy Photovoltaics, Inc., a Princeton, NJ based manufacturer of solar energy products and systems, and Rentech, Inc. (AMEX: RTK), a global leader in the development of ultra-clean fuels and chemicals. Mr. Stern received B.A., J.D. and M.B.A. degrees from Boston University and is a member of the Massachusetts Bar and the Federal Energy Bar.

Marc S. Tesler, 61, has been our director since 1996. From 1995 to 2001, he was a general partner of Technology Crossover Ventures, L.P., a private partnership specializing in information technology investments. Mr. Tesler received his B.S. from the University of Massachusetts and his M.B.A. from New York University.

Velo Holdings Inc. and Velo Acquisition Inc.

Velo Holdings Inc., which we refer to as Parent in this proxy statement, is a Delaware corporation that was incorporated on March 8, 2007, solely for the purpose of acquiring Vertrue. Parent is owned and/or backed by the equity commitment of an investor group consisting of OEP, Oak Investment Partners and Rho Ventures and Rho Ventures V Affiliates, which we refer to in this proxy statement as the Sponsors. Parent has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is c/o One Equity Partners II, L.P., 320 Park Avenue, 18th Floor, New York, NY; and the telephone number at such address is (212) 277-1500.

Velo Acquisition Inc., which we refer to as Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Parent that was incorporated on March 8, 2007, solely for the purpose of completing the proposed Merger. Merger Sub has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub is c/o One Equity Partners II, L.P., 320 Park Avenue, 18th Floor, New York, NY; and the telephone number at such address is (212) 277-1500.

Each of the directors and executive officers of Parent and Merger Sub is a citizen of the United States and his principal business address and telephone number is c/o One Equity Partners II, L.P., 320 Park Avenue, 18th Floor, New York, NY 10022, (212) 277-1500.

The following information about the directors and executive officers of Parent and Merger Sub is based, in part, upon information provided by such persons. Unless otherwise indicated below, each director and executive officer of Parent and Merger Sub set forth below has held the employment position set forth below since at least May 2002.

Name	Occupation or Employment

Daniel J. Selmonosky	Mr. Selmonosky is a Managing Director of OEP Holding Corporation and has been with OEP Holding Corporation since 2001.
James W. Koven	Mr. Koven is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation as a Vice President in 2001.

During the last five years, none of Parent, Merger Sub, or any their respective executive officers or directors has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

OEP

OEP is a Cayman Islands exempted limited partnership organized to invest in private equity transactions. The general partner of OEP is OEP General Partner II, L.P., a Cayman Islands limited partnership, the business of which is to serve as the general partner of OEP. The general partner of OEP General Partner II, L.P. is OEP Holding Corporation, a Delaware corporation and wholly-owned indirect subsidiary of JPMorgan Chase & Co. The business of OEP Holding Corporation is to act as a holding company on behalf of JPMorgan Chase & Co. The principal executive office address of each of OEP, OEP General Partner II, L.P. and OEP Holding Corporation and each of its directors and executive officers is 320 Park Avenue, 18th Floor, New York, NY 10022 and the telephone number of each is (212) 277-1500.

Except as otherwise indicated below, each of the directors and executive officers of OEP Holding Corporation is a citizen of the United States.

The following information about OEP Holding Corporation’s director and executive officers is based, in part, upon information provided by such persons. Unless otherwise indicated below, each director and executive officer of OEP Holding Corporation set forth below has held the employment position set forth below since at least May 2002. Neither OEP nor OEP General Partner II, L.P. has any directors or executive officers.

Name	Occupation or Employment

Richard M. Cashin	Mr. Cashin is a director of OEP Holding Corporation. He has been President of OEP Holding Corporation since 2001.
Ina Drew	Ms. Drew is a director of OEP Holding Corporation. She has been Chief Investment Officer of JPMorgan Chase & Co. since February 2005, prior to which she was Head of Global Treasury of JPMorgan Chase & Co.
Franklin W. Hobbs	Mr. Hobbs is a director of OEP Holding Corporation. He has been an adviser to OEP Holding Corporation since 2004. From 2001 to 2003, he was Chief Executive Officer of Houlihan Lokey.
Jay Mandelbaum	Mr. Mandelbaum is a director of OEP Holding Corporation. Mr. Mandelbaum is Head of Strategy and Business Development for JPMorgan Chase & Co. Prior to the merger of Bank One Corporation in July 2004, he had been Head of Strategy and Business Development since September 2002 at Bank One Corporation. Prior to joining Bank One Corporation, he had been Vice Chairman and Chief Executive Officer of the Private Client Group of Citigroup Inc. subsidiary Salomon Smith Barney from September 2000 until August 2002.
Heidi Miller	Ms. Miller is a director of OEP Holding Corporation. She serves as Chief Executive Officer of Treasury & Securities Services of JPMorgan Chase & Co. Prior to the merger of Bank One Corporation in July 2004, she had been Chief Financial Officer at Bank One Corporation since March 2002. Prior to joining Bank One Corporation, she had been Vice Chairman of Marsh, Inc. from January 2001 until March 2002.
Jacques Nasser	Mr. Nasser is a director of OEP Holding Corporation. He is a Managing Director of OEP Holding Corporation and joined OEP Holding Corporation in 2002. Previously he was President and Chief Executive Officer of Ford Motor Company.

Name	Occupation or Employment

Robert S. Rubin	Mr. Rubin is a director of OEP Holding Corporation. He has been serving as Senior Vice President of JPMorgan Chase and Co. since 2002.
Richard W. Smith	Mr. Smith is a director of OEP Holding Corporation. He is a Managing Director of OEP Holding Corporation. Prior to joining OEP Holding Corporation in 2002, Mr. Smith was with Allegra Partners.
Chris von Hugo	Mr. von Hugo is a director of OEP Holding Corporation. He is a Managing Director of One Equity Partners Europe GmbH and has been with One Equity Partners Europe GmbH since 2001. Mr. von Hugo is citizen of Germany.
Christian P.R. Ahrens	Mr. Ahrens is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation as a Vice President in 2001.
Charles F. Auster	Mr. Auster is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2001.
Gregory A. Belinfanti	Greg Belinfanti is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2006. From 2000 through 2006, Mr. Belinfanti served as a Vice President in the Investment Banking division of Lehman Brothers.
Kenneth C. Brown	Mr. Brown is a Managing Director of OEP Holding Corporation. He has been with OEP Holding Corporation since 2002. Mr. Brown was with Skidmore, Owings & Merrill from 1999 through 2001.
James B. Cherry	Mr. Cherry is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2003.
Colin M. Farmer	Mr. Farmer is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2006. From 1998 through 2006 he was a Principal of Harvest Partners.
Lee Gardner	Mr. Gardner is a Managing Director of OEP Holding Corporation. He has been with OEP Holding Corporation since 2001.
David Han	Mr. Han is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2004, prior to which he was a Managing Director at Credit Suisse First Boston.
Thomas J. Kichler	Mr. Kichler is a Managing Director of OEP Holding Corporation. He has been with OEP Holding Corporation since 2002. Prior to joining OEP Holding Corporation he was a Managing Director of Salomon Smith Barney.
James W. Koven	Mr. Koven is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation as a Vice President in 2001.
Joseph Michels	Joseph Michels is a Managing Director of OEP Holding Corporation. Prior to joining OEP in 2007, Mr. Michels was the Director for Research Initiatives and a lecturer at Princeton University.

Name	Occupation or Employment

M. Gregory O’Hara	Mr. O’Hara is a Managing Director of OEP Holding Corporation. He has been with OEP Holding Corporation since 2005 and prior to that served as Executive Vice President of Worldspan, L.P. since 2002. Mr. O’Hara is a citizen of Canada.
James S. Rubin	Mr. Rubin is a Managing Director of OEP Holding Corporation and has been with OEP Holding Corporation since 2001.
Daniel J. Selmonosky	Mr. Selmonosky is a Managing Director of OEP Holding Corporation and has been with OEP Holding Corporation since 2001.
Tarek N. Shoeb	Mr. Shoeb is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2002 as a Vice President. Mr. Shoeb was a Senior Associate at Doughty Hanson & Co. from August 2001 through 2002.
David A. Walsh	Mr. Walsh is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2001.
William H. Wangerin	Mr. Wangerin is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2001.
Erin E. Hill	Ms. Hill is Chief Financial Officer and Treasurer of OEP Holding Corporation and has been with OEP Holding Corporation since March 2005. Previously, she was a Director of Credit Suisse First Boston from 2004 through 2005 and an Associate at Wachtell, Lipton, Rosen & Katz from 2000 through 2004.
Judah A. Shechter	Mr. Shechter serves as Vice President and Secretary of OEP Holding Corporation and has been with OEP Holding Corporation since 2005. Mr. Shechter has been a Vice President and Assistant General Counsel of JPMorgan Chase & Co. since 1994.
Theodora Stojka	Ms. Stojka is a Vice President of OEP Holding Corporation. She has been with OEP Holding Corporation since July 2003. She was an Audit Manager at Deloitte from 2002 through 2003 and Arthur Andersen from 2001 through 2002.
Adam Mukamal	Mr. Mukamal is a Vice President of OEP Holding Corporation. He has been a Vice President of JPMorgan Chase & Co. since 2005. From 1998 through 2004 he was an Associate at Davis Polk & Wardwell.
Jessica Marion	Ms. Marion is a Vice President of OEP Holding Corporation. She has been with JPMorgan Chase & Co. since July 2001.
Colleen Hartung	Ms. Hartung is a Vice President of OEP Holding Corporation. She joined JPMorgan Chase & Co. in February of 2006. She was previously employed by Citadel Investment Group from 2002 through 2006 and by Arthur Andersen from 1999 through 2002.

During the last five years, none of OEP, OEP General Partner II, L.P., OEP Holding Corporation, or any of OEP Holding Corporation’s executive officers or directors has been (a) convicted in a criminal proceeding

(excluding traffic violations or similar misdemeanors), or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Oak Investment Partners XII, L.P. and Oak Associates XII LLC

Oak Investment Partners is a Delaware limited partnership organized to invest in growth oriented venture capital and private equity transactions. The general partner of Oak Investment Partners is Oak Associates XII, LLC, a Delaware limited liability company, the business of which is to serve as the general partner of Oak Investment Partners. The principal executive office address of each of Oak Investment Partners and Oak Associates XII is One Gorham Island, Westport, CT 06880 and the telephone number of each is (203) 226-8346. Each of the executive managing members of Oak Associates XII is a citizen of the United States of America.

The following information about Oak Associates XII’s executive managing members is based, in part, upon information provided by such persons. Each executive managing member of Oak Associates XII set forth below has held the board of director and employment position set forth below since at least May 2002.

Name	Occupation or Employment

Bandel L. Carano	Mr. Carano is a director and Vice President of Oak Management Corporation, a Delaware corporation (‘OMC‘), which is the investment manager of Oak Investment Partners. Mr. Carano’s principal business address and telephone number is c/o Oak Investment Partners, 525 University Avenue, Suite 1300, Palo Alto, California 94301, (650) 614-3700.
Edward F. Glassmeyer	Mr. Glassmeyer is a director and President of OMC, which is the investment manager of Oak Investment Partners. Mr. Glassmeyer’s principal business address and telephone number is c/o Oak Management Corporation, One Gorham Island, Westport, Connecticut 06880, (203) 226-8346.
Fredric W. Harman	Mr. Harman is a director and Vice President of OMC, which is the investment manager of Oak Investment Partners. Mr. Harman’s principal business address and telephone number is c/o Oak Investment Partners, 525 University Avenue, Suite 1300, Palo Alto, California 94301, (650) 614-3700.
Ann H. Lamont	Ms. Lamont is a director and Vice President of OMC, which is the investment manager of Oak Investment Partners. Ms. Lamont’s principal business address and telephone number is c/o Oak Management Corporation, One Gorham Island, Westport, Connecticut 06880, (203) 226-8346.

During the last five years, none of Oak Investment Partners, Oak Associates XII or any of Oak Associates XII’s executive managing members has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Rho Capital Partners LLC, Rho Ventures V, L.P., Rho Ventures V Affiliates, L.L.C. and RMV V, L.L.C.

Rho Ventures V, L.P. is a Delaware limited partnership and Rho Ventures V Affiliates, L.L.C. is a Delaware limited liability company. Both of these funds were formed to invest in private equity transactions. The general partner of Rho Ventures V, L.P., and the managing member of Rho Ventures V Affiliates, L.L.C., is RMV V, L.L.C.,

a Delaware limited liability company formed to manage these entities. The managing member of RMV V, L.L.C. is Rho Capital Partners LLC, a Delaware limited liability company. The business of Rho Capital Partners LLC is to serve as the managing member of RMV V, L.L.C. and of certain other entities managed by Rho. The principal executive office address of each of Rho, Rho Ventures V, Rho Ventures V Affiliates and RMV V, L.L.C. is 152 West 57th Street, 23rd Floor, New York, New York 10019 and the telephone number of each is (212) 751-6677.

The following persons are the managing members of Rho Capital Partners LLC. Each person listed below has held the employment position set forth below since at least May 2002. None of Rho Ventures V, L.P., Rho Ventures V Affiliates, L.L.C., RMV V, L.L.C. or Rho Capital Partners LLC have any directors or executive officers.

Principal Business
Address and
Name	Citizenship	Occupation or Employment	Telephone Number

Joshua Ruch	South Africa	Mr. Ruch is the CEO and a Managing Partner of Rho Capital Partners, Inc.	152 West 57th Street, 23rd Floor New York, NY 10019
Habib Kairouz	Canada	Mr. Kairouz is a Managing Partner of Rho Capital Partners, Inc.	152 West 57th Street, 23rd Floor New York, NY 10019
Mark Leschly	Denmark	Mr. Leschly is a Managing Partner of Rho Capital Partners, Inc.	535 University Avenue Palo Alto, CA 94301

During the last five years, none of Rho Ventures V, L.P., Rho Ventures V Affiliates, L.L.C., RMV V, L.L.C., Rho Capital Partners LLC or any of Rho Capital Partners’ managing members has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Preliminary Copy.

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Vote by Telephone

Have your proxy card available when you call the Toll-Free number using a touch-tone telephone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website
http://www.proxyvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope or return it to: Vertrue Incorporated, 20 Glover Avenue, Norwalk, CT 06850.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
1-800-690-6903	www.proxyvote.com	envelope provided
Vote 24 hours a day, 7 days a week
Your telephone or Internet vote must be received by            local time in
on      , 2007, to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.
By voting by telephone or Internet, you acknowledge receipt of the Notice of Special Meeting of
Stockholders of Vertrue and Vertrue’s Proxy Statement dated      , 2007

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Proxy must be signed and dated below.
Please fold and detach card at perforation before mailing.
This proxy is solicited on behalf of the Board of Directors of Vertrue
for the Special Meeting of Stockholders on            , 2007
The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Shareholders of Vertrue to be held at            on      , 2007 beginning at .m. local time in      , and (2) appoints      , agent and proxy of the undersigned, with full power of substitution to vote all shares of the Common Stock of Vertrue that the undersigned would be entitled to vote if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.
The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated March 22, 2007, and entered into by and among Vertrue, Velo Holdings Inc. and Velo Acquisition Inc., and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies.
The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of Vertrue and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

Signature

Signature

Date: , 2007

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

YOUR VOTE IS IMPORTANT!
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

VERTRUE	PROXY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED MARCH 22, 2007, ENTERED INTO BY AND AMONG VERTRUE, VELO HOLDINGS INC. AND VELO ACQUISITION INC., AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.
THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
1.	ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED MARCH 22, 2007 BY AND AMONG VERTRUE, VELO HOLDINGS INC. AND VELO ACQUISITION INC., AS DESCRIBED IN THE PROXY STATEMENT.
☐ FOR           ☐ AGAINST           ☐ ABSTAIN
2.	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.
☐ FOR           ☐ AGAINST           ☐ ABSTAIN
3.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
Important—This Proxy must be signed and dated on the reverse side.